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SECURITIES AND EXCHANGE COMMISSION
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Criteo S.A.
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criteo

Brochure

Combined Shareholder's Meeting to be held on June 15, 2021

Criteo S.A.
32 Rue Blanche
75009 Paris, France

criteo.com

criteo

criteo

Limited company with € 1,651,008.05 equity
Registered office : 32 rue Blanche, 75009 Paris
484 786 249 R.C.S. (Company and Trade Register) Paris

Management report from the Board of Directors on the statutory annual accounts and the consolidated financial statements

Fiscal year ending December 31, 2020

In accordance with the law and the articles of incorporation, Criteo has called you to a General Meeting to approve the annual and consolidated financial statements for the fiscal year ended December 31, 2020.

Criteo presents you with the management report on the activities of the Company and the Group during the fiscal year that began January 1, 2020 and ended December 31, 2020, and we submit the annual and consolidated financial statements for your approval.

We also propose to proceed with the net income allocation for the fiscal year ended December 31, 2020 and the examination of the agreements covered by Articles L. 225-38 *et seq*. of the French Commercial Code.

Pursuant to Article L. 225-37 paragraph 6 of French Commercial Code, this report includes the corporate governance report (section II).

Please note that the statutory auditors' reports and the board of directors' reports and the statutory and consolidated financial statements, which have been prepared in accordance with applicable law and regulations have been made available at the registered office for your consultation.

Table of contents
I.MANAGEMENT REPORT    4
i.PRESENTATION OF THE CRITEO GROUP AND CRITEO S.A. OPERATIONS    4
1.GROUP’S OPERATIONS DURING THE LATEST FINANCIAL YEAR    4
2.ACTIVITY OF SUBSIDIARIES AND CONTROLLED COMPANIES    6
ii.FINANCIAL INFORMATION AND CONSOLIDATED RESULTS OF THE GROUP AND CRITEO S.A    7
1.THE GROUP’S CONSOLIDATED RESULTS    7
2.CRITEO S.A. RESULTS    9
3.GROUP’S AND COMPANY’S RESULTS OVER THE PAST FIVE YEARS    10
iii.SIGNIFICANT EVENTS    10
1.AT GROUP LEVEL    10
2.AT THE CRITEO S.A. LEVEL___________________________________________________________________________    13
iv.SUBSEQUENT EVENTS    14
v.MAIN RISKS AND UNCERTAINTIES    14
vi.RESEARCH AND DEVELOPMENT ACTIVITIES    15
1.MAIN INVESTMENTS IN 2020    15
2.R&D ACTIVITIES    15
vii.FORESEEABLE CHANGES AND OUTLOOK    16
viii.NET INCOME ALLOCATION    16
1.COMPANY NET INCOME ALLOCATION    16
2.NON-DEDUCTIBLE TAX EXPENSES    16
3.INFORMATION ON DIVIDENDS PAID    16
4.LOANS OF LESS THAN TWO YEARS AGREED BY THE COMPANY    16
ix.COMPANY’S SHARE CAPITAL    16
1.EMPLOYEE SHARE OWNERSHIP    16
2.EMPLOYEE SHARE OWNERSHIP    17
x.INFORMATION ON PAYMENT TERMS    18
xi.EMPLOYEES    19
1.ALLOCATION OF GROUP EMPLOYEES    19
2.NON-FINANCIAL PERFORMANCE REPORT    19
II.REPORT EN THE CORPORATE GOVERNANCE OF THE COMPANY    20
i.INFORMATION ABOUT CORPORATE OFFICERS    20
1.LIST OF MANDATES HELD BY CORPORATE OFFICERS    20
2.COMPANY’GENERAL GOVERNANCE    21
ii.RELATED-PARTY TRANSACTIONS (ARTICLE L. 225-38 OF THE FRENCH COMMERCIAL CODE)    22
iii.AUTHORIZATIONS TO INCREASE THE COMPANY’S SHARE CAPITAL    24
Appendix A 1 – Five Year Company’s Financial Results    25
Appendix A 2 – Five Year Group Financiel Performance Summary    26
ANNEXE B – Information on payment terms    27
Appendix C - Table of authorizations granted to the board of directors with respect to capital increases    29
Appendix D – Non-financial performance report____________________________________    35

I.Management report

i.Presentation of the Criteo Group and Criteo S.A. operations

1.Group’s operations during the latest financial year

Criteo began selling elements of its offering in France in 2007 and has since expanded its business into other countries in Europe. In 2009, Criteo extended its activities into North America and entered the Asia-Pacific region in late 2010. In November 2016, Criteo acquired HookLogic, Inc. ("HookLogic"), a New York-based company that developed a performance marketing exchange connecting consumer brand manufacturers with retail ecommerce sites via sponsored product ads sold by ecommerce retailers. Criteo offers HookLogic's products under the "Criteo Retail Media " name.

Criteo is a global technology company powering the world's marketers with trusted and impactful advertising. Criteo enables brands' and retailers' growth by activating commerce data through artificial intelligence ("AI") technology, reaching consumers on an extensive scale across all stages of the consumer journey, and generating advertising revenues from consumer brands for large retailers. Its data is pooled among its clients and offers deep insights into consumer intent and purchasing habits. To offer impactful and trusted advertising, Criteo activates its data assets through proprietary machine-learning algorithms and respecting user privacy to engage consumers in real time through the pricing and delivery of highly relevant digital advertisements, across devices and environments. By pricing its offering on a cost-per- click and measuring its value based on post-click sales, Criteo makes the return on investment transparent and easy to measure for its clients.

Criteo's mission is to provide marketers, brands, commerce companies, publishers, content creators and agencies worldwide with impactful and trusted advertising. Criteo's platform enables its clients to achieve their various marketing objectives, from conversion to brand awareness.

Over the past fifteen years, Criteo has built its market position by focusing on three pillars: actionable commerce data, predictive technology to activate the data and generate sales, and large consumer reach. Criteo continuously improves its technology and broadens its reach, and leverages and strengthens Criteo Shopper Graph, a highly differentiated group of data collectives built through collaboration and data pooling within its open ecosystem of commerce and brand clients.

Historically, the Criteo model focused solely on converting its clients' website visitors into customers (“Conversion”) through its historical solution “Criteo Dynamic Retargeting”. Since then, Criteo has broadened its portfolio of solutions to include additional marketing goals (including “Awareness”, “Consideration” and audience targeting).

Driving consideration for an advertiser's products or services means attracting prospective new consumers to engage with and/or to buy its products or services.

In addition to achieving these different marketing objectives through the "Criteo Marketing Solutions" offer, “Criteo Retail Media” enables merchants to generate advertising revenue from brands by monetizing their data and their audiences.

Criteo recognizes revenues when Criteo transfers control of promised services directly to its clients or to advertising agencies, which Criteo refers to as its clients, in an amount that reflects the consideration to which Criteo expects to be entitled to in exchange for those services. For campaigns priced on a cost-per-click, cost-per-install basis and cost plus margin basis, Criteo bills its clients when a user clicks on an advertisement Criteo delivers or installs an application by clicking on an advertisement Criteo delivered, respectively. For these pricing models, Criteo recognizes revenue when a user clicks on an advertisement or installs an application. For campaigns priced on a cost-per-impression basis, Criteo bills Its clients based on the number of times an advertisement is displayed to a user. For this pricing model, Criteo recognizes revenue when an advertisement is displayed. Criteo mainly acts as principal in its arrangements because (i) the company controls the advertising inventory before it is transferred to its clients; (ii) the company bears sole responsibility for fulfillment of the advertising promise and inventory risks and (iii) the company has full discretion in establishing prices. Therefore, based on these factors, Criteo reports revenue earned and the related costs incurred on a gross basis.

In accordance with Article L. 225-100-1. I. 5 ° of the French Commercial Code, all the internal control and risk management procedures relating to the preparation and processing of accounting and financial information have been implemented.

1.Activity of subsidiaries and controlled companies

The following table presents the results of the Company’s subsidiaries for the fiscal year ended December 31, 2020.

Subsidiaries	% of ownership	2020 Revenue (€)	2020 Net Result (€)
Criteo France (France)	100%	146 295 754	(595 728)
Criteo Ltd (UK)	100%	95 585 409	816 303
Criteo GmbH (Germany)	100%	225 474 731	2 392 148
Criteo BV (Netherlands)	100%	44 340 562	1 081 108
Criteo Corp (United States)	100%	733 023 143	(22 203 251)
Criteo Do Brazil Desenvolvimento De Serviços De Internet LTDA (Brasil)	99%	37 193 893	(246 168)
Criteo Australie PTY (Australia)	100%	24 055 881	122 990
Criteo KK (Japan)	66%	267 275 705	8 150 897
Criteo SRL (Italy)	100%	48 894 556	(1 342 217)
Criteo Singapore PTE Ltd (Singapore)	100%	26 598 910	(244 587)
Criteo LLC (Russia)	100%	31 092 839	1 756 193
Criteo Espana S.L. (Spain – Madrid)	100%	31 155 925	(274 976)
Criteo Europa MM S.L. (Spain – Barcelona)	100%	140 313	1 222 418
Criteo MEA FZ LLC (Dubai)	100%	19 159 663	270 282
Criteo Reklmacilik Hzimztleri ve Ticaret AS (Turkey)	100%	15 469 429	(103 907)
Criteo Canada Corp. (Canada)	100%	18 938 360	(159 863)
Criteo Finance SAS (France)	100%	19 027 759	(496 147)
Criteo India Private Limited (India)	99%	6 819 707	(1 459 945)
Criteo Korea Ltd (Korea)	100%	61 642 980	(1 802 881)
Criteo Nordics AB (Sweden)	100%	28 956 764	6 967
Mad Yourself (United States)	100%	0	0
Condigolabs (France)	40%	0	(221 000)

i.Financial information and consolidated results of the Group and Criteo S.A.

1.The Group’s consolidated results

The consolidated financial statements for the financial year that ended on December 31, 2020 have been prepared in compliance with the standards set by IFRS (International Financial Reporting Standards), as adopted by the European Union. The main accounting methods, as well as the critical judgment and estimates are detailed in note 3.
The scope of consolidation as of December 31, 2020 is detailed in the note 2 to the consolidated financial statements.

Consolidated statement of income

The revenue of the Group for the 2020 financial year amounted to €1,816.4 million (- 10.1% compared to 2019).
Operational income amounted to €98.9 million and the net consolidated income amounted to €66.1 million.

The €4.4 million financial expense for the period ended December 31, 2020 was mainly driven by i) interest on lease liabilities ii) financial expense related to the drawing of €140.0 million, from May 2020 to November 2020, the upfront fees amortization and the non-utilization costs as part of our available Revolving Credit Facility, partially offset by income from cash and cash equivalent.

Income tax expense amounted to €28.3 million. This is mainly the result of €24.9 million in current taxes and in deferred taxes for €3.4 million. The main elements of the Group's taxes are presented at note 11 of the notes to the consolidated accounts.

The consolidated net profit attributable to the Criteo S.A. shareholder is a profit of €63.6 million (- 17.6% compared to 2019); the minority interests’ share is €2.6 million.

Consolidated statement of position (balance sheet)

The total amount of the consolidated balance sheet was €1,509.6 million at the end of 2020 and is comprised of:

Non-current assets amounted to a total of €643.0 million, including €626.9 million in fixed assets.
Current assets amounted to €866.6 million and were in essence constituted by external accounts receivable for €386.3 million and cash for a sum of €397.8 million.

Group equity amounted to €910.1 million, including the Group’s profit for the period for €63.6 million.

Current liabilities amounted to €489.3 million and were mainly comprised of payables to external suppliers, for an amount of €299.4 million and lease liabilities for €40.3 million.

Non-current liabilities amounted to €81.2 million and were mainly comprised of leases liabilities.

Consolidated cash position and funding

Cash and cash equivalents include liquid assets and interest-bearing current accounts. These elements classified under cash are used to fund the Group's operations.
Criteo holds investments in marketable securities, consisting mainly of term deposits with banks, not meeting the cash equivalents definition, presented as non-current assets.
As of 31 December 2020, the Group’s cash and cash equivalents were €397.8 million. The Group had no bank overdraft as of 31 December 2020.
The variations and main elements of the cash and cash equivalents are presented in note 21 of the consolidated financial accounts.

Since 2012, we have taken several loans from financial institutions in order to fund tangible assets (equipment, in particular). In September 2015, we also agreed a renewable multi- currency line of credit enabling to draw €250 million or the equivalent amount in other currencies to fund the Group's general requirements, including external growth operations. On March 29, 2017, this agreement was amended by, among other things, increasing the amount of facility from €250.0 million to €350.0 million and extending the term of the contract from 2020 to 2022. On May 4, 2020, Criteo decided to draw €140.0 million under its RCF credit facility for general purposes. This six month drawdown of €140.0 million was fully reimbursed on November 4, 2020. In addition, the parties to the RCF agreement have agreed to extend the term of the agreement for one additional year, from March 2022 to March 2023, composed of a
€350.0 million commitment through March 2022, and a €294.0 million commitment from the end of March 2022 through March 2023. The cost of the one-year extension is 0.025% of the extended amount.
The amount of the financial debt as of December 31, 2020 was €2.7 million. The breakdown of this debt into current and non-current financial liabilities is presented at note 25 of the annex to the consolidated financial statements.

We are also party to short-term credit lines and overdraft facilities with HSBC plc, BNP Paribas and LCL. We are authorized to draw up to a maximum of €21.5 million in the aggregate under the short-term credit lines and overdraft facilities. As of December 31, 2020, we had not drawn on any of these facilities. Any loans or overdraft under these short-term facilities bear interest based on the one month EURIBOR rate or three month EURIBOR rate.
As these facilities are exclusively short-term credit and overdraft facilities, our banks have the ability to terminate such facilities on short notice.

All of these credit facilities are unsecured and contain customary events of default but do not contain any affirmative, financial or negative covenants, with the exception of the €350.0 million. At December 31, 2020, we were in compliance with the required conditions.

Commitments and contingencies

As of December 31, 2020, we had €5.0 million of other non-cancellable contractual obligations, primarily related to software licenses, maintenance and €0.4 million bandwidth for our servers.

1.Criteo S.A. results

The annual financial statements for the financial year ended December 31, 2020, which we are submitting for your approval, including the balance sheet, the income statement, and the accompanying notes to the financial statements, have been prepared in accordance with the French standards following group principles and methodology and in line with the presentation rules and appraisal methods provided by current regulations.

Income statement
During the financial year that ended on December 31, 2020, the Company generated net revenue of €16.9 million compared to €25.8 million in the previous financial year.
Other operating income amounted to €437.0 million compared to €482.7 million in the previous financial year.
Operating charges amounted to €440.1 million compared to €451.9 million in the previous financial year. The operating income was a gain of €47.4 million compared to a gain of €87.4 million in the previous financial year.
Financial proceeds and financial charges amounted to €128.4 million and €98.5 million, respectively, compared to €94.3 million and €64.7 million for the previous financial year. This led to a financial profit of €29.9 million compared with a €29.7 million profit for the 2019 financial year.
Consequently, the profit from ordinary operations before taxes amounted to € 77.3 million compared to the profit from ordinary operations before taxes of €117.1 million in the previous financial year.
Exceptional income was €0.6 million in 2020 compared to €7.4 million in 2019. Exceptional expenses amounted to €1.6 million compared to €0.7 million in the previous financial year.
The financial year ended on December 31, 2020 ended with a net income of €80.5 million compared to €135.8 million in the previous financial year.

Balance sheet
As of December 31, 2020, the Company’s total balance sheet was €1,277.9 million compared to €1,208.6 million in the previous financial year.
Net intangible fixed assets were €72.7 million compared to €28.2 million in the previous financial year.
Net tangible fixed assets were €82.4 million compared to €102.2 million in the previous financial year.
Long-term investments were €467.7 million compared to €537.8 million in the previous financial year.
Net current assets were €611.6 million compared to €528.9 million in the previous financial year.
As of December 31, 2020, the share capital was €1.7 million compared to €1.7 million in the previous financial year, and additional paid-in capital was €287.4 million compared to €285.7 million in the previous financial year.

Liabilities were €272.9 million for the year-ended December 31, 2020 compared to
€318.5 million in the 2019 financial year, and were comprised of the following:

Loans and various financial debts(1)    €189.8 million
Accounts payable to suppliers and related accounts    €36.6 million
Accounts payable for taxes and social security    €44.1 million
Accounts payable for financial institutions    €0.4 million
Financing from financial institutions    €1.2 million
Other accounts payable    €0.8 million
(1) comprised mainly of intra-company accounts payable for €189.8 million, partially offset by intra-company accounts receivable for €121.4 million.

1.Group’s and Company’s results over the past five years:

The tables referred to in Article R. 225-102 of the French Commercial Code are attached to this report as Appendix A-1 and A-2, showing the Group's and the Company's results over the past five years.

i.Significant events

1.At Group level

Share repurchase program

On October 25, 2018 Criteo's Board of Directors authorized a share repurchase program of up to $80.0 million (€70.5 million) of the Company’s outstanding American Depositary Shares (the “SBB1”). As of December 31, 2018, 3.5 million shares were held as treasury shares. Criteo completed this share repurchase program in 2018.

On February 8, 2019, the Board of Directors authorized the reduction of capital resulting in the formal retirement of 1.6 million treasury shares.

On July 26, 2019, Criteo's Board of Directors authorized a share repurchase program of up to
$80.0 million (€71.4 million) of the Company's outstanding American Depositary Shares (the “SBB2”). As of December 31, 2019, 3.2 million shares were held as treasury shares as part of the share repurchase program authorized on July 26, 2019. Criteo completed this share repurchase program in February 2020.

As of December 31, 2019, Criteo had 3.9 million treasury shares remaining which may be used to satisfy the company's obligations under its employee equity plans upon RSU vesting in lieu of issuing new shares, and for M&A activity.

On April 23, 2020, Criteo's Board of Directors authorized a share repurchase program of up to
$30.0 million (€26.3 million) of the Company's outstanding American Depositary Shares (the “SBB3”). Criteo completed this share repurchase program in July 2020.
As of December 31, 2020 we had 5.6 million treasury shares remaining which may be used to satisfy the Company's obligations under its employee equity plan upon RSU vesting in place of issuing new shares, and for any potential M&A activity.

Cessation of our R&D operations in Palo Alto

On October 7, 2019, in connection with the new organization structure, the Company announced a plan to restructure its R&D activities with the closing of its R&D operations in Palo Alto. The Company incurred net restructuring costs of €0.6 million (2019 : €0.6 million), classified as part of research and development expenses in the consolidated statement of income. The amount recognized as current liabilities in the Consolidated Balance Sheet is €0.2 million (2019 :
€5.0 million).

Termination of the Palo Alto Lease Agreement

During the year ended December 31, 2020, we terminated the Palo Alto lease agreement, originally expiring in 2027. We incurred broker fees and termination penalties of €4.0 million in connection with this transaction. The net impact of write-offs of the right of use assets, lease liabilities, and fixed assets associated with the lease was nil. For the twelve months ended December 31, 2020, €1.3 million was included in Research and Development expenses,
€0.7 million was included in General and Administrative expenses and €2.0 million was included in Sales and Operations expenses.

New organization structure

As part of a new organization structure designed to best support its multi-product platform strategy and accelerate execution, the Company incurred net restructuring costs of €2.3 million (2019 : €0.6 million), mainly compromised of payroll expenses of €4.6 million, and offset by gains from forfeitures of equity instruments linked to share-based compensation of €2.3 million.

This restructuring costs were allocated between Research and Development expenses (€0.1 million), Sales and Operations expenses (€1.8 million) and General and Administrative expenses (€0.4 million). The amount recorded as current liabilities on the consolidated balance sheet is €1.7 million (2019 : €0.5 million).

Changes in Group funding

In September 2015, Criteo S.A. entered into a Multicurrency Revolving Facility Agreement for general purposes of the Group including the funding of business combinations. In March 2017, the maximum amount available under this RCF was increased to €350 million ($429.5 million). On May 4, 2020, Criteo decided to draw €140 million ($153.2 million) under its RCF credit facility for general purposes. This six month drawdown of €140 million ($164.1 million) was fully reimbursed on November 4, 2020. In addition, the parties to the RCF agreement have agreed to extend the term of the agreement for one additional year, from March 2022 to March 2023, composed of a €350 million ($429 million) commitment through March 2022, and a €294 million ($361 million) commitment from the end of March 2022 through March 2023. The cost of the one-year extension is 0.025% of the extended amount.

Changes in Group financial investments

In December 2020, a $5.0 million (€4.1 million) amount has been invested in a 24 month- term deposit with an annual yield of 0.60% and a €10.0 million amount has been invested in a 15 months term deposit with an annual yield of 0.50%. These investments have been classified as Marketable Securities as they do not meet the cash and cash equivalent criteria.

In September 2020, a $20.0 million ( €16.3 million) amount has been invested into a 12 months term deposit with an annual yield of 0.75%. This new investment is classified as Cash and Cash Equivalents.

In June 2020, a €20.0 million amount was invested in a 24 months term deposit with an annual yield of 0.25%. This investment has been classified as Marketable Securities as it does not meet the cash and cash equivalent criteria.

1.At Criteo S.A. level

Share repurchase program

In the accounts of Criteo S.A., the transactions were accounted for as follows:

EUROS	SBB1 - Treasury Shares Repurchased for Merger & Acquisition 2018 & 2019	SBB1 - Treasury Shares Repurchased for RSU Vesting 2018 & 2019	SBB2 - Treasury Shares Repurchased for Merger & Acquisition 2019		SBB2 - Treasury Shares Repurchased for RSU Vesting 2019 & 2020	SBB3 - Treasury Shares Repurchased on for RSU Vestings		Balance at December 31, 2020
Balance sheet section	Other financial fixed assets	Investment securities	Other financial fixed assets		Investment securities	Investment securities		Total
Treasury Shares Repurchased Number	1 751 147	1 748 111	1 498 709		1 743 223			6 741 190
Acquisition value	35 224 503	35 219 830	25 727 248		27 200 327			123 371 909
Vested shares in 2018 & 2019	1 594 288	1 152 973			90 256			2 837 517
Vested shares in 2018 & 2019 (value)	31 804 887	22 924 059			1 392 931			56 121 877
Treasury Shares Repurchased Number at the end of the period	156 859	595 138	1 498 709		1 652 967			3 903 673
Provision (average exchange rate)	1 020 451		2 210 821					3 231 273
Treasury Shares Repurchased Number in 2020	-	-	-		1 258 068	2 100 000		3 358 068
Acquisition value					16 656 679	22 521 878		39 178 558
Vested shares in 2020	156 859	595 138	-		877 208	-		1 629 205
Vested shares in 2020 (value)	3 419 615	12 295 771			13 657 532			29 372 918
Vested shares 2018 to 2020	1 751 147	1 748 111	-		967 464			4 466 722
Vested shares 2018 to 2020 (value)	35 224 502	35 219 830	-		15 050 463			85 494 795
Treasury Shares Repurchased Number at the end of the period 2020	-	-	1 498 709		2 033 827	2 100 000		5 632 536
Revaluation at the end of the period	-	-	-	2 552 943	- 2 956 093	-	1 766 084	-	7 275 121
Value at closing	-	-	23 174 305		25 850 450	20 755 794		69 780 549

In addition, a provision for risks has been recognized for €24.3 million to cover free share allocations.

Finalization of Storetail’s restructuring

On August 11, 2020, Criteo SA absorbed its fully owned subsidiary, Storetail Marketing Services SA. Subsequently, Criteo SA contributed the ex-Storetail activity to Criteo France SAS, except for some specific assets such as intellectual property, effective as at August 11,2020.

This follows the restructuring of Storetail’s activity in Spain, which was completed on November 4, 2020 by the absorption by Criteo Espana of its fully owned subsidiary, Storetail Marketing Services Spain S.L.
The restructuring of the Storetail activity is now complete.

Shanghai Branch Dissolution

In 2020, Criteo completed the de-registration of Criteo Shanghai, a branch of Criteo Advertising (Beijing) Co., Ltd.

Korea Branch Liquidation

In 2020, Criteo completed the liquidation of the branch office established in Seoul, Korea under the name of Criteo S.A., Korea Branch

i.Subsequent events

On January 1st, 2021, the intercompany debt owed by the American subsidiary Criteo Corp. to its sole stockholder, Criteo SA, was converted into additional paid-in-capital for $ 331.5 million increasing Criteo SA amount of share investment consequently..
On February 5, 2021 Criteo announced that its Board of Directors has authorized a share repurchase program of up to $100 million (€81.5 million) of the Company’s outstanding American Depositary Shares. The Company intends to use any repurchased shares under this new authorization to satisfy employee equity obligations in lieu of issuing new shares, which would limit future dilution for its shareholders.

ii.Main risks and uncertainties

Investing in Criteo’s securities involves a high degree of risks, including, but not limited to, the following:
•If Criteo fails to innovate, enhance our brand, adapt and respond effectively to rapidly changing technology, its offerings may become less competitive or obsolete. Its investments in new solutions and technologies to address new marketing goals for its clients are inherently risky and may not be successful.
•The company face intense and increasing competition for employee talent, and if the company does not retain and continues to attract highly skilled talent or retain its senior management team and other key employees, the company may not be able to sustain its growth or achieve its business objectives.
•The market in which Criteo participate is intensely competitive, and Criteo may not be able to compete successfully with its current or future competitors.
•If the company fails to access a consistent supply of advertising inventory and expand its access to such inventory, its business and results of operations could be harmed.
•The failure by Criteo AI Engine to accurately predict engagement by users could result in significant costs to us, lost revenue and diminished advertising inventory.
•Regulatory, legislative or self-regulatory developments regarding internet privacy matters could adversely affect its ability to conduct its business.
•Its success depends on its ability to implement its business transformation and achieve its global business strategies.
•Its international operations and expansion expose to several risks.
•Criteo’s future success will depend in part on its ability to expand into new industry verticals.
•Criteo is a company operating in a rapidly evolving industry, which makes it difficult to evaluate its future prospects and may increase the risk that the company will not be successful. Criteo’s historical growth rates may not be indicative of its future growth, and the company expects its operating and capital investments to continue to increase in the foreseeable future. Accordingly, the company may have difficulty sustaining profitability.
•Criteo derives a significant portion of its revenue from companies in the retail, travel and classified industries, and any downturn in these industries or any changes in regulations affecting these industries could harm our business.

•Criteo’s ability to generate revenue depends on its collection of significant amounts of data from various sources, which may be restricted by consumer choice, imposed by clients, publishers and browsers or other software, changes in technology, and new developments in laws, regulations and industry standards.
•Its business involves the use, transmission and storage of personal data and confidential information, and the failure to properly safeguard such information could result in significant reputational harm and monetary damages.
•Failures in the systems and infrastructure supporting its solutions and operations, including as the company scales its offerings, could significantly disrupt its operations and cause to lose clients.
•If Criteo is unable to protect its proprietary information or other intellectual property, its business could be adversely affected.
•Its business may suffer if it is alleged or determined that its technology or another aspect of its business infringes the intellectual property rights of others.
•The market price for the ADSs have been and may continue to be volatile or may decline regardless of Criteo operating performance.
•ADS holders may be subject to limitations on the transfer of their ADSs and the withdrawal of the underlying ordinary shares.
•The rights of shareholders in companies subject to French corporate law differ in material respects from the rights of shareholders of corporations incorporated in the United States.
•Criteo has significant global sales and operations and face risks related to health epidemics that could impact its sales and operating results. In particular, its business has been and will probably continue to be negatively impacted by the ongoing COVID-19 pandemic and the global attempt to contain it.
•In periods of economic uncertainty, businesses may delay or reduce their spending on advertising, and Criteo is exposed to the credit risk of some of its clients and customers, which could materially harm its business.

For additional details regarding risks related to Criteo, please see “Item 1A. Risk Factors” in its Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.

a.Research and development activities

1.Main investments in 2020

The Group invested €46.3 million in tangible assets. The increase in tangible assets mainly relates to the acquisition of servers by the French, Japanese and American subsidiaries, where the Group's data centers are located.

2.R&D activities

Criteo invests substantial resources in research and development to conduct fundamental research on artificial intelligence, machine-learning models, enhance the algorithms in Criteo AI Engine, develop new features and solutions, conduct quality assurance testing, improve our core technology and enhance our technology infrastructure. The Group's workforce exclusively dedicated to the research and development activities was 624 employees at the end of 2020 (or 24.1% of the Group's work force), of which 512 are employed by Criteo S.A.

a.Foreseeable changes and outlook

The Group’s strategy is based on strengthening its core business and accelerating the development of its existing and future new solutions.

b.Net income allocation

1.Company net income allocation

We propose to allocate the € 80,482,469 profit for the year ended December 31, 2020, as follows:
-    €80,482,469 to retained earnings.

2.Non-deductible tax expenses
Pursuant to Article 223 quater of the French General Tax Code, please note the absence of any sumptuary expenditures or non-deductible expenses as defined in Article 39-4 of such Code.

3.Information on dividends paid
In accordance with applicable law, the Company has not paid out any dividends for the past three fiscal years.

4.Loans of less than two years agreed by the Company
We inform you that the Company did not agree any loans of less than two years, indirectly related to its principal activity, to any very small, small or medium size companies with which it has a commercial relationship to justify such loans.

c.Company’s share capital

5.Employee share ownership
As of the last day of the fiscal year:
–the proportion of capital represented by shares owned by employees of the company or of affiliated companies within the meaning of article L. 225-180 of the French Commercial Code, subject to PEE or FPCE joint management, calculated pursuant to Article L. 225-102 of the French Commercial Code, was nil.
–Restricted Stock Units (RSUs) held directly by employees pursuant to Article L. 225-197-1 of the French Commercial Code (RSUs represented 1.65% of the share capital.
In accordance with its profit sharing program, the company has continued to issue options and RSUs. No employee warrants were issued during 2020.

Stock options

In accordance with Article L. 225-184 of the French Commercial Code, the board of directors informs you in its special report of transactions carried out by virtue of the provisions of Articles
L. 225-177 to L. 225-186 of the French Commercial Code involving grants of options to subscribe for or purchase shares.

RSUs

In accordance with Article L. 225-197-4 of the French Commercial Code, the board of directors informs you in its special report of transactions carried out by virtue of Articles L. 225-197-1 to L. 225-197-3 of the French Commercial Code involving grants of RSUs.

Non-employee warrants
During fiscal year 2020, the board of directors did not use the authorizations it was granted by the Combined General Meeting of May 16, 2019 allowing it to grant non-employee warrants.

1.Employee share ownership

Purchase by the Company of its own shares

Purchase of shares in accordance with article L. 225-208 of the French Commercial Code

In accordance with the provisions of Article L. 225-211 al 2 of the French commercial code, we hereby report the purchase by the Company of its own shares in accordance with the provisions of article L. 225-208 of the French Commercial Code during fiscal year 2020, for the purposes of stock options (in accordance with the provisions of article L. 225-177 of the French Commercial Code) and/or RSUs (in accordance with the provisions of article L. 225-197-1 to L. 225-197-3 of the French Commercial Code) granted (or to be granted) by the Company to the employees and/or officers within the group.
–Number of shares purchased : : 3 358 068 (1 258 068 shares in SBB2 and 2 100 000 shares in SBB3)
–Average purchase price : $14.5030 for SBB2 (corresponding to €13.2470)1
$12.2946 for SBB3 (corresponding to €10.9086)1
–Amount of the negotiation fees : : $12.580,28 for SBB2 (corresponding to €11,490.78)1 and $21.000 for SBB3 (corresponding to €18,632.61)
–Number of shares registered in the name of the Company as at 31 December 2020: 1 3 358 068 shares with a nominal value of €0.025 each, representing 5.07% of the share capital as at 31 December 2020 and of a total accounting value of $18 245 760.20 (corresponding to €16 665 613.18)1, according to an average purchase price of
$14.5030 (corresponding to €13.2470)1 for SBB2 and of a total accounting value of
$25 818 660 (corresponding to €22 908 046.87)1, according to an average purchase price of $12.2946 (corresponding to €10.9086)1 for SBB3

1 On the basis of an average exchange rate of 1.0948 during the purchase period for SBB2 and 1.12706 for SBB3
2 On the basis of an average exchange rate of 1.10526 during the purchase period

Purchase of shares in accordance with article L. 225-209-2 of the French Commercial Code

In accordance with the provisions of Article L. 225-211 al 2 of the French Commercial Code, we hereby report the purchase by the Company of its own shares in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code during fiscal year 2020, for their allocation, (i) either within two (2) years from their purchase date, as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, or (ii) within one (1) year from their repurchase date for the purposes of stock options (in accordance with the provisions of article
L. 225-177 of the French Commercial Code) and/or RSUs (in accordance with the provisions of article L. 225-197-1 to L. 225-197-3 of the French Commercial Code) granted (or to be granted) by the Company.

–Number of shares in stock : 1,498,709 (purchased in 2019)
–Average purchase price: $18.9745 (corresponding to €17.1675)²
–Amount of the negotiation fees : $14,987.09 (corresponding to €13,559.79)²
–Number of shares registered in the name of the Company as at December 31, 2020: 1,498,709 shares with a nominal value of €0.025 each, representing 2.26 % of the share capital as at 31 December 2020 and of a total accounting value of $28,437,189.33 (corresponding to €25,728,959.10)², according to an average purchase price of
$18.9745 (corresponding to €17.1675)².

a.Information on payment terms

In accordance with Article L. 441-6-1 of the French Commercial Code, the Appendix B presents the information on payment terms for trade payables and trade receivables.

a.Employees

1.Allocation of Group employees

As of December 31, 2020 the Group had a total of 2,594 employees. The headcount by geography is as follows:

Entity	Active Employees
Criteo SA (France)	902
Criteo Ltd (U.K)	81
Criteo Corp. (USA) Manage included	601
Criteo France S.A.S. (France)	105
Criteo GmbH (Germany)	76
Criteo Korea Ltd (Korea)	42
Criteo Nordics AB (Sweden)	9
Criteo B.V. (Netherlands)	18
Criteo K.K. (Japan)	120
Criteo do Brasil Desenvolvimento De Serviços De Internet LTDA. (Brazil)	62
Criteo Australia Pty Ltd (Australia)	13
Criteo Srl (Italy)	22
Criteo Advertising (Beijing) Co., Ltd. (China)	11
Criteo Singapore PTE. LTD. (Singapore)	65
Criteo LLC (Russia)	32
Criteo España, S.L. (Spain - Madrid)	26
Criteo Europa MM, S.L. (Spain - Barcelona)	335
Criteo MEA FZ – LLC (Dubai)	17
Criteo Reklamcilik Hzimetleri ve Ticaret A.Ş. (Turkey)	13
Criteo Canada Corp. (Canada)	6
Criteo India Private Limited (India)	38
TOTAL	2 594

2.Non-financial performance report

The non-financial performance report presented in Appendix D of this management report takes into account the significant contribution of the Labor Act of August 8, 2016 which, in its article 37, enriched the CSR report in social matters by inserting a state Collective agreements concluded in the company and their impact on the economic performance of the company as well as on the working conditions of the employees.

I.Report en the corporate governance of the company

a.Information about corporate officers

1.List of mandates held by corporate officers
In accordance with the provisions of Article L. 225-37-4 of the French Commercial Code, the following table lists the offices and functions held by corporate officers in any company during the 2020 fiscal year:

Names	Positions	Other mandates
Megan Clarken	Chief Executive Officer (directeur général) Director since August 27, 2020	None
Rachel Picard	Chairwoman of the board of directors
Oui.sncf SAS (formerly Voyages SNCF), Chief Executive Officer (through February 2020)
SNCF-C6 SAS, Chairwoman and member of the executive committee
VSC Groupe SAS, Director and President
Eurostar International Ltd (UK), Chairman of the board of directors
THI Factory SA, Director Adoxa Finance SAS, President
Compagnie des Alpes SA, Director
Rocher Participations SAS, member of the supervisory board

Hubert Dubosc de Pesquidoux	Director
HDP Consulting, sole shareholder
Premiere Global Services, Inc., Executive Chairman Rimor LLC (US LLC), Manager
Transaction Network Services, Director
Sequans Communications, Director and Chairman of the audit committee
Siris Capital, Executive partner

Name	Positions	Other mandates
James Warner	Vice-Chairman of the board of directors	Talix, Inc., Director Ansira Inc., Director Third Floor Enterprises, Principal
Edmond Mesrobian	Director	Nordstrom, Chief Technology Officer
Nathalie Balla	Director	La Redoute, Co-Chairman and Chief Executive Officer New R SAS, General Manager Relais Colis SAS, Co-Chairman and Chief Executive Officer
Marie Lalleman	Director
The Nielsen Company, Senior Advisor to the CEO of Nielsen Media (since January 2021); FormerExecutive Vice President, Global Client Solutions (from 2017 to January 2021)
Mediametrie/Netratings SAS, director (until November 2020)
Auberge de Noves SAS, director

Jean-Baptiste Rudelle	Director (until August 27, 2020)	Criteo KK, director The Galion Project (association), president Rocabella SAS, president The Galion Project SAS, president Zenon Research, president
Benoît Fouilland	Deputy Chief Executive Officer (until May 27, 2020)	HAMGE 16, manager

Pursuant to Articles L. 225-185 paragraph 4 and L.225-197-1, II paragraph. 4 of the French Commercial Code, the board of directors has set at 1% the percentage of (i) shares resulting from the exercise of stock options and (ii) restricted stock units (RSUs) granted by the Board of Directors, which shall be kept in registered form by the corporate officers under such an obligation (i.e., Chairman of the Board, Chief Executive Officer and Deputy Chief Executive Officer(s)) until the termination of their office.

1.Company’general governance

As of November 25, 2019, the duties of the Chairman of the board of directors and of the Chief Executive Officer (directeur général) are separated.
Ms. Megan Clarken performs her duties of Chief Executive Officer (directeur général) and Ms. Rachel Picard was appointed Chairwoman of the board of directors on July 28, 2020 following the resignation of Mr. Jean-Baptiste Rudelle. Ms. Clarken is also a member of the board of directors since August 27, 2020, having replaced Mr. Rudelle.

a.Related-Party Transactions (Article L. 225-38 of the French Commercial Code)

The auditors’ report on related-party transactions (within the meaning of Article L. 225-38 of the French Commercial Code) has been made available to you.
This report must list the agreements (other than those entered into at arm’s length) entered into, directly or indirectly:
–between the Company and the Chief Executive Officer (directeur général), Deputy Chief Executive Officer (directeur général délégué), one director or a shareholder holding more than 10% of the Company’s voting rights;
–between the Company and a company controlled by it within the meaning of Article
L. 233-3 of the French Commercial Code.

The agreements entered into prior to 2020 but which still produce effects during the year 2020 are listed below:
below:
–Indemnification Agreement entered into between Mr. Benoit Fouilland, as Deputy Chief Executive Officer (directeur général délégué) of the Company, dated December 12, 2018. This agreement provides, to the extent permitted by applicable laws and regulations, (i) indemnification and insurance coverage of Mr. Benoit Fouilland in connection with any matters that arise out of his service to the Company, and (ii) reimbursement of expenses in relation so such service.
–Indemnification Agreement entered into between Mr. Jean-Baptiste Rudelle, as Deputy Chief Executive Officer (directeur général) and Chairman of the board of directors of the Company, dated December 12, 2018. This agreement provides, to the extent permitted by applicable laws and regulations, (i) indemnification and insurance coverage of Jean-Baptiste Rudelle in connection with any matters that arise out of his service to the Company, and (ii) reimbursement of expenses in relation so such service.
–Indemnification Agreement entered into between Ms. Sharon Fox Spielman, as director of the Company, dated December 6, 2018. This agreement provides, to the extent permitted by applicable laws and regulations, (i) indemnification and insurance coverage of Ms. Sharon Fox Spielman in connection with any matters that arise out of her service to the Company, and (ii) reimbursement of expenses in relation so such service.
–Indemnification Agreement entered into between Mr. James Warner, as director of the Company, dated du December 11, 2018. This agreement provides, to the extent permitted by applicable laws and regulations, (i) indemnification and insurance coverage of James Warner in connection with any matters that arise out of his service to the Company, and (ii) reimbursement of expenses in relation so such service.
–Indemnification Agreement entered into between Ms. Rachel Picard, as director of the Company, dated December 12, 2018. This agreement provides, to the extent permitted by applicable laws and regulations, (i) indemnification and insurance coverage of Ms. Rachel Picard in connection with any matters that arise out of her service to the Company, and (ii) reimbursement of expenses in relation so such service.

–Indemnification Agreement entered into between Mr. Edmond Mesrobian, as director of the Company, dated December 12, 2018. This agreement provides, to the extent permitted by applicable laws and regulations, (i) indemnification and insurance coverage of Mr. Edmond Mesrobian in connection with any matters that arise out of his service to the Company, and (ii) reimbursement of expenses in relation so such service.
–Indemnification Agreement entered into between Mr. Hubert de Pesquidoux, as director of the Company, dated du December 6, 2018. This agreement provides, to the extent permitted by applicable laws and regulations, (i) indemnification and insurance coverage of Mr. Hubert de Pesquidoux in connection with any matters that arise out of his service to the Company, and (ii) reimbursement of expenses in relation so such service.
–Indemnification Agreement entered into between Ms. Madame Nathalie Balla, as director of the Company, dated December 13, 2018. This agreement provides, to the extent permitted by applicable laws and regulations, (i) indemnification and insurance coverage of Ms. Nathalie Balla in connection with any matters that arise out of her service to the Company, and (ii) reimbursement of expenses in relation so such service.
–Indemnification Agreement entered into between Ms. Marie Lalleman, as director of the Company, dated April 26, 2019. This agreement provides, to the extent permitted by applicable laws and regulations, (i) indemnification and insurance coverage of Ms. Marie Lalleman in connection with any matters that arise out of her service to the Company, and (ii) reimbursement of expenses in relation so such service.
–Indemnification Agreement entered into between Ms. Megan Clarken, as Deputy Chief Executive Officer (directeur général) of the Company, dated December 12, 2019. This agreement provides, to the extent permitted by applicable laws and regulations, (i) indemnification and insurance coverage of Ms. Megan Clarken in connection with any matters that arise out of her service to the Company, and (ii) reimbursement of expenses in relation so such service.
–Consultancy Agreement entered into with Rocabella, an advisory company manager by Mr. Jean-Baptiste Rudelle, Chairman of the board of directors of the Company, dated December 12, 2019. Pursuant to this agreement, Rocabella will provide the Company with corporate affairs-related services to the Company with public bodies, professional organizations, institutions and regulators, at domestic, European Union and international levels

No new related-party transactions were entered into during the year 2020.

a.Authorizations to increase the Company’s share capital

In accordance with the provisions of Article L. 225-100 of the French Commercial Code, the table in Appendix C summarizes the delegations of authority and powers granted by the General Shareholders’ meeting to the board of directors for capital increases pursuant to Articles L. 225-129-1 and L. 225-129-2 of said Code.

.

The Board of Directors

Appendix A 1 – Five Year Company’s Financial Results

Euros	2016		2017	2018	2019		2020
Year-end capital
Company capital	1 599 456		1 652 128	1 688 784	1 651 009		1 656 803
Number of ordinary shares	63 978 204		66 085 097	67 551 344	66 040 322		66 272 106
Number of shares with priority dividends
Maximum number of shares to create:
- by converting bonds
- by subscription rights
Operations and results
Sales revenue (excluding taxes)	70 227 477		91 367 442	90 716 124	25 840 575		16 941 170
Earnings before taxes, profit-sharing, allocations for amortization, depreciation, and provisions	81 738 921		191 584 054	189 172 253	183 623 751		174 781 663
Tax on profits	-	278 949	12 080 657	14 673 864	-	12 176 599	-	4 054 874
Profit-sharing with employees	1 082 181		804 538	477 557	73 717		-
Earnings after taxes, profit-sharing, allocations for amortization, depreciation, and provisions	55 308 222		110 939 023	123 630 110	135 833 395		80 482 469
Distributed earnings
Earnings per share
Earnings after taxes, profit-sharing, before [sic] allocations for amortization, depreciation, and provisions	1		3	3	3		3
Earnings after taxes, profit-sharing, allocations for amortization, depreciation, and provisions	1		2	2	2		1
Dividends paid
Personnel
Average number of employees	710		849	943	902		902
Amount of payroll	60 831 986		72 398 917	79 233 963	83 032 647		82 815 924
Amount paid out in company benefits (Soc. Sec. Works) net of transferred social expenses	37 947 935		38 631 805	43 572 404	42 039 386		42 064 187

Appendix A 2 – Five Year Group Financiel Performance Summary

Summary of consolidated revenue and net income (loss)

	2016	2017	2018	2019	2020
Revenue	€1,627.3M	€2,036.5M	€1,948.9M	€2,020.1M	€1,816.4M
Net income (loss), group share	€74.6M	€81.3M	€75.3M	€77.1M	€63.6M

ANNEXE B – Information on payment terms

Euros	Article D.441 I-1° : received and not paid invoices with a payment term before the closing date
	0 day	1 to 30 days	31 to 60 days	61 to 90 days	More than 91 days	Total (more than 1 day)
(A) Payment delay
Number of invoices	70					183
Total amount of invoices (with VAT) in Euros	-66 435	4 633 166	8 036 330	-7 849 536	-8 149	4 811 811
Percentage of the external costs total amount	-0,03%	1,95%	3,38%	-3,30%	0,00%	2,03%
(B) Excluded invoices related to unrecorded liabilities
Number of excluded invoices	0
Total amount of excluded invoices in Euros	0
(C) Reference payment terms (contractual ou legal – article L. 441-6 or article L. 443-1 of Commercial Code)
Payment terms used to calculate payment delays	x Contractual payment terms : 60 days □ Legal payment terms :

Euros	Article D.441 I-2° : issued and not paid invoices with a payment term before the closing date
	0 day	1 to 30 days	31 to 60 days	61 to 90 days	More than 91 days	Total (more than 1 day)
(A) Payment delay
Number of invoices	83					563
Total amount of invoices (with VAT) in Euros	-2 749 917	2 591 292	1 285 204	-999 481	2 395 341	5 272 357
Percentage of the total revenue	-0,54%	0,51%	0,25%	-0,20%	0,47%	1,04%
(B) Excluded invoices related to unrecorded assets
Number of excluded invoices	0
Total amount of excluded invoices in Euros	0
(C) Reference payment terms (contractual ou legal – article L. 441-6 or article L. 443-1 of Commercial Code)
Payment terms used to calculate payment delays	x Contractual payment terms : from 30 to 60 days □ Legal payment terms :

Appendix C - Table of authorizations granted to the board of directors with respect to capital increases

Resolution	Purpose of the delegation	Expiry date	Use by the board of directors in 2020
Authorizations granted by the CGM of June 28, 2017
CGM of 06.28.2017 (fifteenth resolution)	Authorization to be granted to the board of directors to grant options to subscribe to new Company shares (OSAs) or options to purchase Company shares (OAAs).	08.28.2020 (38 months as from the CGM)	The board of directors used this authorization during its meeting held on April 23, 2020. See special report of the board of directors.
This delegation expired on June 25, 2020, since a new delegation with the same object has been voted.
CGM of 06.28.2017 (sixteenth resolution)	Authorization to be granted to the board of directors to grant free shares (RSUs) to employees of the Company and its subsidiaries.	08.28.2020 (38 months as from the CGM)	The board of directors used this authorization during its meetings held on March 3, 2020, April 23, 2020 and its decisions dated June 22, 2020.
		This delegation expired on June 25, 2020, since a new delegation with the same object has been voted.	See special report of the board of directors.
CGM of 06.28.2017 (seventeenth resolution)	Authorization to be granted to the board of directors to grant performance-based RSUs to executives and certain employees of the Company and its subsidiaries.	08.28.2020 (38 months as from the CGM)	The board of directors used this authorization during its meeting held on March 3, 2020. See special report of the board of directors.
This delegation expired on June 25, 2020, since a new delegation with the same object has been voted.
Authorizations granted by the CGM of June 27, 2018

Resolution	Purpose of the delegation	Expiry date	Use by the board of directors in 2020
CGM of 06.28.2017 (seventeenth resolution)	Authorization to be granted to the board of directors to grant performance-based RSUs to executives and certain employees of the Company and its subsidiaries.	08.28.2020 (38 months as from the CGM)	The board of directors used this authorization during its meeting held on March 3, 2020. See special report of the board of directors.
This delegation expired on June 25, 2020, since a new delegation with the same object has been voted.
Authorizations granted by the CGM of June 27, 2018
CGM of 06.28.2017 (seventeenth resolution)	Authorization to be granted to the board of directors to grant performance-based RSUs to executives and certain employees of the Company and its subsidiaries.	08.28.2020 (38 months as from the CGM)	The board of directors used this authorization during its meeting held on March 3, 2020. See special report of the board of directors.
This delegation expired on June 25, 2020, since a new delegation with the same object has been voted.
Authorizations granted by the CGM of June 27, 2018
CGM of 06.28.2017 (seventeenth resolution)	Authorization to be granted to the board of directors to grant performance-based RSUs to executives and certain employees of the Company and its subsidiaries.	08.28.2020 (38 months as from the CGM)	The board of directors used this authorization during its meeting held on March 3, 2020. See special report of the board of directors.
This delegation expired on June 25, 2020, since a new delegation with the same object has been voted.
Authorizations granted by the CGM of June 27, 2018

Resolution	Purpose of the delegation	Expiry date	Use by the board of directors in 2020
CGM of 06.27.2018 (sixteenth resolution)
Delegation of authority granted to the board of directors in order to increase the share capital via an issuance of ordinary shares or any securities giving access to the share capital, with removal of the shareholders’ preferential subscription right and carrying out a public offering.
		08.27.2020 (26 months as from the CGM) This delegation expired on June 25, 2020, since a new delegation with the same object has been voted.	The board of directors did not use this authorization during the past fiscal year.
CGM of 06.27.2018 (eighteenth resolution)
Delegation of authority granted to the board of directors in order to increase the share capital by way of issuing ordinary shares or any securities giving access to share capital while preserving shareholders' preferential subscription rights.
		08.27.2020 (26 months as from the CGM) This delegation expired on June 25, 2020, since a new delegation with the same object has been voted.	The board of directors did not use this authorization during the past fiscal year.
CGM of 06.27.2018 (twentieth resolution)
Delegation of authority to be granted to the board of directors in order to increase the number of securities to be issued as a result of a share capital increase with or without preferential subscription right completed by virtue of the delegations granted under resolutions 16 to 18 of the Shareholders’ Meeting held on June 27,
2018.
		08.27.2020 (26 months as from the CGM) This delegation expired on June 25, 2020, since a new delegation with the same object has been voted.	The board of directors did not use this authorization during the past fiscal year.
Authorizations granted by the CGM of May 16, 2019

Resolution	Purpose of the delegation	Expiry date	Use by the board of directors in 2020
CGM of May 16, 2019 (twenty-first resolution)	Delegation of authority to be granted to the board of directors in order to issue and to allocate non-employee warrants (BSAs) in favor of a range of persons meeting predetermined criteria.	11.16.2020 (18 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.
CGM of May 16, 2019 (twenty-third resolution)
Delegation of authority to be granted to the board of directors in order to increase the share capital via an issuance of ordinary shares or any securities giving access to the share capital, with removal of the shareholders' preferential subscription right for the benefit of a determined category of persons who meet predetermined criteria.
		11.16.2020 (18 months as from the CGM) This delegation expired on June 25, 2020, since a new delegation with the same object has been voted.	The board of directors did not use this authorization during the past fiscal year.
CGM of May 16, 2019 (twenty-fourth resolution)
Delegation of authority granted to the board of directors in order to increase the share capital by way of issuing ordinary shares or any securities giving access to the share capital with removal of the shareholders’ preferential subscription right in the context of an offering made to the benefit of qualified investors or to a restricted group of investors mentioned at the II of Article L. 411-2 of the French Monetary and Financial Code.
		07.16.2021 (26 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.

Resolution	Purpose of the delegation	Expiry date	Use by the board of directors in 2020
CGM of May 16, 2019 (twenty-fifth resolution)
Delegation of authority to be granted to the board of directors in order to increase the number of securities to be issued as a result of a share capital increase with or without preferential subscription right completed by virtue of the above-referenced delegations.
		11.16.2020 (18 months as from the CGM) This delegation expired on June 25, 2020, since a new delegation with the same object has been voted.	The board of directors did not use this authorization during the past fiscal year.
CGM of May 16, 2019 (twenty-sixth resolution)
Delegation granted to the board of directors in order to increase the share capital via the capitalization of premiums, reserves, profits, or other amounts, within the limit of a nominal amount of €164,894.
		07.16.2021 (26 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.
Authorizations granted by the CGM of June 25, 2020
CGM of June 25, 2020 (sixteenth resolution)	Authorization to be granted to the board of directors to grant options to subscribe to new Company shares (OSAs) or options to purchase Company shares (OAAs).	08.25.2023 (38 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.
CGM of June 25, 2020 (seventeenth resolution)	Authorization to be granted to the board of directors to grant free shares (RSUs) to employees of the Company and its subsidiaries.	08.25.2023 (38 months as from the CGM)	The board of directors used this authorization during its meeting held on July 23, 2020, October 23, 2020 and December 9, 2020. See special report of the board of directors.
CGM of June 25, 2020 (eighteenth resolution)	Authorization to be granted to the board of directors to grant performance-based RSUs to executives and certain employees of the Company and its subsidiaries.	08.25.2023 (38 months as from the CGM)	The board of directors used this authorization during its meeting held on October 23, 2020 and December 9, 2020. See special report of the board of directors.

Resolution	Purpose of the delegation	Expiry date	Use by the board of directors in 2020
CGM of June 25, 2020 (twentieth resolution)
Delegation of authority granted to the board of directors in order to increase the share capital by way of issuing ordinary shares or any securities giving access to share capital while preserving shareholders' preferential subscription rights.
		08.25.2022 (26 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.
CGM of June 25, 2020 (twenty-first resolution)
Delegation of authority granted to the board of directors in order to increase the share capital via an issuance of ordinary shares or any securities giving access to the share capital, with removal of the shareholders’ preferential subscription right and carrying out a public offering.
		08.25.2022 (26 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.
CGM of June 25, 2020 (twenty-second resolution)
Delegation of authority to be granted to the board of directors in order to increase the share capital via an issuance of ordinary shares or any securities giving access to the share capital, with removal of the shareholders' preferential subscription right for the benefit of a determined category of persons who meet predetermined criteria.
		12.25.2021 (18 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.

Resolution	Purpose of the delegation	Expiry date	Use by the board of directors in 2020
CGM of June 25, 2020 (twenty-third resolution)
Delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase with or without preserving shareholders’ preferential subscription rights pursuant to items 20 to 22 above, and pursuant to the delegation adopted by the 24th resolution of the Shareholders’
Meeting held on May 16, 2019.
		12.25.2021 (18 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.
CGM of June 25, 2020 (eighteenth resolution)	Authorization to be granted to the board of directors to grant performance-based RSUs to executives and certain employees of the Company and its subsidiaries.	08.25.2023 (38 months as from the CGM)	The board of directors used this authorization during its meeting held on October 23, 2020 and December 9, 2020. See special report of the board of directors.
CGM of June 25, 2020 (twentieth resolution)
Delegation of authority granted to the board of directors in order to increase the share capital by way of issuing ordinary shares or any securities giving access to share capital while preserving shareholders' preferential subscription rights.
		08.25.2022 (26 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.
CGM of June 25, 2020 (twenty-first resolution)
Delegation of authority granted to the board of directors in order to increase the share capital via an issuance of ordinary shares or any securities giving access to the share capital, with removal of the shareholders’ preferential subscription right and carrying out a public offering.
		08.25.2022 (26 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.

Resolution	Purpose of the delegation	Expiry date	Use by the board of directors in 2020
CGM of June 25, 2020 (twenty-second resolution)
Delegation of authority to be granted to the board of directors in order to increase the share capital via an issuance of ordinary shares or any securities giving access to the share capital, with removal of the shareholders' preferential subscription right for the benefit of a determined category of persons who meet predetermined criteria.
		12.25.2021 (18 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.
CGM of June 25, 2020 (twenty-third resolution)
Delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase with or without preserving shareholders’ preferential subscription rights pursuant to items 20 to 22 above, and pursuant to the delegation adopted by the 24th resolution of the Shareholders’
Meeting held on May 16, 2019.
		12.25.2021 (18 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.
CGM of June 25, 2020 (twenty-seventh resolution)
Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing shares or securities given access to the share capital in the scope of a merger- absorption, split or partial contribution of assets decided by the Board of Directors pursuant to the Twenty-sixth resolution of the Shareholders’ Meeting held on June 25, 2020.
		12.25.2021 (18 months as from the CGM)	The board of directors did not use this authorization during the past fiscal year.

Appendix D
Non-Financial Performance Statement 2020
Criteo’s Corporate Social Responsibility report

Message from the CEO
When we kicked off 2020 with three in-person events, gathering all employees together across each region, we didn’t know that a life-altering pandemic was about to upend our plans and make us face new challenges that we had never encountered before. While this reality tested us, it also forced us to look inside ourselves and commit to what is truly important: protecting our employees, advancing our society, and living our values.
With the health and safety of our employees and their families being our top priority, we closed all offices last March and extended our work from home policy to June 2021. During that time, we launched multiple surveys to listen to our employees and further help them adapt to a working from home lifestyle. We are extremely lucky to be a progressive technology company, which allows us to be more flexible in order to ensure the safety of our employees and extended communities. And our team adapted quickly and did an incredible job of supporting our clients, helping them navigate the unknown with resourcefulness and unshakable commitment.
We may have been, and continue to be, physically distant, but we came together in solidarity to support those who were most vulnerable to both the pandemic and civil injustice. For instance, we used our advertising expertise to action with pro bono campaigns for two organizations who play a vital role in the fight against Covid-19, the APHP Foundation in France and the Advertising Council in the US.
And while inclusion and diversity (I&D) were always critical to how we run our business, seeing the eruption of unrest in the US, and echoed around the world, activated our team to further step up and participate in these conversations. As a company, we took action to create an environment where everyone feels heard and accepted. This included launching new Employee Resource Groups, supporting our Black, Indigenous, and People of Color communities, LGBTQIA+ People, People with disabilities, as well as those focused on gender equality. We know all of us at Criteo must actively participate in eradicating our own unconscious biases and have enabled our teams with more trainings and insights to do so. This is a big step towards ensuring that Criteo is an equal, secure, and friendly place for all of our teams.
Criteo is always looking to the future and we are taking action to make that future better. Last year, we signed the Planet Tech Care Manifesto, a project led by the “Responsible IT” program of the French initiative “Syntec Numérique” (a leading industry body in tech) to help technology companies reduce their environmental footprint. We signed as well as the Tech for Good Call, which empowers staff from all backgrounds to fulfill their potential. These initiatives reinforced our commitment to Criteo’s values; "Open, Together and Impactful," which we continue to live and breathe every day.
I'm proud to see the impact we can achieve as a company and know that even when we face challenges, we come out of it even stronger. The commitment, positive mindset, and passion of our employees remind us to care about each other and our world every day in order to move forward, and we’ll continue to do so together.

Megan Clarken

Business model (text version)
Founded in 2005, Criteo S.A. is a French technology company, headquartered in Paris and listed on NASDAQ (CRTO), with a strong presence worldwide. We began our commercial activities in France in 2007 and have since expanded our business into Western Europe, North America (in 2009), and the Asia-Pacific region (in 2010). Several acquisitions over the years, such as HookLogic, Inc. in 2016, have supported the company’s growth and allowed us to steadily develop our offering and market presence.

Description of main activities, products, and services:
We are a global technology company in the ad retargeting sector, powering the world's marketers with trusted and impactful advertising and enabling them to monetize their advertising data and campaigns. We enable brands' and retailers' growth by activating commerce data through artificial intelligence ("AI") technology, reaching consumers on an extensive scale across all stages of the consumer journey, and generating advertising revenues from consumer brands for large retailers.
Our vision is to build the world's leading Commerce Media Platform to deliver measurable business outcomes at scale for global brands, agencies and retailers across multiple marketing goals. Our data is pooled among our clients and offers deep insights into consumer intent and purchasing habits. To drive trusted and impactful advertising for marketers, we activate our data assets in a privacy-by-design way through proprietary AI technology to engage consumers in real-time by designing, pricing, and delivering highly relevant digital advertisements ("ads") across devices and environments. We price our offering on a range of pricing models and measure our value based on clear, well-defined performance metrics, making our impact on the business of our clients both transparent and easy to measure.
Each day, we are presented with billions of opportunities to connect consumers with relevant advertising messages from our commerce and consumer brand clients. For each of these opportunities, our algorithms analyze massive volumes of shopping data to predict consumer preferences and intent and deliver specific messaging for products or services that are likely to engage that particular consumer. Historically, the Criteo model had focused solely on converting our clients' website visitors into customers, enabling us to charge our clients only when users engage with an ad we deliver, usually by clicking on it. This pay-for-performance pricing model links the cost of an advertising campaign to its effectiveness and has long been valued as such by our clients. We have since expanded our solutions to address a broader range of marketing and monetization goals for our clients, including audience targeting.
Over the past 15 years, we have established our market position by focusing on three pillars: actionable commerce data, predictive technology to activate data for multiple marketing goals, and large consumer reach through our extensive direct publisher and retailer network. As commerce companies and consumer brands have embraced our offerings, we have achieved significant growth since our inception and are now operating in 100 countries.
The Criteo Commerce Media Platform and Publisher Network: Our offering, the Criteo Commerce Media Platform, is powered by AI technology and aims to cover advertisers’ goals across the marketing funnel, from brand awareness to customer acquisition or consideration and to conversion. Our technology is optimized to drive trusted and impactful business outcomes for our commerce and consumer brand clients, including, for example, consumer visits to a client website, installations of an app, product sales and monetization of retailers' inventory with brands. Criteo solutions work seamlessly across digital devices, commerce and advertising environments (browsers, apps, connected TV and physical retail stores), platforms and operating systems, advertising channels and publisher environments.

We provide our clients with extensive real-time access to advertising inventory through direct relationships with thousands of publisher partners, as well as real-time bidding (or "RTB") exchanges.

Challenges, trends, and opportunities:
Over the past three years, the growth of retargeting has been slowing down and turned negative since 2019. Over the period, cookie restrictions on several browsers have had a significant negative impact on our business on the web, including on retargeting. The COVID-19 pandemic was an additional headwind to this business in 2020, impacting in particular some of our clients, for instance, in the travel vertical. On the other hand, the ability to engage customers across the various steps of the consumer journey remains critical for businesses in the broader commerce and consumer brand sectors.
We believe that our Commerce Media Platform is transforming the way marketers use digital advertising and are currently strengthening our offering and expanding our business, always focused on driving trusted and impactful results for clients.
Our large and loyal base of clients and first-party publisher partners provide for stability and positive network effects. As of December 31, 2020, we had over 21,000 clients and were working with over 5,000 direct publishers on both web and apps, in addition to all of our large global and local real-time bidding (RTB) partners. As we continue to grow our client base, we also continue to grow the number of users who interact with our ads. These direct integrations on both the demand and supply side ensure access to data in privacy-compliant ways (shielding from the consequences of third-party cookie limitations) and growth of our data assets, enabling us to deliver even more precisely targeted and personalized ads, to further expand our publisher network and to generate a greater impact for our clients. We believe this cycle of self-reinforcing network effects will continue to fuel our business in the future.
To that purpose, we can also rely on strong assets to ensure the continuity and development of our activities.

Key inputs and assets for Criteo:
Clients: Our clients include some of the largest and most sophisticated commerce companies in the world, mainly from the retail, travel, and classifieds verticals, along with world-class consumer brands. We partner with them to capture user activity on their websites and mobile applications, and optimize the performance of their ads based on that activity and other data.
KPIs:
•As of December 31, 2020, we served more than 21,000 clients
•In each of the last three years, our average client retention rate, as measured on a quarterly basis, was approximately 90%
•Delivered 1.6 trillion targeted ads in the year ended December 31, 2020
Employees and Human Capital Management: Our company is driven by our core values of “open, together and impactful.” We devote time and efforts across all our locations to provide positive working conditions, work-life balance, and a healthy work environment for our employees. Inclusion and Diversity, in particular, are strongly valued, with significant steps taken in recent years and presented in this report. Additionally, we strive to provide adequate training opportunities and development programs for all our employees. Attracting and retaining top talent is a key objective at Criteo, and we invest significantly in talent acquisition. To assess and improve employee retention and engagement, we periodically survey employees and take action to address areas of employee concern. In 2020, in addition to our annual employee engagement survey, we carried out two surveys specific to COVID-19 concerns, soliciting feedback on a wide range of topics from well-being to productivity to social links with other employees.
KPIs:
•As of December 31, 2020, we had 2,366 employees, of which 41% were female (figures calculated on the CSR scope)
•In 2020 about 30,000 training hours were delivered to our employees (in-class and online)
•In 2020, the global score for the employee engagement survey is 73 (on a scale from 0 to 100)
Infrastructure: Our ability to execute depends on our highly sophisticated global technology software and hardware infrastructure. Our global infrastructure is divided into three independent geographic zones in the Americas, APAC (Asia-Pacific) and EMEA (Europe, Middle East, and Africa). In each of these geographic zones, our services are delivered through data centers that support this particular zone. We generally rely on more than one data center in any given zone and within large zones, the data centers are strategically placed to be close to our clients, publishers and users. We use multiple-layered security controls to protect Criteo AI Engine and our data assets. The environmental performance of our data centers has also become a key criterion when selecting providers, and we aim to keep improving the carbon footprint of our infrastructure and overall activities in future years.
KPIs:
•As of December 31, 2020, our global infrastructure included over 49,000 servers through a global network of ten data centers
•As of December 31, 2020, storage capacity exceeding 750,000 terabytes and 2,000 terabytes of random-access memory
•As of December 31, 92% of DC energy sourced from renewable sources and 3,693 tons of CO2 emissions linked to data centers use (taking into account compensation efforts)
Research and Development (R&D): We invest substantial resources in research and development to conduct fundamental research on artificial intelligence, machine-learning models, enhance the algorithms in Criteo AI Engine, develop new features and solutions, conduct quality assurance testing, improve our core technology and enhance our technology infrastructure. Our engineering group is primarily located in research and development centers in Paris, France, Grenoble, France, and Ann Arbor, Michigan. We expect to continue to expand the capabilities of our technology in the future and to invest significantly in continued research and development and new solutions efforts (Product team). Our intellectual property rights are also a key component of our success, and we rely on a combination of patent, trademark, copyright, and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect our proprietary rights.
KPI:
•We had more than 620 employees primarily engaged Research and Development and Product as of December 31, 2020.
•Research and development expenses, including expenses related to the Product group, totaled $132.5 million for 2020
Privacy, Data Protection, and Content Control: Privacy and data protection laws play a significant role in our business. The regulatory environment for the collection and use of consumer data by advertising networks, advertisers, and publishers is frequently evolving in the United States, Europe, and elsewhere. In addition to complying with extensive government regulations, we voluntarily and actively participate in several trade associations and industry self-regulatory groups that promulgate best practices or codes of conduct relating to targeted advertising. We also provide consumers with a notice about our use of cookies and our collection and use of data in connection with the delivery of targeted advertising and allow them to opt-out from the use of such data for the delivery of targeted advertising.
Financial results: see figures below
KPI:
•Revenue of $2,072.6 million for the year ended December 31, 2020
•Revenue excluding Traffic Acquisition Costs, or Revenue ex-TAC, of $825.0 million for the year ended December 31, 2020
•Net income of $74.7 million for the years ended December 31, 2020
•Adjusted EBITDA of $251.0 million for the year ended December 31, 2020

Corporate Social Responsibility (CSR) risks and materiality analysis
In 2018, Criteo performed its first CSR-related risk assessment. A list of sustainability-related risks based on benchmarks from our business sector was identified and surveys were conducted with internal stakeholders who work in CSR leading departments. These stakeholders classified the risks in order to achieve a priority list of areas of potential impact. Based on this analysis, Criteo selected eight main CSR risks1.
In 2019 and 2020, Criteo further developed the conversation on CSR by interviewing:
–12 more internal stakeholders from several departments (People, Talent Acquisition, Talent Management, Compensation & Benefits, Workplace Experience, Internal IT, Legal and Investor Relations);
–3 external stakeholders (a publisher and two suppliers/partners).
Those stakeholders were asked to assess the importance and relevance of the CSR topics considered during the 2018 risk analysis and completed a few additional topics that were also relevant to Criteo’s activities.
Combining the results of those interviews and of the risk assessment, we established our materiality analysis, presented below. We consider this work a major step in further structuring our CSR approach.
The materiality analysis is reviewed and validated every year, together with this entire CSR report, by selected proofreaders within Criteo. Those proofreaders include among others the following directions: Legal, Public Relations, Investor Relations, People and Marketing.

11 List of main CSR risks identified: Talent acquisition and retention, Training and human capital development, User data privacy and protection, Energy consumption, Carbon footprint, Supply chain, Gender equality, Inclusion and Diversity

Category	Material CSR topics	Section
Talent acquisition, development and well-being	Talent acquisition and retention	i. 1-2-3
	Training and human capital development	i. 4-5
	Employee well-being	ii. 1-2
	Inclusion and Diversity & Gender Equality	i. 3; ii. 3
Relation with clients	Client satisfaction	iv. 2
	Innovation	i. 4-5
Compliance and responsible practices	User data privacy and protection	v. 1
	Responsible business and marketing	v. 3-4
	Sustainable supply chain	iv. 4
	Tax evasion	v. 2
Environmental impact	Energy consumption	iii. 1-2
	Carbon footprint	iii. 1-2

i.Investing in headcount and talent initiatives

Criteo operates in all corners of the globe and has around 30 offices across the Americas, Europe, Middle East and Africa (EMEA) as well as Asia Pacific (APAC). The growth and transformation of Criteo over the last 15 years is spurring us to invest in smart and talented people. Consequently, we have implemented an ambitious talent acquisition policy. To support the teams, we have created a strong corporate culture favoring the personal and intellectual development of its diverse workforce of more than 2,600 employees.

1.Headcount

As of December 31, 2020, Criteo had 2,617 employees globally. Compared with 2,793 at the end of December 2019, Criteo’s workforce decreased slightly during the year 2020 (a decrease of -6%). This figure includes all of Criteo’s active employees on December 31 (permanent and non-permanent employees).
The workforce-related figures presented in this report only refer to Criteo’s largest global legal entities, i.e. those with more than 50 employees. Legal entities that joined Criteo’s financial scope during year N are included in the CSR scope in year N+1. As of December 31, 2020, the entities included in the CSR scope accounted for 90% of Criteo’s total headcount, i.e. 2,366 employees (compared to 2,538 at the end of 2019).

	2019			2020			Var.
Entity	Women	Men	Total	Women	Men	Total
Criteo S.A. (France, Headquarter)	273	677	950	273	634	907	-5%
Criteo Corp. (United States)	293	427	720	256	340	596	-17%
Criteo Europa S.L. (Spain)	156	160	316	175	162	337	7%
Criteo Ltd (UK)	39	46	85	37	44	81	-5%
Criteo KK (Japan)	57	71	128	59	65	124	-3%
Criteo GmbH (Germany)	46	46	92	44	44	88	-4%
Criteo Singapore Pte. Ltd. (Singapore)	39	31	70	39	26	65	-7%
Criteo France SAS (France)	54	48	102	54	52	106	4%
Criteo do Brazil LTDA (Brazil)	29	46	75	27	35	62	-17%
Total	986	1,522	2,538	964	1,402	2,366	-7%

As of December 31, 2020, the 964 women in our headcount represented nearly 41% of the total workforce of 2,366 employees. Same as all headcount-related data that will be disclosed further in this report, this percentage is calculated on the CSR scope. Young people (below 35) account for the majority of Criteo’s employees, which is to be expected in a high-tech company relying on a workforce with skills in the latest trending technologies.

Workforce breakdown by age	2019	2020
Under 25	143	120
Between 25 and 29	696	590
Between 30 and 34	786	766
Between 35 and 39	486	464
Between 40 and 44	246	244
Between 45 and 49	118	116
50 and above	63	66
Total	2,538	2,366

2.Recruitments and terminations

Attracting top talent is key at Criteo and we grant great importance to the quality of our talent acquisition processes at all times.

a.Continuous improvement of our recruitment processes
Despite the Covid-19 pandemic, 2020 was still an important year for us in terms of recruitments (volume and improvement of processes). “Open, together and impactful” are our new company values, portrayed by our new CEO Megan Clarken. Those values drive the efforts of our People team to attract and retain the best talents at Criteo.
In line with our values and aiming to continuously improve the quality of the hiring process, we pursued the roll-out of our global roadmap for gender equality. In 2020, we launched a new dashboard dedicated to that purpose. Addressed to team leaders, this dashboard enables them to monitor the gender distribution in their teams quarterly (evolution of the workforce, number of women recruitments, etc.).
Same as in 2019, a dedicated training program is offered so that employees involved in recruiting activities can receive adequate guidance. This program provides support for carrying out interviews and ensures the compliance of the recruitment process with regulations and Criteo’s standards such as personal data protection (GDPR), non-discrimination, etc.
With the dual objective of ensuring consistency in the management of recruitment activities and taking a more strategic approach to engaging with external talents, Criteo relies on its new Talent Candidate Relationship Management (CRM) platform. Launched in January 2020, this tool allows hiring teams to manage external talent pools (such as interns) in a strategic, efficient, consistent and compliant way.

b.Focus on the R&D team
While talent acquisition is a major focus area for all of Criteo’s activities, we pay close attention to our R&D teams, where candidates have highly specialized profiles and our recruiting approaches consequently need to be adapted.
Criteo has made recruitment for the R&D team a high business priority, and for this reason, R&D recruitment is entrusted to a specific R&D Talent Acquisition (TA) Team that is working hard on selecting and attracting future talent. The R&D TA team partners closely with the Tech Hiring Guild, whose purpose is to continually evaluate and ensure a robust process for the assessment of technical skills as part of the hiring process.

Some initiatives to improve candidate experience are conducted as part of the R&D Inclusion & Diversity Roadmap (see the section dedicated to measures taken for diversity and gender equality for more details). For example, the R&D TA Team hosted awareness sessions about non-discrimination and bias during the hiring process. Same as in 2019, Criteo also endeavored in 2020 to have at least one female interviewer per interview, especially it is always the case where the candidate is a woman.

Criteo’s Campus Program for R&D
Our Campus program is how the R&D team targets candidates before they graduate. Criteo works with a network of schools and participates in career forums that connect companies and students. Those events allow us to promote our activities directly to students, meet with candidates, collect resumes, and organize future interviews.
The Campus Program recently diversified its approach by increasing the focus on schools and universities where candidates present more diverse profiles, both socially and ethnically. Due to Covid-19 restrictions many events planned for this year were unfortunately cancelled. However, where possible, Criteo participated in virtual campus events to maintain its relationships with schools and to continue hiring interns for its R&D teams. In addition, through continued partnership with certain schools, Criteo was able to coordinate remote internships throughout 2020.

c.Hires and terminations
In 2020, 670 employees exited the company and 502 were hired across the globe.

New Hires & Terminations	2019	2020	Var.
New Hires	750	502	-33%
Terminations	732	670	-8%
Employee’s initiative	499	390
Employer’s initiative	123	174
Other (e.g. end of fixed-term contract)	110	106

We closely monitors our attrition rate and put in great efforts to better understand and reduce it as much as possible. For instance, we have built a database to analyze the reasons for departures. Those analytics are making it easier to predict attrition rates depending on geographic areas and populations. More importantly, they enable Criteo to anticipate the number of recruitments needed.
In the coming years, we intend to find ways to attract more diverse talent and work on employee engagement to improve the retention rate.

3.Compensation & benefits

In the tech sector, compensation is a critical differentiating factor if a company wishes to attract and retain talents and to stand out from the competition.
Criteo set up a global Group Policy to ensure that compensation offered is competitive compared to the market, depending on jobs and expertise levels, geographical areas, etc.
This policy is enforced by Criteo’s Compensation & Benefits team, who monitors the market and performs salary surveys for all components of employees’ remunerations. They conduct a yearly review of salary levels across the Group, ensuring notably that compensation abides by the Global Group Policy. The Compensation & Benefits team also oversees practices across all of Criteo’s entities, taking into account country-level specificities with the help of local People teams.
In 2020, annual base and variable salary compensation payouts for the legal entities included in this CSR report were € 218,263,950 – a 11% decrease compared to €243,901,688 in 2019.

Criteo does not discriminate against any category of employees through remuneration. However due to the structure of our smaller teams and to the specific technical profiles sought after in some positions, we do observe some salary gaps across populations depending on gender, age, etc. We are currently working on a specific tool to facilitate the monitoring of salary gaps across the Company. This dashboard is expected to be circulated amongst team leaders and used for regular monitoring of the way the situation evolves.
In 2020, a comprehensive analysis of salary levels across Criteo was launched. The purpose of this analysis is to assess the competitiveness of an employee's base salary compared to the market salary for equivalent positions, as well as have a better understanding of the possible differences of salaries between men and women. This compa-ratio enabled the Compensation & Benefits team to assess that there exists in 2020 a 2.8% gap between the salaries of men and women, in favor of men (once the gaps that can be attributed for instance to different local market salary levels are accounted for). The analysis also disclosed that compensation discrepancies between men and women for employees starting their new jobs have been drastically reduced over the last two years and amounts today to a 1.2% difference, thanks to the work of the involved teams who activated several levers as part of our Pay Parity Action Plan.
The Pay Parity Action Plan was launched with the aim of improving our understanding of those residual differences in salaries, and with the ultimate objective to bridge the gap between the alignment of a woman's and a man's salary with that of the market. The teams are working on various areas such as :
At hiring:
–Ensure pay equity by running quarterly analysis on New Hire offer per gender,
–Training for managers
At merit cycle:
–Ensure balanced performance rating distribution per gender,
–Ensure average increase balanced between Female and Male
At promotion & mobility:
–Ensure equal access to promotion and internal mobility opportunities
–Perform analysis on average increase proposed during promo based on gender
After a leave of absence:
–Ensure compensation analysis done upon return of leave of absence
–Specific to maternity – ensure increase is proposed upon return
–Offer a career discussion when employees return from leave

Also, in 2020, as per French regulations, we disclosed our Women-Men Equality Index for France – which reaches 92 out of 100 (same as 2019).

In addition to compensation, employee benefits are also a pivotal point in the very competitive tech industry, and appear as a key component for talent recruitment. Criteo thus puts a strong emphasis on making progress on the multiple aspects of employee benefits.

In 2020, the decision was made to extend the secondary care parental leave from two weeks to four weeks in France, the United States, Canada, Spain and Brazil. This will be proposed to all secondary parents, regardless of their gender or marital situation, in line with our core Inclusion & Diversity principles. In future years, Criteo plans on expanding this extended secondary care parental leave for all countries where we are located.

4.Skills Management & Development

We continuously invest in our people development programs, both in terms of resources and organization as well as processes and experiences. Those efforts demonstrate the importance granted by the company to talent growth and management.
In particular, specific trainings were organized in 2020 regarding the below topics, and will be presented later in this chapter:
–Management
–Performance and Development – Talent Review
–Support in the Covid-19 situation
–Sales
–Digital Market Knowledge
–Impactful & influencing presentations
–New Code of Conduct Global Launch
–LinkedIn Learning Paths
–Coursera leverage for tech teams

In the following section, the different types of training we provide are referred to as:
In-class trainings: “Live trainings” and “virtual classrooms” where:
–Live training refers to trainings delivered face-to-face by an internal or external trainer;
–Virtual classrooms refer to virtual trainings delivered by an internal or external trainer via Zoom.
Online trainings: trainings autonomously followed by employees through digital learning platforms.

a.In-class training 2020 highlights
The main activities carried out for in-class trainings in 2020 are presented in this section.
–Management:
We redesigned our management program with the objective of developing managers’ coaching, feedback and conversation skills. We aimed to equip managers for the Perform & Develop program. We trained them on having performance and development conversations with their team members and created an e-learning module focused on manager behaviors we want to see in the organization. These manager behaviors are aligned with Criteo values and are a great resource for our managers to better understand what is expected from them.
–Performance and Development:
The Learning and Development team designed trainings, with the help of the People Experience Team, on the Perform & Develop program. The focus was on delivering training about career development, career conversations for managers and individual contributors and Self-awareness (DISC assessment). We also created videos to support employees and managers in the goal setting process, as well as receiving and giving feedback.
–Support in the Covid-19 situation:
As soon as the Covid-19 situation started, Criteo supported all employees globally by organizing virtual trainings offering advice on remote working setup, the management of remote teams, and on mental and physical wellbeing. Digital content around those topics emphasize the most accurate content linked to each individual employees’ needs. These learning experiences were designed in partnership with the Covid-19 steering committee, People and Workplace departments, and the employees themselves (e.g. sport initiatives).
–Sales :
As a follow-up to 2019, several trainings were organized for the Sales teams, including: “Negotiation” and “Influence”, NLP (Neuro Linguistic Programming) and Consultative Posture. These trainings constitute a preparation phase for the Sales Academy project, which we expect will be launched in 2021.
–Impactful and influencing presentations:
One of our soft skills focus in 2020 has been “impact” and “influence”. We developed learning experiences to support our teams in being more impactful when presenting using storytelling techniques and influencing stakeholders. We believe that these skills are even more crucial in a new remote context where transversal collaboration is key for the success of our global projects.
On the Digital Market side, we focused on getting a better understanding of the digital environment for departments other than Sales in 2020.

Although this report focuses on formal training activities, whether instructor-led or online, much more is happening in the field and the office on a day-to-day basis, ranging from Criteo’s cross-functional teams and organizations, through peer-to-peer learning to social learning activities. These more informal and ad-hoc learning activities which are promoted and facilitated locally represent a large part of the learning experience and are a key part of Criteo’s learning culture.

In-class training hours

IN-CLASS TRAINING	Training hours	Including hours backed by evidence	Average training hours per employee	Average training hours per trained employee	% of trained employees	Number of training sessions	Average number of sessions per employee
2020	16,249	12,205	6.7	9.9	67%	507	0.2
2019	31,539	13,751	12.2	15.2	80%	538	0.2
% evolution	-48%	-11%	-45%	-35%	-16%	-6%	1%

IN-CLASS TRAINING HOURS - DISTRIBUTION PER GEOGRAPHY

APAC
9%
Americas
32%
EMEA
59%

The decrease of in-class training hours in 2020 can be explained with the specific context of Covid-19 which affected Criteo’s in-class training programs worldwide. Criteo teams strived to adapt to the context, and in-class training sessions were partly turned into virtual training sessions. The learning contents were also adapted to focus on essential via bite-sized learning, leading to an overall reduction of the duration of training sessions. Regarding the number of training sessions itself, the decrease is of 6% only compared to 2019.

b.Online trainings 2020 highlights
The main activities carried out for online trainings in 2020 are presented in this section.
–Growing usage of LinkedIn Learning: we completed our first year with LinkedIn Learning and reached a nearly 80% adoption rate for our employees. This activation combined with the increasing number of hours spent online for self-development show how important Digital Learning is, especially with the current remote working situation. We are now embedding digital resources in most of our Learning Paths.
–Leveraging Coursera mainly for tech topics: progressively switching to unlimited Coursera licenses for those who need it, especially among the tech teams like R&D. This still accounts for an important share of the online training hours.

–Code of Conduct: After a revamp last year and a successful pilot of the new Code of Conduct online training, we had a global launch of this course at the end of Q3 2020 for all Criteos. More information is provided in the section dedicated to anti-corruption.

Online training hours

ONLINE TRAINING	Training hours	Average training hours per employee	Average training hours per trained employee	% of trained employees
2020	14,063	5.8	6.7	87%
2019	11,584	4.5	4.8	93%
% evolution	21%	29%	38%	-6%

ONLINE TRAINING HOURS - DISTRIBUTION PER GEOGRAPHY
APAC
11%
Americas
21%
EMEA
68%

On top of the core online training hours reported above (skills development-driven), employees have completed further online training. This represents about 2,045 hours and covers Compliance modules (44% of these hours), FlyCriteo On-boarding modules (52%) and digital literacy on collaboration applications (4%).

c.Peer-to-peer and social learning practices
Peer-to-peer and social learning are part of our learning culture and DNA. They represent a large part of the employee learning experience and whilst they are not being translated in formal training hours, they have a positive impact on the employee base.
However, because of the Covid-19 pandemic, some initiatives launched in 2019 and mentioned in last year’s CSR report that should have been continued in 2020 were suspended. Our priority was indeed to address more urgent matters, such as ensuring the continuity of training in a remote working environment. We hope better conditions in 2021 will allow us to revive some of the initiatives launched in 2019.
During our annual "Kick-Off" event, we organized "Criteo University" sessions. These are one-hour lectures proposed by Criteos (volunteers) to deepen a subject directly related to the company's activities. A few days before the event, Criteo employees could sign up for the two sessions they prefered from a list of about ten conferences with various themes. Some examples include:
–EMEA – Clémence Vermersch, “Understand what moves CRTO shares up and down and how CRTO is valued and perceived by financial analysts and investor”
–US – Brenda Mitchell and Cara Sugli, “Elevating Your Global Professional Profile for Career Transformation”

–APAC – Jean-Baptiste Rudelle, “Can we reduce carbon emissions? What are the most effective strategies to reduce carbon emissions? How is Criteo approaching the topic and what is our impact?”

d.Improving training delivery methods and tools
Since 2018, a common training tracker called the “Global Learning Tracker” is used by People Development Partners and the Product Training Team for the In-class training sessions. This gives managers the means to track the trainings of their teams. In 2020, the Global Learning Tracker was reviewed and strengthened. All trainings are now tracked in regional tracking Excel files quarterly. Because of the unique sanitary context, attendance sheets have been replaced by extracts from the Zoom system to assess the attendance of participants.
In parallel, Criteo has launched an RFP (Request For Proposal) for a new Learning Management System (LMS) expected to be rolled out at the beginning of 2021. This new LMS will allow better centralization of Criteo training contents and to better track information, and to report training data most efficiently. This platform will help both learners and People teams to work more efficiently as ensuring the learning contents answers to business & development needs and focus on tasks other than monitoring.

5.Hackathon

At Criteo, we believe that innovation is part of everyone’s job and we know it is critical for Criteo to stay ahead of the competition.
The “Hackathon” provides the support and flexibility needed to turn employees’ ideas into reality. Employees are invited to submit their ideas related to product innovation, revenue generation, profit optimization, or business efficiency. This initiative is a great opportunity to acquire or leverage skills and knowledge from “on the job” on topics that people are passionate about.
In 2020, the Hackathon had to be carried out virtually due to the Covid-19 situation. The event being digital meant everything had to change. No more meeting rooms, no more free food and radical entertainment, but rather virtual war rooms, online cooking and yoga classes. Even our judging session shifted. With no access to giant amphitheaters to accommodate all teams’ supporters, we prepared in the EMEA region three simultaneous webinar judging sessions. To ensure that the pitching went as smoothly as possible, we encouraged teams to make their presentations as pre-recorded videos. Also, we asked them to keep their pitch under the specified time frame: three minutes for the presentation and five minutes for the Questions & Answers (Q&A).
The engagement of the Hackathon audience was also an important point for us. With no possibility for Criteos to cheer up directly for their colleagues, in 2020 we set up the People Choice Awards. The audience had the opportunity to vote for their favorite project and team and win some prizes all while learning about the amazing projects at Criteo.
ii.Wellbeing, inclusion and diversity at work

Employee health and safety is a priority for Criteo. We devote time and efforts across all locations to provide positive working conditions, work-life balance and the healthiest office environment for its employees. In 2020, our top priority was the safety of employees, as continuously reaffirmed by Criteo’s new CEO Megan Clarken through the Covid-19 pandemic. Keeping the health of our people across all our locations at the center of our priorities, Criteo implemented several measures in 2020 to support them in facing that exceptional situation in the short term, but also anticipating longer-term consequences.

a.Safety and wellbeing at work

a.Management of the Covid-19 pandemic
2020 was a particularly challenging year worldwide with the propagation of the Covid-19 virus. For global businesses such as Criteo, the pandemic was a multifaceted challenge. Of course, the health of our employees was and is still our primary concern, including their well-being when working remotely in possibly complicated or stressful conditions. Following the pace of the pandemic, we continuously adapted to the everchanging country-level measures (e.g. countrywide lockdowns). More than ever, communication with our people proved essential to address everyone’s concerns and propose adequate solutions.

Ahead of countries’ legal provisions, Criteo decided to temporarily close its first offices as early as January 2020 in China, and in other countries in the following months. Ever since we have sought to limit the return of employees to offices, including during times of less strict lockdown measures (e.g. during the 2020 summer in Europe). As of today, Criteo’s offices remain open only for specific cases, for instance when an employee faces conditions too inadequate to work from home.
To determine the safe level of occupancy in offices in line with guidelines set by various governments, we always picked the strictest rules as our standard. As a result, the rule is not to exceed 20 to 30% of occupancy over all of Criteo work locations.
In every office, the desks and chairs were laid out to respect social distancing, routes were traced on the floor so that people wouldn’t have to cross face to face, and sanitizer holders were provided as well as desk signage. Criteo provided also its employees with own face masks manufactured.
Finally, in the event that an employee needs/wishes to work from the office, a strict procedure was set up:
–Booking on a dedicated tool within the safe occupancy level in case of a partial re-opening of offices
–A stricter access policy for offices at high-risk level, requiring Only employees with a critical business reason to obtain formal approval from Director level.
This unprecedented sanitary context has been a confirmation for Criteo that we are able to react quickly to such emergencies.

Linked to the Covid-19 pandemic, Criteo created a specific program to ensure employees would still be able to work in the best conditions possible. We partnered with an external firm providing psychological support, this partnership still being active today (see section d.). This specific program also includes financial support up to around $700 for each employee to buy suitable equipment (screens, ergonomic chairs, desks, etc.) for teleworking. Lastly, the onboarding program was completely redesigned and adapted to welcome new joiners remotely. People teams and managers are working closely together to welcome new joiners in the best conditions during that unique period.
Communication to employees regarding the Covid-19 situation is essential to Criteo. We created a Group Steering Committee in February 2020, with representatives from all our geographies and functions. A local US committee was also set up to address the specific situation in the Americas. In charge of overseeing the global situation and rolling-out adequate measures, those Committees also deliver specific Covid-19 communications to all employees, through e-mails and on the internal website. Our CEO Megan Clarken regularly delivers direct messages to employees, leveraging the Steering Committee’s own communication.
Criteo carried out two Covid-19 surveys in June and September 2020. The purpose was to obtain feedback on employee’s current feelings and concerns, to identify measures that have been well-received and to know what could be improved. Those surveys tackle a wide range of topics, from well-being to productivity to social links with other employees. With respectively 91% and 93% response rate, these two surveys have both received very high response rates from employees.
The results of the September survey show that Criteo is slightly improving in terms of employee well-being compared to the June survey. The general sense of wellbeing is relatively high compared to other companies. Indeed, 90% of employees feel they can deliver their best work from home and 94% wish to continue work from home in the future with a mix of work from home and working from the office (60/40% or 50/50%). As in June, employees feel proud to work for Criteo and continue rating Criteo culture highly. Also, the additional ergonomics support put in place after the June survey got very positive feedback and helped employees to deliver their best work and feel well. Lastly, the results of the September survey shew a strong request from employees to provide visibility of Criteo’s future flexible working plans. Regarding this last request, a new Work From Home policy was announced internally in December 2020. It will come into effect as of 2021, January 1st, and will be effectively applied when our employees go back to the offices in June 2021.

The Covid-19 pandemic opened the way to new working practices, and we want to maintain those advantages that employees have appreciated from this situation. We already announced that employees would not go back to offices before June 2021. We are now rethinking the way our people can keep working remotely but together in the long-term, maintaining the connection to each other and protecting Criteo’s company culture which is our DNA.

b.Work organization
The Covid-19 pandemic is making us revise our previous organization on the matter of remote working and working hours. For instance, in France, an agreement was signed in February 2019 to allow people in the Paris office to work from home one day per week or more, which was the only formal policy in place across the Group.
We now have to think of the long-term conditions that will come in a post-Covid-19 world, in which remote working has become the norm for our industry. This work includes finding new ways of ensuring a good work-life balance for employees, in a context when office presence is no longer a way to monitor employees’ working hours. As part of this topic, a new tool named TIME, allowing to record working hours (including extra working hours), has been rolled out in December 2020.

c.Safety at work
At all times, Criteo aims to ensure a safe workplace environment.
Launched in 2019, The Health & Safety Management System (H&S MS) project was completed and approved at the end of 2020. It will be rolled out in the coming months and years.
The main aim of the H&S MS is to establish a global standard across the Group in terms of security norms in offices (fire protection, etc.). This policy was established based on an assessment of local standards and practices in each of the countries where Criteo is located, retaining the strictest criteria as the Group’s standard. It will be in place in all offices worldwide, and Criteo will keep track of the compliance level of each office, to be able to tackle the improvements to be made. In addition, each workplace has already named a

H&S referent in charge of implementing the Health & Safety policy. H&S referents will receive specific trained regarding their roles and responsibilities.
The safety of employees traveling for business is also important to Criteo. In 2016, Criteo launched an International SOS Assistance tool to complement the existing employee emergency assistance with AXA healthcare. This tool acts as a 24/7 hotline for support on security issues, especially when traveling, and also tracks all Criteo travelers so that they can be identified and Criteo can reach out to them in an emergency.

d.Employee wellbeing
Criteo is committed to promoting employees’ physical and mental wellbeing. To this end, regions are allocated a budget, distributed between the offices, to encourage employees to exercise. Sport and physical activities are part of Criteo’s DNA and each region normally provides employees the opportunity to exercise with social and low-cost services by offering on-site wellness activities such as yoga, massages or sports subsidies to attend external sports clubs and gyms.
Unfortunately, Criteo’s employees could not benefit from these services in 2020 due to the Covid-19 pandemic. Instead, we organized online events and initiatives to keep employees connected and offered free of charge online sport videos for the employees. Local events became as of October 2020 a Global program: FeelGood, aiming at keeping teams engaged and energized while working from home.

Moreover, most offices around the world provide standing desks to their employees without requiring a medical prescription or specific ergonomic seating, which requires a medical prescription. Based on individual needs, these special appliances enhance overall comfort in the workspace. As mentioned above, in the context of generalized teleworking due to Covid-19, Criteo decided to bear the costs of ergonomic seating and desks to ensure employees can work in the best conditions from home.

In addition, Criteo is sensitive to the mental wellbeing of its employees. It can be difficult for people to open up about mental health concerns, but Criteo is continuing to investigate options to roll out employee-assistance programs across all countries. For instance, to ensure a no-stress environment at the office and to be proactive on the subject, Criteo offers in a few countries an employee assistance service. This free and confidential external helpline service can be reached 24/7 for advice and support on a variety of issues. In other countries, employees can benefit from five free counseling sessions.
Also, when a specific incident occurs, such as the Covid-19 pandemic, our Criteo’s People and Workplace teams create tailor-made solutions as soon as necessary in order to support employees.
From the beginning of the year and thanks to a partnership with Eutelmed, Criteo’s employees have access to mental health support. Eutelmed has made available through a 24/7 hotline to connect with a mental health professional for all Criteo’s employees around the world (free of charge and in local languages). An appointment zone, with five scheduled appointments free of charge, or three online self-assessments are available as well. Lastly, Criteo’s employees have access to videos, articles and can register to weekly webinars.

b.Employee relations
Communication and transparency are important areas of focus at Criteo.

a.Internal communication
For internal communication regarding the Group’s strategy, Criteo hosts a company-wide “Global All Hands” event twice or thrice per quarter, led by the CEO and members of the Leadership Group. During this event, they provide key business updates and allow employees to ask questions. Each department has regular functional “All Hands” to disseminate further information on key business priorities and performance metrics.

Changes involving systems, processes or other issues impacting employees are communicated in face-to-face sessions to supplement emails on the topic, allowing employees to ask questions or raise concerns. In addition, many groups have Slack channels to communicate real-time updates and feedback to employees. Social Media channels are also used to inform both external and internal populations. For instance, in 2020 we implemented an internal social media, Sociabble to inform employees on a more interactive platform (named internally Connect and Keep Engaging (CAKE)).
A global intranet is also available, gathering many functional portals to allow employees to easily access all information they would like: People Portal, Global Shared Service Center (finance), Internal IT, Marketing Knowledge, Communications portal, Legal, R&D & Product Events, Criteo Cares (CSR program), Compliance & Ethics, Data Quality, Travel portal, Risk Management.
Let’s deep dive into the People portal as an example: it is an HR intranet portal meant to allow employees to have easier access to HR-related information, policies, contacts, including both global-level and country-level specific information. Since it opened in 2019, our “People Portal” has been very popular with around 200 employees consulting it per day. The People Portal was also leveraged for communicating to employees during Covid-19, providing a full section on various different Covid-19 topics to keep our employees informed.
Criteo also implemented “AskPeople”, a user-friendly ticketing solution based on the Salesforce platform that is used by employees to ask their HR-related questions (policy, benefits, etc.). It’s also used as an internal tool within the People team to allocate and track work between different teams. The initiative has been completely rolled out and is proving successful with about 16,000 tickets logged by employees in 2020. Internal IT has also the same kind of user-friendly ticketing solution to assist Employees with any IT-related questions/topics.

Finally, we have found new ways to create networking among employees and to welcome new joiners in the context of the pandemic. The onboarding program was upgraded into a fully remote onboarding program, leveraging new formats, trainings and activities for new joiners to feel comfortable and find their places in their respective teams and in the global organization.
We also launched other programs like “Coffee Break with C-level” where each member of the Leadership group invites a small group of Employees - randomly chosen - to share a virtual coffee break via Zoom to ask questions and share with the C-level (the CEO, CPO, CTO, etc.). In 2020, 726 employees were invited to meet our CEO in person during 51 coffee break sessions.
To allow networking among Employees in the work from home context, we launched “Donut”: a matching system based on Slack channels, where two randomly chosen Employees are matching to share a virtual coffee together. It is working every two weeks, alternatively at country level or at the regional level (EMEA, APAC, AMER).

Lastly, during the Covid-19 pandemic, we reinforced internal communication by sending a weekly e-mail to Criteo employees to give them as transparent information as they need on the evolution of the situation and the health and security measures we’ve put in place. We also created a dedicated intranet space to share all the information related to Covid-19 security measures, ergonomics, well-being, work from home, office opening.

b.A culture of feedback and engagement
We strive at Criteo to create a culture of feedback and continuous learning. We, therefore, promote feedback at different levels of the organization and as an important part of our company culture: for example, the People team supports managers and employees through dedicated trainings to give and receive feedback in a constructive way. That’s how in 2020, changes were made to the Performance Review process. The annual cycle now includes more frequent feedback conversations between managers and employees, with the addition of a mid-year review for all employees.
This program is managed centrally by a program manager as part of the People team. First of all, it includes onboarding and exit feedback surveys, to get a good understanding of the onboarding experience at Criteo as well as an understanding of why people leave the organization and how we can improve as an employer. In some cases, face-to-face exit interviews with voluntary leavers are also used to pinpoint the main causes of turnover and better understand and address potential issues.
We also regularly give employees the opportunity to share their feedback on different aspects of their employee experience in a more formal way through employee surveys. As one of the main initiatives, Criteo continues its partnership with Glint to collect employee feedback and work on improving the employee experience.
Once a year, Criteo indeed runs a company-wide engagement survey to measure engagement over time, understand the needs and areas for improvement. The survey reviews scores from 30 questions and qualitative comments left by employees. In 2020, we started to gradually move to a “pulse approach” with short recurrent surveys to be more impactful. As a first step, we introduced a pulse check in Q2 to complement the full survey in Q4. In 2020, the global engagement score is 73 on a scale from 0 to 100, compared to an external industry benchmark of 74. 75% of respondents recommended Criteo as a great place to work. 73% of respondents said that they were happy working at Criteo.
The main strengths identified through the engagement survey were the following on a scale from 0 to 100:
–Respectful treatment (87): the survey respondents declared that they feel treated with respect and dignity at work.
–Manager (86): the survey respondents declared that they would recommend their direct manager to others.
–Teamwork (83): the survey respondents confirmed that they are satisfied with their work teams (the people they work with the most).
–Authenticity (82): the survey respondents confirmed that they feel comfortable being themselves at work.
–Feedback (80): the survey respondents say that their managers provide them with feedback that helps them improve their performance.
Results are reviewed at different levels of the organization and all managers have immediate access to the feedback from their teams and are encouraged to have conversations with their teams about strengths and areas of improvement. Results are also reviewed by the People and the Management team, and at the department and organization level. At all levels, managers are encouraged to openly share and discuss the results and involve employees in making improvements. At group level, a plan for improvements was approved by the management team and communicated to employees through written communication and at the Global All Hands meetings.

Similar to previous years, in 2020, Criteo also used a manager survey, where employees provide feedback about their direct managers. Based on the results, managers can identify areas for professional development. Every manager gets a detailed report of the feedback provided by their teams. Results are reviewed and action plans defined for managers with the People Experience team. People Partners also conduct reviews of high-level results per function with Executives.
To help managers and employees achieve their goals and empower them in a collaborative way, we provide all Criteo employees with unlimited access to the LinkedIn Learning platform.

In 2020, we also gave employees the opportunity to share their feedback on the Covid-19 measures implemented by Criteo. Two Covid-19 surveys were rolled out in June and September, and are displayed in the Health & Safety section.

c.Employee recognition
Spotlight is Criteo’s global recognition program, available for all employees within a platform. It launched in 2019, and the goal is to reward every small or big thing employees are doing at Criteo.
To do so, we have put into the program a variety of rewards. Some are social recognitions (“Merci”) to recognize everyday great contributions, point-based recognitions (“Applause”) to reward great achievements performed during a month, and also a quarterly Standing Ovations exercise to reward exceptional achievements.
The platform also allows us to recognize great actions performed for Criteo Cares or even to celebrate employees’ Criteo anniversaries. With an activation rate above 95%, the platform is a success and is used across regions and departments. More than 66,000 recognitions have been received by Criteos since the launch.
Several events around Spotlight have been done since launch to ensure everyone knows about it and use it the best way possible (e.g., Black Friday celebration, Christmas celebration, Spotlight 1st year anniversary, etc.).
With remote working it’s more important than ever to ensure employees are properly recognized, on a regular basis for all the great things they achieve.

c.Inclusion, diversity and equal opportunities

In 2020, the Black Lives Matter movement in the United States enhanced again the importance for us to keep Inclusion and Diversity (I&D) at the core of Criteo’s values, with clear principles embed in our HR processes, our company culture, and across our organization globally.
In 2019, Criteo’s actions were mainly focused on gender equality, which was identified as a priority issue especially for our R&D teams. In 2020, keeping gender equality as a key area of improvement, we took steps to broaden the scope of our I&D roadmap to other types of diversity such as social diversity, disability and ethnical diversity.
That’s how one of the first decisions made by our CEO Megan Clarken was to open a position for a head of I&D at Criteo. The new head of I&D has been hired and his role is to develop and drive Criteo’s commitments to I&D.

Although events such as the “Meet up Criteo talks I&D” had to be cancelled in 2020 because of the pandemic, Criteo continued leading in 2020 many Inclusion & Diversity initiatives, presented in the next pages.

a.Gender equality

Promoting gender equality at all levels of the company

Criteo is taking steps towards gender balance and equality with an increase in female employees in 2020 in both the general population of employees, as well as director positions.

Gender equality	Total employees		Managers		Directors and VP (Vice President)
	2019	2020	2019	2020	2019	2020
Male	1,552 (61%)	1,402 (59%)	365 (66%)	341 (69%)	158 (71%)	151(70%)
Female	(39%)	964 (41%)	(34%)	153 (31%)	64 (29%)	66 (30%)
Total	2,538	2,366	549	494	222	217

Our long-term efforts to attract and retain female talents over the five past years are bearing fruit, as shown in the graph below:

Criteo aims to hire talent without gender discrimination and promote fair opportunity regardless of gender. In 2020, 39% of employees promoted were women, in line with the share of women employees in the company (41%).
It is worth mentioning that end of 2019, Megan Clarken took up the CEO position at the head of the company, becoming one of the few women worldwide leading a global IT company. In 2020 as well, Rachel Picard was appointed as chairman of Criteo’s board and Sarah Glickman as Chief Financial Officer. These meaningful steps further demonstrate Criteo’s voluntary approach to promoting gender equality including in top management.

Our global roadmap for gender equality

Criteo is leading several gender equality initiatives that are part of a global roadmap. In 2020, the following key actions can be highlighted:
•The launch of a global Diversity Dashboard to follow the evolution of recruitments when it comes to gender equality. This dashboard will allow each department to monitor quarterly the distribution of workforce by gender and by age (evolution of headcount, recruitments, etc.). It is aimed at better understanding and fostering diversity within the workforce. In future years, We intend to set targets in terms of diversity recruitment, promotions and training, at team level and global level. In the United States, this Diversity Dashboard will also include indicators and targets related to ethnical diversity (see more in the BIPOC section).
•In 2020, we decided to extend the secondary care parental leave for employees from two weeks to four weeks. Established in France, Spain, Canada, Brazil and in the United States for now, this extended leave will be proposed to all employees across our locations worldwide in 2021, often going much further than local regulations when it comes to leave for the secondary parents. In line with our I&D principles, it will be offered to all our employees who are secondary parents, regardless of the gender or marital situation.
•In France, a gender equality agreement was signed in 2014 and renewed in 2018 for three years. It aims to build awareness around gender equality matters and is a warranty of compliance with the principle of non-discrimination. It promotes equal pay, equal access to training and equal opportunities for career development and promotions. It also encourages diversity in recruitment processes. Several measures have been put in place by Criteo in order to achieve these goals, such as prohibiting unjustified pay differentials, increasing the number of promotions granted to women to 30% of the total amount of promotions awarded by the company and increasing the proportion of women in all the different types of positions and pay ranges to at least 29% the first year, 31% the second year and 33% the third year.
•The specific Inclusion & Diversity training programs implemented for recruiters in 2019 (against unconscious bias, etc.) is currently being upgraded. For that reason, they did not take place in 2020.
•The Women@Criteo community was relaunched in 2020, as part of our Criteo Cares initiatives (see below) and Criteo is planning to revive the Women in Tech community in 2021.
•We launched a new partnership with 50inTech in 2020 to raise awareness for and support women tech leaders through skill development. As part of this commitment, Criteo participated in the “What I really really want” bootcamp.
•Lastly, as a signatory member of the Tech for Good Call, Criteo took strong commitments for the improvement of women representation in leadership positions (see below).

The R&D roadmap for gender equality
Criteo’s R&D department, accounting for nearly 600 employees in France and the United States, has identified gender equality as a priority issue in terms of talent acquisition and people management. For this reason, the department developed its own Inclusion & Diversity roadmap to complement Criteo’s global actions.
In 2020, this roadmap included the following key actions:
•Since 2019, the R&D team has been reviewing its recruitment processes to ensure inclusivity in terms of gender equality and representation. We are notably revising the wording of job descriptions to make them appeal more equally to female candidates. In future years, the team intends to implement a new process to collect feedback from interviewees and thus continue improving recruitment processes in line with candidates’ expectations.

•We are also striving to raise awareness in the Tech sector on the issue of gender, seeking to support women in the Digital/Tech/Science fields. In previous years, we regularly organized initiatives to raise awareness both internally and externally, wishing to build a worldwide community of R&D Tech women engineers. Because of the Covid-19 pandemic, those events could not be held in 2020.

Focus: some 2020 actions of the Women@Criteo Community:
•Each for Equal: A Q&A with our CEO, Megan Clarken. When it comes to building an environment that promotes equality, everyone needs to play an active role. In March 2020, we spoke with our CEO, Megan Clarken, to find out how she’s seen equality evolve throughout her career and how she believes we can create a more equal workplace at Criteo.

•In 2020, on behalf of Criteo, Megan Clarken signed the Tech For Good Call led by the French President Emmanuel Macron. As a prominent member of the Tech For Good initiative since 2019, Criteo committed to empowering staff from all backgrounds to fulfill their potential and achieve 30% of women in leadership roles by 2022 as well as 30% of women in tech roles by 2030.

•Megan has been featured as part of the HERoes 100 Women Executives List for 2020 for her actions promoting I&D:

IMPACTFUL

heroes yahoo! finance
Women Role Model Lists 2020

We are excited to announce that our CEO, **Megan Clarken** has been featured in INvolve's HERoes 100 Women Executives List for 2020 for her work in championing diversity and inclusion in business.

The global HERoes Women Role Model Lists recognizes and celebrates business leaders and future leaders who are breaking down barriers at work and driving change for gender diversity. Megan was judged on the influence of her role, her impact on gender inclusion and equality inside and outside the workplace and her business achievements. She is actively working to create an environment where women and other underrepresented groups can comfortably bring their best professional selves to work.

#HERRoleModels20

Join us in congratulating Megan on this well-deserved recognition!

Feel free to check out the full list here

criteo.

Inclusion of LGBTQIA+ people
When addressing gender equality issues, Criteo also considers the inclusion of LGBTQIA+ people in the company. Those initiatives are mostly carried out by our internal Pride Community.

Focus: some 2020 actions of Criteo’s Pride Community:
In 2020, the Pride month initiative provided an opportunity for employees to learn more, encourage the spirit of togetherness, and support the LGBTQIA+ community and diversity more generally.
•“Inclusion & Diversity Presentation with MDC” - The Michigan Diversity Council presented a I&D talk about unconscious bias, identifying challenges of the LGBTQIA+ community, and how to support the LGBTQIA+ community.
•The ABC Guide: There are a lot of unknown terminologies in the LGBTQIA+ world. This guide explains the basics of respectful and inclusive language when communicating with and referring to LGBTQIA+ people. Using inclusive language means we can demonstrate respect in and outside of the workplace.
•Our Pride stories: What is an LGBTQIA+-friendly workplace? Several employees from Criteo talked about discrimination related to their sexuality and gender identity throughout their career, what the ideal world in the future looks like, and more.
•Pride posters: In June, we have asked our leaders to answer the question "What does diversity mean to you?"

criteo.
"Diversity starts with you, & then it adds me, & them & all. Diversity is a tapestry. A tapestry is not a tapestry if it's just one square – it's beautiful if it's many. A tapestry is not balanced if the blue squares are grouped together & the green squares are grouped together – it's beautiful when it's mixed. We are all diverse in our own way, we are all special.
Diversity is accepting that & coming together in harmony. All of us."
Megan Clarken
CFO
CARES

•LGBTQIA+ Quiz – We asked employees to test their knowledge in order to raise awareness about inclusion. Indeed, a major barrier to the visibility of minorities is that many people doubt that there are inequalities in the workplace. This was a great way to educate employees.

b.Social diversity
In 2020, Criteo reassessed its ongoing partnerships with various organizations, aiming to increase focus on the most impactful projects. Three major partnerships were concluded in 2020 in France, with the organizations My Future, Article 1 and Simplon.
•“My Future”: our partnership with this association is centered on raising awareness of career opportunities offered by the tech industry in underprivileged neighborhoods. It includes meetings with third year college students in schools located in underprivileged areas to review tech jobs and answer any questions.
•“Article 1” and “Simplon”: more than 15 volunteers from Criteo committed to actions with those two organizations in 2020. As part of the Article 1 initiative, our volunteers engaged in long-term mentoring (3 years) to provide students from socially diverse backgrounds with professional training and resources. The Simplon initiative is aimed at helping students prepare for interviews and behave professionally through workshops or face-to-face meeting led by Criteos.
Those partnerships are currently active in France, but we are seeking to expand these actions in other countries, primarily the United States, with the support of our Education Community (see below).

Focus: some 2020 actions of the Education Community:
The internal Education Community’s objective is to address inequality of opportunity through education.
At Criteo we believe in applying our skills, experience, and expertise to serve others. Volunteers from the Education community have the opportunity to coach young students, train middle school students in coding, and accompany high school students in their orientation, among other initiatives.
Thanks to the feedback from our partnerships in France (see above paragraph), the Education community, with sponsorship from Criteo’s executive team, recommends that Criteo extends these partnerships in 2021 and implement similar initiatives in the US.

c.People with disabilities
Our People teams and our internal Critenable community worked in 2020 on initiatives to better include people with disabilities in the workforce. The project was officially launched in March 2020, when a list of key actions to implement was defined by volunteers from different teams (e.g. administrative processes, workplace adaptation, recruitment processes…). While the Covid-19 situation put a halt to some of those actions, particularly those linked to the workplace environment, several others were still carried out to completion.
In particular, many awareness-raising actions were implemented such as :
•a Disability Day in September, which was held virtually in France.
•an International Day of Persons with Disabilities on December 3rd aimed at raising awareness, where employees could partake in a quiz and discussion with an external speaker.
•the implementation of a toolkit for managers to better welcome and support employees in their teams, along with the creation of a disability page on Criteo Cares internal website.
•the creation of a network of volunteers called “Critenablers” to become points of contact in teams, raise awareness about disability in teams and welcome people with disabilities (see below).
In the future, Criteo intends to increase the number of employees with disabilities in the workforce by working with specialized agencies.

Focus: some 2020 actions of the Critenable Community:
•The Critenable Community (or Network): created in 2020, the community currently consists of a team of eight people, called “Critenablers”, who have volunteered to be Criteo's disability referents. They organize events (like talks, quizzes, etc.) and can also be contacted by Criteo employees who need help for administrative procedures (e.g. in France to be recognized as an employee with a disability and benefit from associated measures) or simply to talk.
•Awareness campaigns with concrete actions: actions such as the "Critenable quiz" and the “Did you know campaign” allowed Criteo employees to better understand people with disabilities, to become allies for them, and to share their knowledge and sensitize their colleagues, family, and friends.
•International Day of Persons with Disabilities: during this day in December 2020, we hosted an exciting discussion with our guest Tanguy Prouvost, an author with a disability. This event has been introduced by the executive sponsor of the Critenable Community and we had more than 60 attendees.

d.BIPOC2 Community
Inclusion and diversity has been a crucial topic of discussion for Criteo this year, especially with the resurgence of the Black Lives Matter movement globally. Initiatives were carried out in parallel to (and in line with) other I&D actions to specifically address the matter of racial and ethnic discrimination.
As soon as July 2020, we were running in the United Stated a pro bono campaign for a non-profit organization involved in the Black Lives Matter movement and dedicated to anti-racism work and fundraising. We also supported the fight for racial equality in partnership with the Ad Council, by amplifying the messages of #LoveHasNoLabels and #BlackLivesMatter on social media with pro bono media campaigns.
As part of our Voyager Program, two Criteos from the business teams were picked to work full-time on I&D issues in the United States from summer 2020 to December 2020. We have defined a local roadmap for one year which we expect to develop and expand in the future.
In 2020, several initiatives were organized in the United States in terms of Inclusion and Diversity applied to the BIPOC community, including but not limited to:
–An audit of documentation, tools and language used at Criteo is currently in progress, in order to become more inclusive in the words we use and the messages we circulate.
–The recruiting processes have been reviewed by the Talent Acquisition and People teams to be more inclusive and ensure that no job candidates and future employees could feel discriminated.
–Additional reminders for counseling and mental health services for employees who would feel the need for such support.
–People teams also worked and are still working very closely with Criteo Cares Communities, in particular with the BIPOC community (see below). Key activities include five listening sessions aimed at welcoming anyone who wants to listen or talk about their experiences related to diversity and inclusion. The BIPOC community, organized by volunteers from the organization, began to set up internal discussions
22 Black, Indigenous, and People of Colo

about race and discrimination. Community leaders were also assigned to speak with Talent Acquisition and People teams about new actions that could be implemented. More details about the BIPOC community actions are presented below.
–An update of Criteo’s unconscious bias training (in the Code of Conduct training) is in progress, with the purpose of including more specific components related to ethnicity. A pilot has been rolled out in December 2020.
–A Inclusion & Diversity survey including a focus on ethnicity, rolled out in 2020, which will help us better understand areas of improvement, employees’ expectations, and actions we should implement. The survey obtained a 63% response rate and 265 comments. Overall rate was 72% favorable, with an external company benchmark of 73%. This is positive; however the overall sentiment from the comments is mixed with comments highlighting the need for more diversity. The I&D Voyagers plan to create a Thesis as a conclusion to the program in December to be reviewed as part of the 2021 I&D Roadmap.
As a result of the many challenges in 2020, Criteo was especially careful to provide employees in the United States with adequate support with the help of professional agencies (such as counseling, listening sessions, etc.). In particular, guidelines were issued for management on how to check in with their teams, to ensure understanding and flexibility on their part.

Focus: some 2020 global actions of the BIPOC Community:
•July 2020: Criteo Cares launched a donation matching campaign for the NAACP’s Legal Defense And Education Fund. Total donations exceeded $13,600.
•October 2020: we hosted a special training on Discrimination & Every Day Racism Awareness with Dr. Britta Schellenberg & Megan Clarken. We want to create a truly diverse and inclusive workplace, and it is more important than ever that we come “together” and always remain “open”. Some of us also face daily discrimination and racism that often goes unrecognized but still poses an issue. People face discrimination based on skin color as well as name, gender, age and sexual orientation. We want to be able to identify and act against these discriminations to foster an open and transparent culture that celebrates our value of “together”.
•I&D Voyagers : The mission of the I&D Voyager program at Criteo is to understand the current state of diversity, equity and inclusion at Criteo and to use this information to create a working environment where all Criteos can thrive. We intend to advocate for and amplify our community groups and facilitate collaboration between Criteo Cares and leaders across the organization to bring impactful and lasting social change to Criteo and the communities it touches.

In the future, we plan to continue to develop our actions for the BIPOC community. For example, we want to explore implementing “Courageous conversations” within the company, following the great example set up by our CEO Megan Clarken on racial diversity, which was shared with all employees.

e.Non-discrimination and prevention of harassment
Criteo’s Code of Business Conduct and Ethics is applied across all locations and includes principle of non-discrimination.

Consequently, Criteo applies its equal opportunity policy (also called non-discrimination policy) which strictly forbids all forms of discrimination, whether at the recruitment stage or afterwards with regard to promotions, salary increases and benefits, and specifies that no employee may be discriminated against on the basis of gender, race, ethnicity, religious belief, disability, national origin, veteran status, marital status, or sexual orientation.
Today 85 nationalities are represented in Criteo’s global workforce. It is therefore very diverse, with a strong mix of local talent and people from different cultures and backgrounds.
While the majority of our workforce is less than 40 years old (82% of employees), we are careful to provide equal opportunities to all without discrimination on the basis of age, be it through external hires or internal promotions.

Hires and promotions of employees above 40 years old	2019	2020
- Share of employees over 40 years old in hires	8%	8%
- Share of employees over 40 years old in promotions	9%	11%

Criteo also recognizes the importance of freedom of speech for employees. Consequently, no opposition or discrimination is directed at employee representatives.
Our internal regulations provide a policy and measures to prevent moral and sexual harassments in all of its locations, in compliance with local legal requirements. The principle of the harassment ban is also included in the company's Code of Business Conduct and Ethics.
ii.Reduce Criteo’s environmental impact

At Criteo, employees care about the environment. Although there is currently no formal global environmental policy in place, we are aware of the environmental footprint of our activities and aim to minimize it.
The nature of our activities leads us to implement tangible actions for several aspects such as management of the data centers and its data resources, promotion of green offices, and raising awareness among employees on sustainable practices that will prevent harmful consequences for the environment or society.
In addition, in compliance with the French law “PACTE Act”3, Criteo’s shareholders approved the Company’s request to modify the Company’s by-laws so as to include that the Board shall take into account social and environmental aspects when defining the Company’s strategic orientations. The amended by-laws went into effect in June 2020.

a.Environmental impact of Data Centers

a.Energy consumption and GHG4 emissions due to data centers
Criteo’s operations rely on large data center units and several smaller networking rooms, also known as Points of Presence (POPS). POPS are similar to small-sized data centers. In 2020, Criteo installed its servers in 13 data centers worldwide, all of which belong to external service suppliers. Among those 13 data centers, 10 are data processing centers and the remaining 3
33 Plan d’Action pour la Croissance et la Transformation de l’Entreprise (Action Plan for the Growth and Transformation of Companies
44 Greenhouse ga

host network POPS. Criteo’s server infrastructure accounts for one of its largest environmental impacts.
A team dedicated to capacity planning is in charge of ensuring optimal allocation of infrastructure resources according to business objectives: this means that human resources are dedicated full time to optimizing Criteo’s infrastructure usage regarding costs and power usage. As a result, robust growth forecasts have been implemented, establishing reliable budget and actions to reduce costs and energy consumption.
Criteo is working to enhance sustainable practices among vendors for both services (hosting and hardware recycling) and hardware procurement. For each new Criteo project, the company releases a Request for Proposal (RFP) to several potential partners, and one of the main criteria of the decision matrix is labeled as “Eco Responsibility”. This criterion encompasses various questions about the energy-saving processes, the source of energy of the data center, its Power Usage Effectiveness (PUE)5, which shouldn’t exceed a rate of 2, and other eco-related topics.

Electricity consumption in Data Centers (DCs)	2019	2020	Var.
Total electricity consumption	62,234 MWh	68,511 MWh	10%
Share of electricity from renewable energy sources	84%	92%	9%
Share of data-center consumption compared to total consumption (including offices)	92%	95%	3%
CO2 emissions generated by data centers (post compensation efforts)[6]	6,991 tCO2	3,693 tCO2	-47%

The evolution in data center electricity consumption in 2020 is due to the following:
–The activity growth triggered the need to replace Japan’s historic data center, where capacity was no longer sufficient. This caused the accounting of the emissions of both DCs as of summer 2020 (opening of the new Japan DC) until the migration is complete and the historic DC can close (planned for May 2021). This configuration will temporarily increase the global consumption, but Criteo chose to migrate to a more virtuous DC, since it has a 100% renewable energy supply.
–The Sunny Vale DC (United States) was closed in June 2020.
–The catalog of internal servers was thoroughly renewed (change of processors). The new servers are much more efficient: twice as many requests per second for one Watt consumed (QPS/Watt), which also contributes to the reduction of our power consumption.

While the electricity consumption of data centers has increased since 2016 (as a result of activity growth), the related CO2 emissions are controlled and have kept decreasing thanks to Criteo’s efforts in reducing the carbon footprint, such as relying on renewable energy sources and increasing our compensation efforts (as shown in graphs below).

55 PUE is the ratio between the total electricity consumed by the data center and the electricity consumed specifically by the servers, meaning that if a data center has a PUE rate of 2, it consumes the same amount in auxiliary utilities (cooling, lighting, etc.) as the core consumption of computing devices
7 This ratio is valid only for countries having a low emission factor like France.
66 Regarding the calculation method of CO2 emissions, for data centers totally powered with renewable energy or for which compensation using renewable energy certificates is performed, the emission factor is considered to be zero. For the other data centers the local factor is used (for more details, see methodological note)

DATA CENTER'S CO2 EMISSIONS FROM 2016 TO 2020 (TEQ CO2)
20,000
15,000
10,000
5,000
0
12,503
17,259
7,363
6,991
3,693
2016
2017
2018
2019
2020

Criteo intends to have 100% of its Data Centers and POPs energy compensated using renewable energy sources or certificates by 2021.
In 2019, Criteo continued to improve the environmental impact of data centers and started to compensate for the emissions of two data centers. As of 2020, 92% of the data centers’ energy consumption is compensated by renewable energy certificates. Since 2020, Criteo compensates 100% of the Hong Kong Data Center energy (which was not the case previously). However, Criteo does not plan as of now to compensate the remaining Japan Data Center because of its compensating rules which are not in line with our own7.

Criteo is currently working with a consulting firm to perform a complete GHG assessment that will cover all emission scopes 1, 2 and 3 for Data Centers8. Indeed, emissions related to the manufacturing of Data Centers are estimated to account for around 75% of the CO2 emissions over the life cycle of a Data Center, while only 25% are related to actual usage7.
77 Criteo only purchases the compensation certificate when the power plant is connected to the power grid of the data center's electricity provider, and the energy should be produced the same year, which was not the case for Japa
88 The emission scopes correspond to three types of greenhouse gas emissions: direct emissions linked, for example, to the use of fossil fuels (scope 1), indirect emissions linked to energy consumption such as electricity (scope 2), and finally other indirect emissions linked, for example, to the manufacturing and use of products (scope 3)

The main interest of this analysis for Criteo is to better understand the carbon footprint of the equipment purchased and the real impact of scope 3, thereby confirming the relevance of Criteo's strategy which is relying on DCs with the longest possible lifespan to cushion the impacts of manufacturing.
In addition to carbon emissions due to electricity consumption, Criteo is also working to monitor or estimate the emissions generated by leakages from refrigerant systems in data centers for upcoming years.

b.E-waste management
Since 2016, in order to reduce the amount of e-waste9 generated in the data centers, Criteo asked for a guaranteed extension for the servers from three to five years.
We work with a subcontractor to handle decommissioned equipment, which is operating in all the cities where Criteo’s offices are located except for Sao Paulo, Istanbul, and Moscow. The majority of this equipment can be reused and is resold on a second-hand market, while the remainder is considered as waste, which can be partly reused or recycled.
In 2020, Criteo produced 65.5 tons of e-waste compared to 66.4 tons in 2019. Part of this e-waste is due to the decommissioning of one data center.
Other e-waste from the workplace, such as employees’ phones, is not discarded at end-of-life but given back to a reseller.
Lastly, Criteo is engaging with external stakeholders on the topic of circular economy in the IT industry. For instance, in 2020 we launched an internal working group with occasionally a few external contacts to discuss innovative solutions regarding the reconditioning of obsolete IT equipment. The general aim of such initiatives would be to bring together organizations in the IT industry to work together on viable circular economy solutions for IT equipment.

b.Environmental impact of Offices and Travel

a.Green offices
While Criteo does not own the buildings it occupies, there is a company-wide commitment to limiting their environmental impact.
This starts with the selection of our buildings. Each office location is reassessed roughly every five years, when the contracts with landlords are set for renewal. This assessment takes into account increasingly demanding environmental factors. The global action plan is to switch to better offices in terms of environment whenever possible: ideally certified LEED or BREEAM. Thus, many of our offices were built according to high environmental quality norms for building, for example:
–In Paris, the building housing Criteo’s headquarters is NF HQE10 certified,
–The Singapore office is located in a building that has been awarded the prestigious Green Mark Platinum Award,
–The Miami, Barcelona and Stockholm offices are located in a LEED11 Gold building property while the Boston office is part of a LEED Platinum building,
99 Electronic waste, or commonly called “e-waste”, describes discarded electrical components or electronic devices
1010 NF HQE: Norme Française “Haute Qualité Environnementale
1111 LEED: Leadership in Energy and Environmental Desig

–Criteo’s Los Angeles building was honored by Culver City’s City Council and local utility representatives as a Sustainable Business- Innovator,
–Our London office is located in a BREEAM12 certified building.
In 2020, the equivalent of 68% of our offices is covered by a green certification based on offices areas in m² (compared to 61% in 2019)
The issues that are managed by the landlord, such as waste management or heating for example, also balance the final choice. The environmental performance of buildings has thus become a key decision factor for Criteo.

b.Energy consumption due to offices
Criteo has also taken numerous actions aimed at reducing energy consumption of offices.
In several offices, lighting is automatically switched off at night or motion sensor activated. Highly energy-efficient LED lighting is installed across many locations where feasible. The default settings for all laptops are also configured to reduce energy consumption from employees’ IT equipment, by going into sleeping mode when the laptop is not used and into low battery mode (lower energy consumption) when it is not plugged.
Air conditioning is also a source of energy consumption that Criteo aims to monitor and control. For example, the air-conditioning system is automatically shut off or significantly reduced during the evening after normal working hours in several offices. Heating, ventilation and air conditioning in major offices such as New York and Tokyo are set to run between reasonable working hours with adequately preset temperature.
In the Milan office, electricity is 100% provided by Lifegate, a green energy supplier, which also plants trees to compensate for energy transportation pollution.

Electricity consumed in offices	2019	2020	Var.
Total office electricity consumption Total per employee % from renewable energy sources	5,650 MWh 2.23 MWh/employee 19.2%	3,522 MWh 1.34 MWh/employee 19.1%	-37.7% -39.6% -0.2%

This drastic drop in office energy consumption in 2020 is of course due to the widely implemented practice of working from home in our offices across the world, as a consequence of the Covid-19 pandemic.

Due to the complexity of obtaining data for small offices, actual electricity consumption has been collected only for offices with more than 50 employees. For other offices, accounting for about 6% of electricity consumption, data is estimated based on a ratio per employee.
One of Criteo’s offices (Ann Arbor) is also using natural gas for heating, however, based on an assessment performed by Criteo in 2019, the gas consumption is not significant and represents about 5% of our office energy consumption. For this reason, it is not reported nor taken into account in the calculation of our carbon footprint.

c.GHG emissions due to offices and travel
1212 BREEAM: Building Research Establishment Environmental Assessment Metho

The most significant greenhouse gas emissions come from the electricity consumed in data centers and offices but also during business trips13.
Criteo tries to limit emissions by avoiding flights whenever possible, attending video conferences instead of physical meetings, and not offering company cars in employees’ compensation packages. We are also looking at ways to minimize the use of individually owned private cars. Many of Criteo’s offices are located in areas easily accessible by public transportation and do not have a parking lot, therefore discouraging employees from commuting with their private cars. In many of Criteo’s offices, public transportation is subsidized to promote public transportation usage.
Before the pandemic, working from home was also allowed in several Criteo offices, either in accordance with local regulations and policies or depending on practices in the country for our sector of activity.

CO2 emissions	2019	2020	Var.
From electricity consumption (offices) – in tCO2	1,287 tCO2	887 tCO2	-31%
From business trips – in tCO2[14]	7,741 tCO2	1,234 tCO2	-84%
Carbon footprint per employee (offices consumption + business travel) – in tCO2/employee	3.6 tCO2/employee	0.8 tCO2/employee	-77%

The decrease in carbon emissions from business trips are a reflection of the pandemic’s impact: business travel freeze.
With the pandemic, remote working has become the norm for all employees in 2020. Therefore, business travel and commuting have been greatly reduced. Both account for an 84% reduction in our travel-related emissions. We expect for those impacts to be long-lasting, as new ways of working become more widespread.
In parallel, employees are relying more on remote working tools such as Zoom, which also generate energy consumption and GHG emissions. In 2020, Criteo started monitoring the use of the Zoom platform by employees (e.g. number of connections) in order to be able track the future impacts of the use of such tools.

d.Office waste
All of our offices sort and recycle waste whenever possible. We have equipped most offices with waste recycling bins, and some have battery recycling containers. In addition, clear signs about waste classification procedures are on display in most of Criteo’s offices to ensure employee compliance. To limit waste, employees are encouraged to use mugs instead of disposable cups in several offices.
A “Zero Waste” initiative was launched in 2018 in the Americas. This initiative, which took the Zero Waste International Alliance (zwia.org) framework as a reference point, was based on audits of waste streams and the introduction of actions such as the removal of individual non-sorted waste bins, the removal of single-use supplies such as cups or plastic bags, the installation of recycling bins in all locations, signage, or awareness actions related to food waste. Composting solutions were also made available in several buildings where allowed.
While we had planned to extend this campaign to EMEA and APAC offices in future years, the pandemic has put a stop to the “Zero Waste” initiative. We aim to restart on those actions as soon as work conditions will allow employees to go back to work in offices.
1313 According to the greenhouse gas protocol methodology, Criteo can classify its greenhouse gas emissions associated with electricity consumption and business trips respectively to scope 2 and scope 3.
1414 In 2020, emissions due to train travel were added to the reporting scope in addition to plane emissions

e.Responsible procurement for offices
We are taking steps to implement an approach to responsible purchasing for furniture, office supplies and events, by including sustainable criteria in the choice provided (compostable, recycled, etc.). For instance, Criteo’s SHIFT event was produced in three locations without any plastic disposable cutlery and almost no plastic or disposable furniture. Even though this is not our main area of impact, we are aware that global companies such as Criteo have a responsibility to challenge the ecological impact of the small supplies they are using including cups, pens, disposable cutlery, etc.
As for furniture, Criteo established a design guide outlining guidelines regarding a ‘recycle, reuse, or relocate first’ approach. During the refurbishment of an office, the last choices to be considered are to donate, and in last resort only, to dispose of used furniture. Criteo looks at the best sustainable options offered by suppliers (for instance, Paris chairs that have a ten years guarantee), in order to close the lifecycle loop.

f.Employees’ green initiatives
Historically, Criteo has relied a lot on local, internal or external initiatives to promote environmental responsibility, led by individual offices or employees.
Due to its office activity, Criteo’s main resources beside energy are paper and water. The nature of Criteo’s business allows employees to promote a paperless work environment and if printing is necessary, employees are advised to reuse one-sided printed paper or print double-sided when possible. Regarding water, Criteo has deployed sustainable development practices in most offices by using sensor-equipped faucets and two-level flushing toilets.
Until recently, Criteo’s campaigns focused on environmental actions were launched mostly on local or regional basis. As of 2020, Criteo Cares initiatives are spread across all business unit and countries.

Focus: some 2020 actions of the Green Community:
•Planet Tech Care: Criteo signed the "Planet Tech Care" manifesto in October 2020, partnering with other French tech businesses and Syntec Numérique (a leading industry body in tech). A French initiative, the rationale behind "Planet Tech Care" is to help businesses leverage digital technologies in order to reduce their environmental footprint.
•Tree Nation: in December 2020, Criteo extended the work we were doing with Tree Nation by creating a “Criteo global forest”. From now on, Criteo Cares will plant trees in the Criteo Forest to congratulate Criteo employees active in Criteo Cares communities. For example, at the end-of-year Criteo Cares organized a big quiz and planted a tree in the forest for every employee who participated in the quiz.
•“Fresque du Climat” (Climate Collage): in December 2020 Criteo Cares organized our first virtual workshop with the Climate Collage, a climate change awareness workshop adapted to the issues of our sector of activity. We would like to organize two other editions and train our own facilitators internally so that it is Criteo employees themselves who can organize these workshops with their colleagues. A good way to raise awareness while creating links with others, even from a distance. Also, the participants will be able to share their ideas and suggestions to improve the company and make our ecological commitments grow.

c.Managing climate risks

While tech companies may not be exposed to critical climate risks, we are aware of our need to address the consequences of climate change in future years.
Issues such as an increase in energy prices or a rise in extreme weather events which may affect data centers or our suppliers’ activities could, for instance, have a direct impact on our processes. From a business perspective, consumers’ behaviors are evolving toward more environmentally conscious habits, just as regulatory pressure to promote responsible consumption is starting to strengthen. Those trends could prefigure major changes in some of our markets, generating risks but also presenting us with key business opportunities. Lastly, as our talents become increasingly aware of climate issues, Criteo must do its part to contribute to the global effort in reducing carbon emissions.
By strengthening our CSR approach and diffusing it across all our operations, we aim to improve our understanding of the challenges that climate change will hold for Criteo, and design suitable solutions to manage them.

ii.Sustainable relationships with stakeholders

a.Dialogue with stakeholders

Dedicated departments maintain relationships with internal and external stakeholders through a variety of channels, Criteo’s main stakeholders being:
–Employees (see sections i. & ii.)
–Clients, prospective clients, and publishers (see section iv. 2)
–Investors and shareholders (see section iv. 3)
–Technology partners, suppliers and subcontractors, and in particular data-center operations (see section iv. 4)
We engage with other categories of stakeholders through adequate actions and initiatives not detailed in this report, including: public authorities and regulatory bodies, start-up networks, industrial associations and professional networks, journalists and media influencers (including Youtubers and bloggers), research centers and labs, employee representatives and unions, banking partners, financial analysts and influencers, schools and job applicants, and partner non-profit organizations.
In particular, we extended in 2020 our consultation to external stakeholders as part of the update of our materiality analysis presented in introduction to the CSR report.

b.Clients and publishers

Criteo’s Platform, Marketing and Operations team collaborates closely with Criteo’s clients and supply partners to deliver expert consulting, fast and smooth integration, and ongoing campaign management to ensure the optimal use of Criteo’s technologies and the attainment of client’s business objectives. With dedicated Sales and Account Strategy, Creative Services, Analytics, and Technical Services teams, Criteo’s clients receive seamless, high-quality support and actionable insight, key factors in Criteo’s ability to maintain close to 90% client retention every quarter15 since 2011.
The Global Marketing team at Criteo is made up of regional field marketing, brand strategy, marketing analytics and insights, content, marketing operations, digital marketing and strategic planning. Together, these functions drive brand awareness, new customer acquisition, growth of existing client and partner business, and customer loyalty through a series of integrated programs that combine digital marketing, sales enablement, events, social media, and thought leadership activities.
Criteo provides unique inventory and access with unparalleled reach to its clients through the Supply Publisher and Platform Partnerships teams. These teams work with premium publishers, local SSPs, and global ad exchanges to directly integrate their systems with Criteo via header bidding or real-time bidding technologies. Criteo has spent $5.6B with publishers over the last 5 years and through our deep relationships and technical integrations, we help publishers in widespread verticals and major markets to distribute content and tools while supporting the free flow of information across the open internet.
These direct connections allow partners to tap Criteo’s constant demand while Criteo’s clients receive access to the highest quality inventory across channels and formats to deliver the best possible campaign performance.
1515 Quarterly retention rate represents the percentage of live clients during the previous quarter that continued to be live clients during the current quarter

In order to continue improving the quality of its services and to create a trustful relationship with clients, Criteo conducts an annual customer satisfaction survey (CSAT Survey). More than 2,000 clients responded this year (vs around 1,900 in 2019), representing approximately 1,300 of our client accounts. The results of the CSAT survey are transmitted in real-time to our employees in charge of client relations, in order to be aware of areas of improvement identified and provide personalized support to their clients.
More information regarding the products and services offered to our clients by Criteo are available in the presentation of the business model, in this CSR report’s introduction.

c.Investors and shareholders

We are actively engaged with the investment community through a number of channels.
Over the course of 2020, senior management and the Investor Relations team discussed our strategy and business development with institutional investors and analysts. We hosted and attended hundreds of meetings with sell-side and buy-side analysts and investors in Paris, London, New York City, and Boston at the beginning of the year and then virtually, due to the Covid-19 pandemic. Members of the Investor Relations team as well as senior management participated in 21 investor conferences, mostly virtually. Investors can access a wide range of information about Criteo and its shares online. We webcast all key investor events at which our CEO or CFO speak, and we post all relevant presentations on the Investor Relations website.
Shareholders can reach the Investor Relations team directly by sending an e-mail to investorrelations@criteo.com.

d.Subcontractors and suppliers

Criteo aims to work with a network of reliable and responsible suppliers. To do so, the Procurement team has established several tools and processes over the years which aim to improve supplier selection and better monitor their performance through the definition of purchasing strategies, management of supplier quality, measurement of supplier performance, and supplier risk analysis. All of these processes include Corporate Social Responsibility (CSR) criteria.
In April 2017, Criteo rolled out its global procurement policy including a statement related to CSR and the environmental policy of the bidders as a criterion that can be assessed in the scoring process whenever relevant. This statement is as follows:
“Although Criteo’s activities do not have a significant effect on the environment, the company will seek, through the selection of its partners, to:
–Comply with relevant regulatory and legislative requirements, standards and codes of practice,
–Take environmental effects into consideration when purchasing goods or services.”

When evaluating bidders’ responses to tenders or RFP, Criteo applies its own confidential criteria and weighting. The policy evaluation criteria is comprised of, but not limited to the following, which are not listed in any order of priority:
–Compliance with specifications
–Competitive pricing
–Service delivery, capability and responsiveness

–Quality product/service offering
–Overall supplier quality
–Range of services offered
–Proposed method of operation (ordering, delivery, invoicing)
–Availability and relevance of reports
–Availability and quality of references and relevant experience
–Financial stability
–Pricing structure and controls offered
–Ability to interface with existing infrastructure
–Options/Costing in respect of charges and delivery
As already mentioned in the report, Criteo’s commitment to HSE (Health, Safety and the Environment) is also made clear in the specific questions asked during the tender process for data center space rentals. In particular, the company expects potential suppliers to provide clear responses on their use of renewable energies, green procurement and certification.

Twice a year, Criteo also rolls out a satisfaction survey toward suppliers, to collect feedback and strengthen relations with them by identifying areas of improvement and taking them into account. These surveys are part of a larger Supplier Relationship Management (SRM) Program that Criteo has developed with critical vendors, with the aim of strengthening the partnerships.
The objective is to do a joint assessment of the business relationship on different areas, including operational efficiency, commercial relationship, the ability of the vendor to drive innovation in its products or services and how the supplier enforces CSR initiatives.

e.“Criteo Cares” program

Criteo’s very own social responsibility program is called Criteo Cares, mentioned already in several parts through this report. The program’s mission is to leverage the company’s unique assets for social and environmental good, while fostering a diverse workplace culture where all employees feel they belong and are cared for. It was created in 2018 to bring together all local initiatives and coordinate all existing CSR actions across the company, and maximize their impact. The Criteo Cares Program has evolved in 2020: it has been simplified, now organized according to causes, instead of regions.
Plus, the CSR program is no longer just employee-led, but now has a second, more high-level branch that enables the company to carry out CSR actions at a strategic level through the coordination work carried out by the Global CSR Manager. In this way, strong commitments can be made and real initiatives can be taken (Tech for Good, Planet Tech Care Manifesto, 50inTech, etc.). Consequently, Criteo has also significantly increased its internal communication around CSR (19 Criteo Cares newsletters in 2020 for example).
The program rests on three pillars: Inclusion & Diversity, Environment, and Tech for Good. The program’s strategy and related initiatives are progressively being aligned with the pillars, overseen by the Global CSR Manager and the Global head of CSR, and validated by the CEO.
For the first two pillars (I&D and Environment), projects are driven by six ERGs (Employee Resource Groups), also called Communities, and are led by dynamic community leaders. Each community also has its own Leadership Group sponsor at executive level, as well as a dedicated internal website. The six communities that cover the social and environmental concerns dear to Criteo employees are briefly described below, as well as in related sections through this CSR report:
–Green Community
The Green community aims to raise employees' awareness of environmental issues and to support Criteo’s transformation towards a more responsible future. The ideas of the community members help the company to evolve, for example by reducing plastic in offices and canteens, moving towards green energy, offering vegetarian meals in company restaurants, reducing paper, raising awareness of the carbon footprint of digital technology, etc.
–Pride Community
We stand for an open, inclusive, and safe work environment. Our Pride Community aims to provide visibility and a sense of belonging for LGBTQ+ members and allies. We recognize that race or ethnicity, biological gender, culture, age, ability status, class, faith, and other social characteristics influence our sexual orientation, gender identity, and gender expression. We take an intersectional approach to our work. Fighting one form of discrimination means fighting all forms. We are committed to promoting equity, dignity, and respect. Multiple, intersecting identities and personal stories make up our community. Criteo wants to be part of a positive social change where human rights are always defended. Pride Community encourages an open and inclusive work environment where Criteos can be themselves and feel supported as employees.
–Women@Criteo Community
Women@Criteo is an inclusive community that aims to transform and promote gender equality at Criteo. The group's mission is to be a catalyst for the advancement of women in the workplace at Criteo and in our industry and promote equal access to all opportunities across our organization. Through initiatives such as training and coaching, seminars, open discussions, networking and mentorship, Women@Criteo aims to engage, empower and inspire employees. 2020 was a year of tremendous growth and expansion for the Women@Criteo community. We began the year with a few small local initiatives and have evolved into a truly global community. Over the last 6 months we are thrilled to have launched local Women@Criteo chapters across all regions (Americas, EMEA, APAC), with more than 20 active members representing more than 11 office locations.
–BIPOC Community
The Black, Indigenous, and People of Color (BIPOC) community at Criteo was inspired by the BIPOC project. We believe in the power of the community as we know that we are stronger together. Above all, we need to show solidarity and we commit to fighting against racial inequalities and racism. BIPOC Community’s mission is to create a culture that empowers employees of color by creating safe spaces, providing resources for career development, and offering educational opportunities to the Criteo community. The BIPOC Community runs, like a book club, mentorship programs, and volunteer events, help us all learn and grow together.
–Critenable Community
The Critenable Community was created at first by a group of employees from the People team who believe we need to better take care of our employees with disabilities, whatever they are, visible or invisible. It is now an open group, composed of Criteo employees who discuss and take action together to build a more accessible world for people with disabilities, wherever they are (outside or inside Criteo). We believe creating more awareness around disability situations is critical to create a more inclusive world and to become an even more inclusive company. The Critenable Community commits to improving the employees who have disabilities’ experience at Criteo: we want to take action so that these employees are able to demonstrate the full capacity of their creativity, innovation, performance, success.

–Education Community
The Education Community is the youngest of our communities, having emerged in 2020. It is built on a legacy, as historically, different actions have been taken and events organized, mostly within the R&D team. We have consolidated the existing partnerships, added new ones (our main partnerships being now Article 1, Simplon and My Future), while being more inclusive and addressing more teams in Criteo in France. Volunteers in the Education Community believe we can fight inequality of opportunities through education. Our goal is to support and help the under-represented segment on employment market : people coming from disadvantaged backgrounds, unemployed, refugees, women. We have different audiences – from high school students to refugees or people reconverting professionally.
ii.Ethics and Compliance

Criteo has adopted a Code of Business Conduct & Ethics (the “Code”) setting out the policies and procedures that reflect our commitment to maintaining the highest standards of honesty, integrity and ethics when conducting business. In February 2020, Criteo’s Board of directors also adopted a Human Rights Policy.
For additional information on those policies, please see our 2020 proxy statement.

a.Data privacy

Criteo takes privacy protection and compliance very seriously. Processes and policies are put in place to protect and process data in compliance with applicable Privacy and Data Protection Laws. This includes GDPR (General Data Protection Regulation) that came into effect in May of 2018.
Since our first product offering in 2008, we have delivered the highest levels of security and data privacy across our portfolio of products, technologies and services – in line with the stringent European data privacy standards, that we have chosen to apply to our global operations and business practices.
Emphasizing the continued importance we place on data privacy, a privacy policy that covers all of Criteo’s products is in place since September 2019, implemented by Criteo’s Data Privacy Officers. This privacy policy aims to be user-friendly and transparent for users regarding their rights when it comes to data and how to exercise them, for example, about the right to be forgotten. The policy is available on Criteo’s website.

a.Privacy by design
Our Product teams develop every feature with privacy in mind; it’s the cornerstone of Privacy by Design, a sophisticated approach that ensures an industry-leading level of safety for marketers and consumers alike.
Privacy by Design is Criteo’s long-standing practice and commitment to ensuring industry-leading privacy, security and safety for consumers and marketers. It means that a senior team of privacy specialists is involved at every stage of the product development pipeline. We design products in challenging ourselves to collect as little as possible while also ensuring that our data collection practices do not allow direct identification of one individual. This is our data minimization commitment.
As a result, Criteo's personalized ads are not based on the collection of directly identifying information related to a specific user, but are usually based on the mere placement of a revocable cookie or mobile advertising ID on a user device, after collecting consent when requested by law.
Key elements of the Privacy by Design approach also include:
–As required by the GDPR, since 2013, we have had a designated Data Privacy Officer along with a team of privacy experts.
–These experts sit within the Product and R&D department. They perform ongoing Privacy Impact Assessments to monitor potential risks during the product lifecycle and proactively mitigate those risks.
–The Data Privacy team delivers company-wide privacy training, enforces codes of conduct, and is integral to ensuring that we build best-in-class products and services.
We regularly review and document our internal policies, amend existing privacy policies as necessary, and enforce these policies with our partners and vendors.

b.Strict security measures
As required by GDPR, Criteo already maintains strict security measures when collecting consumer data from our clients. We utilize modern pseudonymous methods, including MD5 and SHA-256 double-hashing processes, which can be considered best practices under GDPR, and never willingly store any directly identifying personal information about individual consumers. For compliance and optimal performance, we store European consumer data within the European data center that is physically closest to them. Going beyond compliance, we chose to carry out all data processing activities in Europe, where regulations are stricter.
Also in accordance with GDPR requirements, we implemented in 2018 a Privacy Compliance Management Software that allows us to track down and record all data incidents and problems in terms of privacy. It is also an obligation for Criteo to notify the Commission nationale de l'informatique et des libertés (CNIL, the French regulatory body in charge of personal data protection) within 72 hours if any incident occurs that could induce major risks for people’s personal data. No such incident occurred in 2020.
In the context of the Covid-19 pandemic, Criteo observed an increase of phishing attempts. Specific awareness video communications were sent out by our Internal IT team to address this concern.

c.Transparency and control
Criteo has long recognized the need to balance relevant advertising experiences with privacy expectations while empowering consumers to control their experiences. While some consumers may understand this trade-off, we will do more to educate users on this.
We are a proponent of transparency and constrol, and we lead on industry and self-regulatory programs supporting these objectives. For example, we are fully committed to the AdChoices icon program led by EDAA, the FEDMA Code of Conduct, the IAB Transparency and Consent Framework, the IAB CCPA framework, the NAI Code of Conduct, or the Digital Advertising Alliance CCPA opt-out mechanisms.
The AdChoices program allows consumers, with a single click, to see exactly where Criteo is using data, and how we protect their privacy. When a consumer chooses to opt-out, we immediately stop tracking and retargeting. We then remove all identifiers from their browsers, making it impossible to target them in the future. Per European data protection regulations, collected consumer-level data is only kept for 13 months.
Also in accordance with GDPR, Criteo is maintaining a hotline available on the company’s website that can be used by all users, clients or partners if they have questions or have experienced any in issue in the way their data is managed. Criteo has an obligation to respond to such requests under 30 days.
All the self-regulatory programs Criteo subscribes to are complementary to applicable US, European and domestic laws. Many national-level governments explicitly support these initiatives though they do not provide for or infer legal compliance (including with GDPR or CCPA, the California Consumer Privacy Act), which businesses themselves are responsible for. These existing industry initiatives and self-regulations have succeeded so far in building up consumer trust. We strongly believe in the benefits of self-regulation, which enables us to meet customer privacy expectations in a fast-paced Internet environment.
We believe that this transparent, consumer-centric, and controllable approach to privacy empowers consumers to make better-informed decisions about our use of their data. We also actively encourage our clients and publishers to provide information to consumers about our collection and use of data relating to the ads we deliver and monitor. We believe our industry-leading privacy, security and safety standards for consumers and our commerce and brand clients are key competitive advantages on the market.

d.Industry leadership
Regarding investment in Standards and Certifications Criteo has an extensive number of certifications in place that are reviewed annually by governing and standards bodies, including:
–Network Advertising Initiative Standards (NAI)
–Interactive Advertising Bureau (IAB) Europe
–Digital Advertising Alliance Self-Regulatory Principles for Online Behavioral Advertising
–European Digital Advertising Alliance’s Self-Regulatory Principles
–Digital Advertising Alliance of Canada’s Self-Regulatory Principles
–TrustArc

e.Data privacy at Criteo
The same level of protection is offered for employees’ personal data as for users’ data since it is subject to the same regulations. In particular, the subcontractor in charge of handling Criteo’s e-waste wipes out all confidential and personal information from laptops and such when they collect employees’ IT material.
Moreover, awareness-raising programs with regard to cyber-security are carried out for Criteo’s employees, and in 2020 new training contents were developed. We also organized a “cyber week” in October 2020, aimed at making employees better informed of risks related to cyber-security and the way to prevent them through workshops, challenges, presentations, etc.

b.Fight against tax evasion
Criteo’s management is committed to ensuring that all of their entities meet their tax obligations and comply with the relevant tax laws in each jurisdiction in line with the Code of Business Conduct and Ethics and OECD guidelines.
As a multinational organization, Criteo does not undertake artificial transactions for the sole purpose of minimizing tax expenses or incorporating entities in tax heavens where there are no commercial activities.
Criteo recognizes that by operating in multiple jurisdictions we are subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. All risks cannot be avoided, as an overly cautious approach could have a negative impact on shareholder value.
Criteo adopts a proactive approach to identifying, evaluating and monitoring tax risks and managing all identified risks.
For more details regarding tax management, please refer to our most recent Annual Report on Form10-K.

c.Anti-corruption

Criteo prohibits corruption of government officials and the payments of bribes or kickbacks of any kind, whether in dealings with public officials or individuals in the private sector. Criteo is committed to observing the standards of conduct set forth in the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, Loi Sapin II, French Anti-Fraud Act, as well as the applicable anti-corruption laws of all of the countries in which we operate.
To control the corruption risk, our employees are required to follow two main policies:
–Criteo’s Code of Business Conduct & Ethics (updated Oct. 2020): Our Code of Business Conduct & Ethics, which includes a summary of our Global Anti-Corruption Policy, strictly prohibits our employees (or any third party acting on our behalf) from offering or accepting anything of value (including but not limited to gifts, meals/entertainment, money or services), directly or indirectly to a foreign government official, political official or private/commercial third party, for the purpose of influencing official acts, obtaining or retaining business or to secure an improper advantage.
–Criteo’s Global Anti-Corruption Policy (updated April 2018): provides further details on our anti-corruption policies and procedures, including definitions and examples of situations that present corruption risk, and the responsibilities of employees and managers to comply with the policy and ensure their subordinates do so as well. It also details our anti-corruption due diligence policies and procedures with respect to agents, consultants and other third parties, and summarizes the anti-corruption laws and regulations in the various countries where Criteo conducts business.
All employees are required to complete an online anti-corruption training, either embedded into the Criteo Business Conduct & Ethics training or on a stand-alone basis, when they join the Company and from time to time thereafter, during the course of their employment with Criteo. We also have in place a global Whistleblowing Policy (see also next section), which provides guidance on the reporting and handling of concerns regarding misconduct or unethical behavior. The Whistleblowing Policy applies to all Criteo employees, as well as

Criteo’s directors, temporary workers, consultants and interns in the context of their professional duties.
Criteo regularly assesses our corruption risks and our controls in order to ensure ethical conduct by all Criteo employees and to raise overall awareness. These efforts include a periodic compliance risk mapping during which we review our corruption risks, and identify controls to address any gaps that are noted during the assessment.

d.Alert mechanisms

Every Criteo employee has a right and responsibility to report potential violations or questions regarding Criteo’s Code of Business Conduct and Ethics and obtain guidance when they are uncertain about what action they should take.
When appropriate, Criteo encourages employees to talk with their direct managers first, as they will often be able to resolve issues quickly. Alternatively, they can also raise these issues to their Human Resources representative, a member of senior management, the General Counsel or the Compliance Officer. If for any reason, an employee does not want to raise his/her concerns through one of these channels, he/she may utilize the Criteo Whistleblowing Hotline, a confidential, 24/7 service managed by a third-party service provider, or send a confidential email to a defined email address or choose to submit a secure Whistleblowing form. The report will be sent directly to the Chairman of the Board’s Audit Committee, an independent director of the company who is neither an employee nor a manager. All reports are kept confidential as permitted under applicable law.
Although Criteo employees may choose to remain anonymous when using any of these channels, Criteo strongly discourages anonymous reporting and prefers for employees to identify themselves in order to be able to assure proper follow-up and feedback to them. Criteo strictly prohibits any kind of retaliation against any employee who raises a good faith concern about a potential violation of the Code or participates, in good faith, in an investigation of a potential violation of the Code.
Lastly, a “Case Management Tool” named i-Sight was set up since 2019 to support the process of conducting formal investigations and/or handle formal people-related processes in case a situation is reported. This tool was put in place to improve Criteo’s ability to conduct investigations objectively and fairly and to archive accurate records for future reference if required. Those records are handled in line with local legislation.

Methodological note

Criteo’s CSR report follows dispositions of the transposition of the European directive 2014/95/UE of October 22, 2014 with regards to the disclosure of social and environmental information (July 19, 2017) in France, and of article R. 225-102-1 of the French Commercial Code. This report thus consists in the Non-Financial Performance Statement to be established by Criteo in accordance with those dispositions (in French “Déclaration de Performance Extra-Financière”, or “DPEF”).

Reporting period and scope
All information collected and highlighted in the CSR report covers the period from January 1, 2020 to December 31, 2020.
We aim to match the CSR reporting scope with our financial reporting scope. So far, due to the large number of offices and the problem likely to arise regarding exhaustive and reliable data collection of electricity consumption in some of the smaller offices, Criteo has made the decision to include only the largest offices during the collection of quantitative data.
Therefore, to ensure reliable quantitative data and boost continuous improvement, the Criteo CSR reporting scope for 2020 considers the major global legal entities with more than 50 employees at the end of 2020. For electricity consumption, only offices with more than 50 employees are taken into account, due to the information being complex to obtain for smaller offices.
Vigilance point: Legal entities that joined Criteo’s financial scope in year N should be included in the CSR reporting scope in year N+1.
Thus, for the financial year 2020, the reporting scope on quantitative data covers the following legal entities and offices, which represent 90% of the overall Criteo’s workforce for social information and environmental information:

EMEA		AMERICAS		APAC
Legal entity	Offices	Legal entity	Offices	Legal entity	Offices
Criteo S.A.	Paris Grenoble	Criteo do Brazil LTDA	São Paulo	Criteo KK	Tokyo Osaka
Criteo Europa SL	Barcelona	Criteo Corp.	Ann Arbor Boston Chicago Los Angeles Miami New York Palo Alto San Francisco	Criteo Singapore Pte. Ltd.	Singapore
Criteo Ltd	London
Criteo GmbH	Munich
Criteo France SAS	Paris
Legend: In bold, offices with more than 50 employees that collect actual data for electricity consumption. For other offices, electricity consumption and CO2 emissions due to electricity consumption are estimated based on a yearly ratio per person. Those offices account for 6% of office electricity consumption and 6% of emissions due to office electricity consumption.

Relevance of CSR indicators
Criteo’s choice of a panel of CSR indicators is based on:
–A benchmark on CSR best practice among IT sector leaders
–Workforce-related, environmental and social impacts and risks analysis of Criteo’s activity
–Global Reporting Initiative (GRI) G4 guidelines
–Specific indicators to Criteo’s Human Resources policy
Every year the list of CSR indicators is reviewed and updated based on feedback from Criteo’s CSR team, reporting contributors and proof-readers, taking into account new focus areas in the report and expectations from stakeholders.

Internal and external controls
Data collected during the CSR reporting process is controlled by “validation managers”. For each KPI, a dedicated person is in charge of data control and performs consistency tests listed within Criteo’s reporting procedure.
For instance, to avoid discrepancies during the KPI reporting process, each validation manager performs the following controls:
–Lack of data: Verification of the presence of the overall data. Lack of data must be justified by the person in charge of the KPI.
–Data consistency: Verification of data consistency compared to last year’s data. Significant annual variations must be justified and documented.
Since 2016, to ensure accurate and reliable information, Criteo has also mandated an independent third-party body to verify and validate the reliability of Criteo CSR information. A thorough control process is important. Data, together with methods of calculation and consolidation, must be externally verifiable. The nature of verification work conducted and external conclusions are available on demand.

CSR indicators – Calculation and estimation methods

•Headcount:
The headcount figures include all Criteo employees on the last day of the year:
–Permanent employees (whose work for Criteo is not limited to a fixed-term)
–Non-permanent employees (fixed-term contracts, work-study contracts)
–Employees who are momentarily on leave of absence and are therefore inactive (parental leave, sabbatical leave, long illness, etc.)
–Employees of a legal entity seconded to another legal entity and expatriates
–Employees leaving the company on the last day of the year

•Training:
Training hours of employees who left the company during the reporting period are included in the calculation of training hours. Training hours of sub-contractors or consultants who have been trained by Criteo are not included in the calculation of training hours.

Face-to-face training hours
Are considered:
–The number of training hours that employees attended (not the number of training hours that employees registered for) and which were reported by Human Resources business partners to the Global Learning & Management Development team
–Individual coaching or state of the art co-development sessions
–Management and leadership development modalities
Are excluded:
–Seminars, conferences, working groups, open days
–On-boarding training sessions and resources (FlyCriteo program)
Where face-to-face training hours are related to sessions running over two consecutive years, if the session represents more than 50 hours, the hours are accounted pro-rata temporis, otherwise, hours are included within year N figures.

E-learning training hours
Due to the large choice of e-learning platforms offered to Criteo employees (Coursera, LinkedIn Learning, Rosetta Stone, etc.), the decision was made to adapt our tracking and reporting method for e-learning hours to each platform’s specific approach to learning, course organization, and recording system for hours spent by users on the platform.
While this approach means that the calculation method is not the same for each platform, it aims to ensure that the most relevant method has been used in each case in order to report the actual training hours followed by employees. The most frequently used methods are for instance:
–The reporting of training contents completed up to a certain point (with minimal and sometimes maximal duration thresholds set up depending on the type of course provided), for instance:
◦Micro-learning: recorded from one minute on (LinkedIn Learning; The Learning Zone). As the micro-learning platforms are composed of short contents focusing on the essential, a limit of one-min has been set up.
◦MOOC learning: recorded from one hour to max 25 hours (Coursera). As the MOOC courses should take between 19 & 25 hours, a limit of 25 hours for this type of e-learning has been set to make sure that this range includes mostly learning hours contents. Above 25 hours will include most of the time quizzes, exams or discussion forums.
–The reporting of only theoretical hours, not the actual “on-line connection time”, for instance for E-learning training from Product department
–Languages trainings are not submitted to a minimum duration as we considered that languages learning should be valued from the start, especially in 2020 in the context of the Covid-19 pandemic.
Are excluded:
–Time logged in the LMS
–Training content below the minimal duration or above the maximum duration
–Training content started during the previous financial year
–Training content only related to an assessment or quiz
–Training content only based on “document reading” or “link to document”

–Training content related to basic IT application tutorials for all employees such as expenses reports, Human Resources Information System
–Programs and content pushed/prescribed to all employees for compliance purposes or for IT application up skill

•Business trips: Data from the business travel agency, EGENCIA, includes all Air Travel Scope as well as Train trips since 2020.

•Electricity consumption of offices: Where the value for one or several months is missing, an extrapolation is made based on the months available.

•Electricity consumption of data centers: actual data is supplied by Criteo’s data room providers. Electricity consumption includes all data centers except POPS for which power need is negligible.

•Amount of renewable energy consumed for data centers: The rate used is the Renewable Energy rate claimed by the owner of the data center.

•Amount of renewable energy consumed for offices: the national renewable energy rates used are from the International Energy Agency (IAE).
•CO2 emissions from electricity consumption of offices: Emission coefficients per country from ADEME 2020 database have been used for the calculation.

•CO2 emissions from electricity consumption of data centers: For data center with a 100% rate of renewable energy (including using compensation certificates), the emission coefficient is considered equal to 0. For the other data centers, emission coefficients per country from ADEME 2020 database have been used for the calculation, except for Hong Kong where a rate of 0.51 *10-3 teqCO2 has been used from CLP database (local electricity supplier).

Other information
Given the nature of its activity and business, Criteo does not produce any matter that may severely and directly affect the environment or violate Human Rights.
Consequently, this report does not contain disclosures on the following information mentioned under article R. 225-102-1 of the French Commercial Code:
–“Human rights”
– “Food waste”
–“Food insecurity”
–“Animal wellbeing”
–“Responsible food choices”
Those topics were assessed as part of the materiality analysis presented in introduction to this report, and confirmed as lesser priorities.

Board Report

Dear Shareholders,

We are holding this combined shareholders' meeting to submit resolutions for your approval, which, under French corporate law, fall partly within the scope of an ordinary shareholders’ meeting and partly within the scope of an extraordinary shareholders’ meeting. The ordinary shareholders’ meeting and the extraordinary shareholders’ meeting, which we will hold concurrently on June 15, 2021, are together referred to throughout this document as the “shareholders’ meeting.”

Set forth below is the agenda for the shareholders’ meeting:
Agenda for the Ordinary Shareholders’ Meeting
1.    renewal of the term of office of Ms. Rachel Picard as Director,
2.    renewal of the term of office of Ms. Nathalie Balla as Director,
3.    renewal of the term of office of Mr. Hubert de Pesquidoux as Director,
4.    ratification of the temporary appointment by the Board of Directors of Ms. Megan Clarken as Director,
5.    non-binding advisory vote to approve the compensation for the named executive officers of the Company,
6.    approval of the statutory financial statements for the fiscal year ended December 31, 2020,
7.    approval of the consolidated financial statements for the fiscal year ended December 31, 2020,
8.    approval of the allocation of profits for the fiscal year ended December 31, 2020,
9.    delegation of authority to the Board of Directors to execute a buyback of Company stock in accordance with L. 225-209-2 of the French Commercial Code,
Agenda for the Extraordinary Shareholders’ Meeting
10.    authorization to be given to the Board of Directors to reduce the Company’s share capital by cancelling shares as part of the authorization to the Board of Directors allowing the Company to buy back its own shares in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code,
11.    authorization to be given to the Board of Directors to reduce the Company’s shares capital by cancelling shares acquired by the Company in accordance with the provisions of Article L. 225-208 of the French Commercial Code,
12.    delegation of authority to the Board of Directors to reduce the share capital by way of a buyback of Company stock followed by the cancellation of the repurchased stock,
13.    approval of the maximum number of shares that may be issued or acquired pursuant to the authorizations given to the Board of Directors by the Shareholders’ Meeting dated June 25, 2020 to grant OSAs (options to subscribe for new Ordinary Shares) or OAAs (options to purchase Ordinary Shares), time-based restricted stock units (“Time-Based RSUs”) and performance-based restricted stock units ("Performance-Based RSUs") pursuant to resolutions 16 to 18 of the Shareholders’ Meeting dated June 25, 2020,

14.    delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights,
15.    delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares or any securities giving access to the Company’s share capital through a public offering referred to in paragraph 1° of article L. 411-2 of the French Monetary and Financial Code, without shareholders’ preferential subscription rights,

16.    delegation of authority to the Board of Directors to increase the Company’s share capital through incorporation of premiums, reserves, profits or any other amounts that may be capitalized,
17.    delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase without shareholders’ preferential subscription rights pursuant to items 14 and 15 above (“green shoe”),
18.    delegation of authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d'épargne d’entreprise),
19.    approval of the overall limits on the amount of ordinary shares to be issued pursuant to items 14 to 16 and 18 above,
20.    amendment to Article 11 of the by-laws of the Company to provide for the faculty to appoint of a Vice-chairperson of the board of directors,
21.    amendment of Article 12.4 of the by-laws of the Company to remove the requirement that an in-person Board meeting be held for the dismissal of the CEO for any cause other than willful misconduct.

I.    DECISIONS FALLING WITHIN THE SCOPE OF THE ORDINARY SHAREHOLDERS’ MEETING

A.    RENEWAL OF THE TERM OF OFFICE FOR A DIRECTOR WHOSE TERM IS COMING TO AN END AND RATIFICATION OF THE TEMPORARY APPOINTMENT OF MS. MEGAN CLARKEN AS DIRECTOR [RESOLUTIONS N°1 TO 4]
Composition of the Board of Directors
The board of directors of the Company is composed of seven members, six of which are independent (Mr. James Warner (Vice-Chairman since July 28, 2020 and before that, Lead Independent Director), Ms. Nathalie Balla, Mr. Edmond Mesrobian, Mr. Hubert de Pesquidoux, Ms. Rachel Picard (Chairwoman), Ms. Marie Lalleman). Ms. Megan Clarken is the Chief Executive Officer of the Company and was appointed as Director by the board of directors at their meeting on August 27, 2020 to replace Mr. Jean-Baptiste Rudelle who resigned. Mr. Jean-Baptiste Rudelle was Chairman until his replacement by Ms. Rachel Picard on July 28, 2020.
The independent members of the board of directors have been chosen based on their unique combination of skills, experiences and other attributes, which allows each of them to make valuable contributions to the board of directors. Three out of six of the independent directors are residents of the United States of America, and three out of six of the independent directors are European residents, so that today the board’s composition reflects the main geographical challenges of the Company. Their range of skills allows the members of the board of directors to benefit from quality expertise and good practices in terms of finance and administration, corporate governance and compensation. Since four out of seven directors are female, the board of directors ensures a balanced female and male representation, in accordance with Article L. 225-18-1 of the French Commercial Code.
Attendance rate
The board of directors and its committees meet at least four times a year. The board of directors met ten times in the 2020 fiscal year, including one in-person meeting. Four of these meetings, which should have been in-person meetings, were finally held via videoconference calls due to the disruption triggered by the COVID-19 pandemic and counted as in-person attendance for purposes of remuneration. The committees also met on several occasions in the 2020 fiscal year. The attendance rate of each of the board members, both at the meetings of the board of directors and its committees, was 100%.
Furthermore, the work undertaken by each of the directors between the meetings, in preparation or follow-up (including reviewing pre-read material and participating in telephone conferences and regular discussions between the directors and between the Company and the directors), allows for effective meetings, with prudent and well informed decision-making. Each of the directors brings indispensable skills to the board of directors that are essential in addressing the unique and specific challenges faced by the Company.

Renewal of the terms of office of Ms. Rachel Picard, Ms. Nathalie Balla and Mr. Hubert de Pesquidoux
The terms of office of Ms. Rachel Picard, Ms. Nathalie Balla and Mr. Hubert de Pesquidoux are coming to an end at the end of this shareholders’ meeting. You are therefore asked to renew each of their terms of office for a period of two years, which will expire at the time of the ordinary annual shareholders’ meeting that will be called to approve the financial statements of the fiscal year ended December 31, 2022. Indeed, we believe that:

-    Ms. Rachel Picard’s extensive experience in developing and transforming large business entities and in managing digital companies, especially in e-commerce, as well as her strong relationships with French regulatory and political authorities, qualifies her to serve on, and will allow her to make valuable contributions to, the Board of Directors;

-    Ms. Nathalie Balla’s extensive experience as a chief executive officer of an e-commerce company and her strong financial background qualify her to serve on, and will allow her to make valuable contributions to, the Board of Directors;

-    Mr. Hubert de Pesquidoux’s experience and knowledge in the high-tech industry as an investor and director, as well as his extensive knowledge of investments and broad financial expertise, qualify him to serve on, and allow him to make valuable contributions to, the Board of Directors.

Ratification of the temporary appointment by the Board of Directors of Ms. Megan Clarken as Director
Ms. Megan Clarken has been coopted as director with effect as of August 27, 2020, replacing Mr. Jean-Baptiste Rudelle, who has resigned, for the remaining term of his office, i.e. which will expire at the time of the ordinary annual shareholders’ meeting that will be called to deliberate on the financial statements of the fiscal year ended December 31, 2021. We propose that you ratify her appointment pursuant to the provisions of Article L 225-24 of the French Commercial Code. We believe that Ms. Megan Clarken’s leadership experience, extensive knowledge of the Company as our Chief Executive Officer and prior industry experience qualify her to serve on, and allow her to make valuable contributions to, the board of directors.

B.    NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS OF THE COMPANY [RESOLUTION 5]
On June 29, 2016, you recommended that the board of directors hold a vote every year to approve, on a non-binding basis, the compensation paid by the Company to its named executive officers.
For fiscal year 2020, our named executive officers were Ms. Megan Clarken, our Chief Executive Officer (directeur général), Ms. Sarah Glickman, our Chief Financial Officer since September 8, 2020, Mr. Benoit Fouilland, our Chief Financial Officer until May 18, 2020 and Deputy Chief Executive Officer (directeur general délégué) until May 27, 2020, Mr. Ryan Damon, our General Counsel and Corporate Secretary, and Mr. Dave Anderson, our interim Chief Financial Officer from May 18, 2020 to September 8, 2020.
The board of directors, through the Compensation Committee, makes sure that the remuneration of the Named Executive Officers be structured in a way (i) to attract and retain the most competitive executive teams with regards to the competitive sectors we operate in, (ii) reward the executive team for meeting or exceeding our operational, financial and strategic goals, (iii) align the long-term interests of such executive team with those of the shareholders, and (iv) provide our officers an overall remuneration which is reasonable and at the same time competitive with regards to the remuneration for equivalent positions in our business. Thus, the remuneration of the named executive officers is directly linked to the continuous improvements in the Company’s results and to the measures put in place that are expected to increase the value of the Company for its shareholders.
Consequently, you are asked, pursuant to the requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder by the U.S. Securities and Exchange Commission, to approve, on a non-binding, advisory basis, the compensation paid by the Company to its named executive officers, as disclosed in the Company's Proxy Statement for the 2021 annual shareholders' meeting (the “Proxy Statement”). An excerpt of the Proxy Statement is appended to this report.

C.    APPROVAL OF THE STATUTORY AND CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020 - ALLOCATION OF PROFITS [RESOLUTIONS 6 TO 8]
Every year, within six months following the end of the fiscal year, the Company’s shareholders must approve the statutory financial statements and the consolidated financial statements for the past fiscal year.
Pursuant to the sixth and seventh resolutions you are being asked to approve, respectively:
-    the statutory financial statements (also called individual or company financial statements) and the transactions set forth therein; and
-    the consolidated financial statements (IFRS) and the transactions set forth therein.
Pursuant to the eighth resolution, you are being asked to approve the allocation of the Company's profits of €80,482,469 for the fiscal year ended December 31, 2020 to the retained earnings account.

D.    BUYBACK OF THE COMPANY’S STOCK [RESOLUTION 9]
Pursuant to Resolution 9, you are asked to approve our ability to buy back shares of the Company’s stock, on the terms and subject to the conditions set forth herein, to use as acquisition consideration and/or to underly incentive instruments for the employees and officers of the Company and its subsidiaries.
We also ask you to approve the use of this authorization for any other purpose that would be permitted by law on the date of such use, in the event that the permitted purposes for share buyback programs are amended by law to bring them in line with the provisions of Article L. 22-10-62 of the French Commercial Code applicable to companies listed on an European market.
External growth, and particularly acquisitions, whether tuck-in, bolt-on or mid-sized, that would allow the Company to strengthen its technology platform, its product portfolio or its team of key employees, particularly in Product and Research & Development, are important areas of development of the Company. Potential targets of strategic importance are mainly located in the highly competitive technology industry in the United States. While the Company will be very thoughtful about maximizing its financial liquidity, in particular in the context of the global economic turmoil triggered by the recent COVID-19 outbreak, in order to take advantage of potential opportunities, particularly given the intense competition in the advertising technology industry, we must be able to act swiftly and with the greatest financial flexibility possible, both in terms of our access to financial resources and our ability to structure consideration in a manner that is attractive to U.S. targets.
In addition, since equity-based incentives are a key component in the economics of the technology industry, the board of directors believes it is important to be able to use Company stock, among other means, as a potential component of acquisition consideration. Because we are not listed in the European Union and are therefore deemed a private company for French law purposes, our shareholders may not delegate their authority to the board of directors to issue new shares as consideration for potential acquisitions without the requirement to call a special shareholders’ meeting. However, our shareholders may delegate authority to our board of directors to repurchase outstanding shares in order to be able to use such shares as consideration for potential acquisitions, rather than issuing new shares. Unlike most companies incorporated under U.S. state law, which are generally able to repurchase their own shares without shareholder approval, as a French company, subject to limited exceptions only, our board of directors must have a specific delegation of authority in order to buy back our shares for limited pre-specified purposes, including to be used as consideration for potential future acquisitions.
In addition, equity-based compensation is an important tool for us to attract industry leaders of the highest caliber in the technology industry and to retain them for the long term, as well as to ensure employees’ interests are aligned with those of our shareholders.
Any share buybacks carried out pursuant to this authorization shall, at no time, exceed 10% of the share capital of the Company, provided that if the shares are allocated as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, the maximum number of shares that may be purchased for these purposes shall at no time exceed 5% of the share capital of the Company. Any share buybacks carried out pursuant to this authorization may only be carried out at a price per share set in accordance with the criteria approved at this shareholders’ meeting, which take into account the market value of the Company’s American Depositary Shares, each representing one ordinary share of the Company (“ADS”), as listed on the Nasdaq Stock Market. The minimum purchase price per share is $19.55, and the maximum purchase price per share is $45,03. This authorization will be valid for 12 months (i.e., until June 14, 2022) and implemented under the conditions set forth in Article L. 225-209-2 of the French Commercial Code.
This authorization may not be used during an unsolicited public tender offer initiated by a third party on the Company’s shares.
In support of this resolution, you will be provided, in accordance with applicable laws, with (i) the report prepared by an independent expert appointed pursuant to the provisions of Article L. 225-209-2 of the French Commercial Code and (ii) the auditors' report on this resolution.

II.    DECISIONS FALLING WITHIN THE SCOPE OF THE EXTRAORDINARY SHAREHOLDERS’ MEETING
A.    AUTHORIZATION TO THE BOARD OF DIRECTORS TO REDUCE THE COMPANY’S SHARE CAPITAL BY CANCELLING SHARES AS PART OF THE AUTHORIZATION TO THE BOARD OF DIRECTORS ALLOWING THE COMPANY TO BUY BACK ITS OWN SHARES IN ACCORDANCE WITH THE PROVISIONS OF ARTICLE L. 225-209-2 AND L.225-208 OF THE FRENCH COMMERCIAL CODE – AUTHORIZATION TO THE BOARD OF DIRECTORS FOR THE COMPANY TO BUY BACK ITS OWN SHARES FOLLOWED BY THEIR CANCELLATION [RESOLUTIONS 10 TO 12]
Share cancellation on the grounds of Article L. 225-209-2 of the French Commercial Code (resolution 10)
You are being asked to authorize the board of directors to proceed with the cancellation, on one or more occasions, of up to the total cap of 10% of the share capital of the Company in any 24-month period, of all or part of the Company shares repurchased on the basis of article L. 225-209-2 of the French Commercial Code pursuant to Resolution 10.
This authorization would be granted for a period of twelve (12) months (valid through June 14, 2022).

Share cancellation on the grounds of Article L. 225-208 of the French Commercial Code (resolution 11)
Moreover, you are being asked to authorize the board of directors to proceed with the cancellation, on one or more occasions, up to a total cap of €165,680.25, representing 10% of our share capital as of December 31, 2020, of all or part of the Company shares purchased pursuant to Article L. 225-208 of the French Commercial Code. This authorization would allow the Company to comply with the provisions of Article L. 225-214 of the French Commercial Code, which imposes the cancellation of shares purchased by the Company on the grounds of Article L. 225-208 that have not been allocated within one year of their repurchase.

This authorization would be granted for a period of twelve (12) months (valid through June 14, 2022) and shall not be used during a public tender offer by a third party.

Share buy-back followed by a share capital cancellation (resolution 12)
Finally, you are being asked to authorize the board of directors to reduce the Company's share capital by a maximum nominal amount of €165,680.25, by way of a repurchase by the Company of up to 6,627,210 shares (representing approximately 10% of the share capital as of December 31, 2020) followed by the cancellation of the shares acquired, in accordance with the provisions of Articles L. 225-204 and L. 225-207 of the French Commercial Code. This resolution aims to allow all shareholders who so wish to benefit from a liquidity opportunity on their shares in proportion to their participation in the capital. The cancellation of the shares thus repurchased will have a relutive effect on the other shareholders.
In this context, you are being asked to authorize the board of directors to make a share buyback offer to all Company shareholders, to implement the share capital reduction, and to determine its final amount. The unitary repurchase price will be determined by the board of directors within the limit of a maximum price of $45.03 per share (or the equivalent in euros of this amount on the date of implementation of this delegation), i.e. a maximum aggregate amount of $298,423,266 for the transaction.
The Company's creditors may object to the share capital reduction during a period of 20 days following the filing at the Commercial Court registry of the minutes of the shareholders' meeting and of the minutes of the deliberations of the board of directors implementing the delegation.
This authorization would be granted for a period of eighteen (18) months (valid through December 14, 2022) and could not be implemented in the event of a public tender offer on the Company.

B.    APPROVAL OF THE OVERALL LIMITS [RESOLUTION 13]
Pursuant to Resolution 13, you are asked to authorize a share reserve of 7,800,000 new ordinary shares that may be issued or acquired pursuant to the authorizations provided to the Board of Directors by resolutions 16 to 18 of the Shareholders’ Meeting dated June 25, 2020, to grant OSAs (options to subscribe for new Ordinary Shares) or OAAs (options to purchase Ordinary Shares), time-based restricted stock units (Time-Based RSUs) and performance-based restricted stock units (Performance-Based RSUs).

C.    FINANCIAL DELEGATIONS TO BE GRANTED TO THE BOARD OF DIRECTORS [RESOLUTIONS 14 TO 17]
The goal of Resolutions 14 to 17 is to allow the Company to swiftly raise the funds and have the financial flexibility necessary to enable it to execute on its strategic objectives, including, but not limited to, with respect to external growth. These resolutions would provide the board of directors with the flexibility it needs to respond quickly to changes in market conditions and thereby be able to obtain a relevant financing under the best possible conditions and terms.
While we believe the Company’s current liquidity position already provides ample financial flexibility, the proposed financial authorizations would provide our board of directors with additional flexibility to respond quickly to changes in market conditions and thereby be able to obtain financing under the best possible conditions. As one of the potential purposes of our use of liquidity, our external growth strategy is focused on acquisitions that complement our technology platform and product portfolio, as well as Research & Development talent. Should we decide to be acquisitive, we are committed to pursuing external growth opportunities in a manner that will preserve the quality of our offering, while improving its performance and delivering long-term value for our shareholders.

Re-approving our board of directors’ financial authorizations will allow the Company to maintain equal footing with our U.S. competitors and to increase our financial flexibility by quickly raising capital and to take advantage of potential business opportunities, including, but not limited to, potential acquisitions. Although always important, we believe this flexibility is particularly necessary in light of ongoing global economic challenges driven by the COVID-19 pandemic.

a)    Resolution 14: Delegation of authority to the board of directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights.

The purpose of this delegation is to allow for the issuance of shares to underwriters in connection with an underwritten offering, similar to the offering carried out concurrently with our initial public offering in October 2013 on the Nasdaq Stock Market.
You are asked to waive shareholders’ preferential subscription rights to the ordinary shares and securities that will be issued by virtue of this delegation, and to reserve this subscription for: any bank, investment services provider, or other member of an underwriting syndicate undertaking (underwriting) to ensure the realization of the share capital increase or any issuance that could in the future lead to a share capital increase in accordance with this delegation of authority.
The price of the shares will be at least equal to the volume-weighted average price of the ADSs for the five trading days preceding the determination of such price, subject to a maximum discount of 10%, as determined by the board of directors.
The total maximum nominal amount of the share capital increases which may be carried out pursuant to this delegation cannot exceed €165,680.25, representing 10% of the share capital as of December 31, 2020. To this amount shall be added, as applicable, the amount of any additional shares to be issued to maintain, pursuant to legal, regulatory or, if applicable, contractual requirements, the rights of the security holders and other rights giving access to the share capital. The nominal amount of any share capital increase completed pursuant to this resolution will be deducted from the overall limit set forth in Resolution 19.
The aggregate nominal amount of debt securities giving access to the Company’s share capital that may be issued cannot exceed $500.000.000 (or the corresponding value of this amount for an issuance in a foreign currency), which shall be deducted from the global amount set by Resolution 19.
As set forth above, the Company expects that it would use this resolution to raise the funds for general corporate purposes and to finance potential external growth transactions, and does not intend to make use of this resolution for any other objective, particularly within the context of an unsolicited public tender offer initiated by a third party on the Company’s shares, or any other context.
To do so, the Company considers that a share capital increase in the maximum amount of 10% of the share capital would give it sufficient flexibility to meet its strategic objectives.
This delegation would be granted for 18 months (i.e., until December 14, 2022) and will supersede the corresponding delegation granted by the shareholders’ meeting of June 25, 2020 which, in the absence of a favorable vote, will expire on December 24, 2021, and may impair the Company’s ability to obtain appropriate financing to execute on its strategic objectives.

In this respect, the board of directors informs you that it has not made use of the corresponding delegation that was granted by the shareholders’ meeting on June 25, 2020.
This delegation shall not, directly or through sub-delegation, be implemented during an unsolicited public tender offer initiated by a third-party on the Company’s shares.

b)    Resolution 15: Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, in the context of a private placement, without shareholders’ preferential subscription rights

This resolution would allow the Board of Directors to increase the share capital of the Company by issuing shares (or other securities giving access to the share capital) in a private placement, i.e., to the benefit of qualified investors or a limited circle of investors pursuant to paragraph 1° of Article L. 411-2 II of the French Monetary and Financial Code. This resolution would allow the Company to obtain additional financing and extend the maturity date of its indebtedness by issuing bonds convertible into ordinary shares.
Any additional amount of the shares issued, pursuant to legal, regulatory or, as applicable, contractual requirements, to protect the rights of the holders of securities and other rights giving access to shares shall be added to this maximum amount. The nominal amount of any share capital increase completed pursuant to this resolution will be deducted from the overall limit set forth in the resolution 19.
The aggregate nominal amount of debt securities giving access to the Company’s share capital that may be issued cannot exceed $500.000.000 (or the corresponding value of this amount for an issuance in a foreign currency), which shall be deducted from the global amount set by Resolution 19.
We also propose that you delegate to the Board of Directors the authority to determine the issuance price of the shares which may be issued under this delegation, provided that such issuance price shall be at least equal to the volume-weighted average price of the ADSs over the course of the five trading days preceding the fixing of the issue price, subject to a maximum discount of 5%, as determined by the Board of Directors.
This delegation would be granted for 26 months (i.e., until August 14, 2023) and will supersede the corresponding delegation granted by the shareholders’ meeting of May 16, 2019 which, in the absence of a favorable vote, will expire on July 15, 2021, and may, as the case may be, impair the Company’s ability to obtain appropriate financing to execute on its strategic objectives.
In this respect, the Board of Directors informs you that it has not made use of the corresponding delegation that was granted by the shareholders’ meeting on May 16, 2019.
This delegation shall not, directly or through sub-delegation, be implemented during an unsolicited public tender offer initiated by a third-party on the Company’s shares.

c)    Resolution 16: Delegation of authority to be granted to the Board of Directors in order to increase the Company’s share capital through incorporation of premiums, reserves, profits or any other amounts that may be capitalized

The purpose of this resolution is to delegate to the Board of Directors, with the right to sub-delegate in accordance with applicable law, the authority to increase the share capital, on one or more occasions, through the incorporation into the share capital of premiums, reserves, profits or other amounts that may be capitalized as well as by the issuance and the free grant of new shares or the increase of the par value of the existing shares, or by using a combination of these two methods, with said shares granting the same rights as the former shares, except for (if applicable) the dividend entitlement date.

The implementation of such share capital increase will not have any dilutive impact on our shareholders, as all shareholders would be treated equally.
This delegation would in particular enable the Company to implement a share capital increase by increasing the par value of the Company's shares, without having recourse to its shareholders, or to proceed, as the case may be, to an adjustment of the share capital amount or of the par value of shares in case of operations requiring such adjustment (reverse stock split, for instance).
The total nominal amount of any share capital increases pursuant to this resolution shall not exceed $165,680.25 (i.e., representing 10% of the share capital as of December 31, 2020). This delegation will be granted for 26 months (i.e., until August 14, 2023) and would supersede the corresponding delegation granted by the shareholders' meeting of May 16, 2019.
In this respect, the Board of Directors informs you that it has not made use of the corresponding delegation that was granted by the shareholders’ meeting on May 16, 2019.

d)    Resolution 17: Delegation of authority to the board of directors to increase the number of securities to be issued as a result of a share capital increase pursuant to the delegations in Resolutions 14 and 15 (“green shoe”)
with or without shareholders' preferential subscription rights

The purpose of this Resolution 17 is to allow the board of directors to grant a customary over-allotment option for any issuance pursuant to Resolutions 14 and 15. Any share capital increase pursuant to this delegation would be at the same price, and limited to 15% of the initial share issuance.

e)    Resolution 18: Capital increase reserved for the employees of group savings plan
Pursuant, to Articles L. 225-129 et seq. and L. 225-138-1 of the French Commercial Code and Articles L. 3332-1 et seq. of the French Labor Code, the board of directors is required to submit to the approval of the shareholders’ meeting a resolution to authorize the board of directors to increase the Company’s share capital through the issuance of shares and securities giving access to the share capital of the Company for the benefit of employees who are members of a Company savings plan (plan d’épargne d’entreprise).
In this context, we propose that the total nominal amount of the share capital increases under this delegation not exceed €49,704.08, representing 3% of the share capital as of December 31, 2020 (any additional amount of the shares issued, pursuant to legal, regulatory or, as applicable, contractual requirements, to protect the rights of the holders of securities and other rights giving access to shares shall be added to this maximum amount).
The nominal amount of any capital increase which may be made pursuant to this delegation would be deducted from the global limit set forth in Resolution 19.
The total nominal amount of the issuances of securities representing debt claims giving access to the share capital pursuant to this resolution shall not exceed $500,000,000 (or the equivalent of this amount in case of issuance in another currency) and will be deducted from the global limit set forth in Resolution 19.
The issuance price of the new shares or securities giving access to the share capital would be determined by the board of directors pursuant to Articles L. 3332-18 to L. 3332-23 of the French Labor Code. For the benefit of the members of a company savings plan, the preferential subscription right of the shareholders to the shares or securities would be eliminated.
To date, we have not implemented any company savings plans involving equity of the Company and thus employees have not received any shares thereunder.

However, approving this resolution will enable our board of directors to adopt such a company plan if it determines in the future that such a plan is appropriate to strengthen employees and shareholders alignment.

f)    Resolution 19: Approval of the overall limits on the amount of ordinary shares to be issued pursuant to the delegations in Resolutions 14 to 16 ad 18 above

The board of directors proposes to set at €165,680.25, representing 10% of the share capital as of December 31, 2020, the aggregate maximum amount of the share capital increases which could be made under Resolutions 14,15,16 and 18. We believe that this amount strikes the correct balance between protecting our existing shareholders and providing the Company sufficient flexibility in order to achieve its strategic objectives, including in terms of external growth.
The aggregate nominal amount of debt securities giving access to the Company’s share capital that may be issued pursuant to Resolutions 14,15,16 and 18 cannot exceed $500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency).
The board of directors intends, whenever possible, to grant the shareholders a priority subscription period for issuances carried out pursuant to these delegations.

D.    AMENDMENT OF THE COMPANY’S BY-LAWS [RESOLUTIONS 20 AND 21]

a)    Resolution 20: Amendment of Article 11 of the Company’s By-laws to provide for the ability to appoint a Vice-
chairperson of the board of directors

Your board of directors wishes that the Vice-Chairman of the board of directors be granted the power to (i) convene board of directors’ meetings, and (ii) chair general shareholders’ meetings in case of absence of the chairman of the board of directors, such powers needing to be provided for in the by-laws.
We thus ask you to amend Article 11 of the by-Laws of the Company to provide for the faculty to appoint a Vice-Chaiperson of the board of directors and as a consequence to add a paragraph 11.3. drafted as follows to article 11 of the Company’s by-laws:
“11.3. Vice-chairperson of the board of directors
If it deems it useful, the Board may appoint, from among its members, one or more vice-chairpersons, who must be individuals and whose duties are to preside over meetings of the board of directors and the shareholders general meetings in the absence of the chairperson of the board of directors. The board shall determine the term of office of the vice-chairperson which cannot exceed the term of his or her office as director and may dismiss a vice-chairperson at any time.
Any vice-chairperson may also ask the chairman to convene the board of directors on a specific agenda. In this case, the chairperson of the board of directors must convene the board on a date that may not be later than fifteen days.
If the request is not complied with, the vice-chairperson may convene the meeting and shall indicate the agenda for the meeting.”

b)    Resolution 21: Amendment of Article 12.4 of the Company’s By-laws

In order to allow more flexibility in board’ meetings, we ask you to amend as follows Article 12.4 “Meetings of the Board of Directors” of the by-laws to remove the requirement that an in-person board meeting be held for the dismissal of the CEO for any cause other than willful misconduct:
« 12.4.    Internal regulations may be adopted by the board of directors providing, among others, that for the calculation of the quorum and of the majority, the directors participating in the meeting of the board by means of visioconference and telecommunication consistent with regulations in force, will be considered as attending the meeting in person. This provision is not applicable for the adoption of a resolution relating to (i) the drawing-up of the annual accounts and of the management report of the board of directors and (ii) to drawing-up of the consolidated accounts and of the management report of the group. »

__________________________
The Board of Directors

Translation for information purposes

COMBINED SHAREHOLDERS’ MEETING 15 JUNE 2021

Appendix: Executive Compensation

EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
The following compensation discussion and analysis provides comprehensive information and analysis regarding our executive compensation program for 2020 for our named executive officers and provides context for the decisions underlying the compensation reported in the executive compensation tables in this proxy statement. For 2020, our named executive officers included (i) our principal executive officer; (ii) our current principal financial officer; (iii) our other executive officer, other than the principal executive officer and the principal financial officer, who was serving as of the end of the fiscal year and
(iv)our two former principal financial officers who served during 2020. Unless otherwise noted, titles referred to in this section are as of December 31, 2020. For the year ended December 31, 2020, our named executive officers were:

Megan Clarken    Chief Executive Officer (principal executive officer)
Sarah Glickman    Chief Financial Officer (principal financial officer)
Ryan Damon        Executive Vice President, General Counsel & Corporate Secretary Dave Anderson    Former Interim Chief Financial Officer (former principal financial officer) Benoit Fouilland            Former Chief Financial Officer (former principal financial officer)

Certain amounts in this Compensation Discussion and Analysis relating to compensation in 2020 have been converted from euros to U.S. dollars at a rate of €1.00 = $1.142123, which represents the average exchange rate for the year ended December 31, 2020, and certain amounts relating to compensation in 2019 have been converted from euros to U.S. dollars at a rate of €1.00 = $1.119574, which represents the average exchange rate for the year ended December 31, 2019.
We believe that we have a strong team of executives who have the ability to execute our strategic and operational priorities. The combination of strong executive leadership and highly talented and motivated employees played a key role in our solid financial performance in 2020 in a challenging context, as described below.
2020 Financial and Operating Results
We are a global technology company powering the world's marketers with trusted and impactful advertising. We operate at the intersection of ecommerce, digital marketing and media monetization. We enable brands' and retailers' growth by providing best-in-class marketing and monetization services on the open Internet. We do this by activating commerce data through artificial intelligence technology, reaching consumers on an extensive scale across all stages of the consumer journey, and generating advertising revenues from consumer brands for large retailers. Our vision is to build the world's leading Commerce Media Platform to deliver measurable business outcomes at scale for global brands, agencies and retailers across multiple marketing goals. Our data is pooled among our clients and publishers and offers deep insights into consumer intent and purchasing habits. To drive trusted and impactful advertising, we activate our data assets in a privacy-by-design way through proprietary artificial intelligence technology to engage consumers in real time with highly relevant digital advertisements across devices and environments.

2020 Financial Results:
Our financial results include:
•Our ADSs representing one ordinary share of the Company on the Nasdaq Stock Market increased in value 19% over 2020;
•Revenue declined 8% from $2,262 million in 2019 to $2,073 million in 2020;

•Revenue excluding traffic acquisition costs, which we refer to as Revenue ex-TAC, which is a non-GAAP financial measure, decreased 13%, or 13% at constant currency, from $947 million in 2019 to $825 million in 2020;
•Net income declined 22% from $96 million in 2019 to $75 million in 2020; and
•Adjusted EBITDA, which is a non-GAAP financial measure, decreased 16%, or 17% at constant currency, from $299 million in 2019 to $251 million in 2020.
Revenue ex-TAC and Adjusted EBITDA are non-GAAP measures. We define Revenue ex-TAC as our revenue excluding traffic acquisition costs. We define Adjusted EBITDA as our consolidated earnings before interest, taxes, depreciation and amortization, adjusted to eliminate the impact of equity awards compensation expense, pension service costs, restructuring costs, acquisition-related costs and deferred price consideration. Traffic acquisition costs consist primarily of purchases of impressions from publishers. We purchase impressions directly from publishers or third-party intermediaries, such as advertising exchanges. We recognize cost of revenue on a publisher by publisher basis as incurred. Costs owed to publishers but not yet paid are recorded in our consolidated statements of financial position as trade payables. Please refer to footnotes 3, 4 and 5 to the “Other Financial and Operating Data” table in “Item 6. Selected Financial Data” of our Annual Report on Form 10-K for a reconciliation of revenue to Revenue ex-TAC and net income to Adjusted EBITDA, in each case the most directly comparable financial measure calculated and presented in accordance with GAAP. Constant currency measures exclude the impact of foreign currency fluctuations and is computed by applying the 2019 average exchange rates for the relevant period to 2020 figures.
The following charts show the growth of our revenue, Revenue ex-TAC, net income, Adjusted EBITDA and cash flow from operating activities over the past three years:

Revenue and Revenue ex-TAC
(in thousands of U.S. dollars)
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
Revenue
Revenue ex-TAC
2018
2019
2020

2020 Operating Results:
Our operating results include:
•The COVID-19 pandemic significantly impacted our business, largely due to the muted macro environment impacting many of our customers’ advertising budgets, the exit of certain large U.S. retailers due to bankruptcies and the toll that lockdowns had on our customers in the Travel and Classifieds verticals. The disruption to our businesses caused by the COVID-19 pandemic had a corresponding impact on the Company’s financial performance. See our latest Annual Report on Form 10-K for information on how COVID-19 has impacted the Company and a more detailed discussion of our fiscal 2020 performance;
•We added 1,213 net new clients, ending the year with approximately 21,460 clients globally, a 6% increase year-over-year, while maintaining an average client retention rate (as measured on a quarterly basis) of approximately 90% over the past three years;
•New solutions, which include all solutions outside of retargeting, grew 47% year-over-year to approximately 20% of total Revenue ex-TAC, including 24% in the fourth quarter of 2020;
•Within new solutions, Retail Media grew 53% year-over-year and large retailers are progressively transitioning to the Retail Media Platform launched in the second quarter of 2020;
•Omnichannel grew 118% year-over-year;
•Criteo Direct Bidder connects close to 5,000 direct publishers; and
•We announced a collaboration with The Trade Desk on industry wide Unified ID 2.0, an upgraded alternative to third-party cookies.

2020 Executive Compensation Highlights

Highlights of our executive compensation program for 2020 include:

•We continue to maintain rigorous short- and long-term incentive compensation programs for our executive officers to ensure fair ongoing pay-for-performance outcomes and strong alignment with our shareholders:
▪Ms. Glickman joined the Company as our Chief Financial Officer and 80% of her target total compensation was provided in the form of long-term incentive compensation (RSUs and PSUs);
▪Ms. Clarken, our Chief Executive Officer, was not granted any long-term incentive compensation in 2020 as the Board of Directors determined that her initial inducement grant in late 2019 would cover her long-term incentive compensation for 2020 and ensure strong pay-for-performance outcomes;
▪In fiscal 2020, the Board of Directors determined that our named executive officers showed exceptional performance and leadership both in managing the Company in the face of the COVID-19 pandemic and in driving a transformation of our businesses, building long-term value;
▪We paid annual incentive bonuses to our active named executive officers with funding at between 100% - 102% of target (subject to proration for Ms. Glickman) based on the Board of Director’s review of the Company’s and the named executive officers’ quantitative and qualitative performance, including the significant impact of the COVID-19 pandemic, as described below under the heading “—Elements of Executive Compensation Program—Annual Incentive Bonus”; and
◦Only one named executive officer (Mr. Damon) was eligible to earn PSUs in 2020 and 100% of such PSUs were earned based the Board of Director’s review of the Company’s performance in 2020, including the significant impact of the COVID-19 pandemic, as described below under the heading “—Elements of Executive Compensation Program— Performance Conditions and Vesting of PSU Grants”.
•We updated our compensation peer groups to maintain alignment with key attributes of the Company (including our industry, market capitalization and certain financial metrics, including annual revenue and annual revenue growth), and determined executive compensation levels with reference, in part, to these reasonable comparable groups; and
•We continued the practice by which a majority of our executive officers’ target total direct compensation opportunity is paid in the form of performance-based short-term incentives and long-term performance-based equity incentives, including PSUs, RSUs, and stock options, each of which vest over four years, and generally only provide realizable pay opportunities for executives with demonstrated growth in Company value over time or achievement of measurable, objective, pre-determined performance goals.

Executive Compensation Policies and Practices
We maintain several policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy:

Executive Pay Mix
The charts below show the target total pay mix for each of Ms. Clarken, our current Chief Executive Officer, and Ms. Glickman, our current Chief Financial Officer. The long-term compensation presented below is based on grant date fair values, and there is no assurance that these amounts will reflect their actual economic value or that such amounts will ever be realized.
For Ms. Clarken, we have presented her target total pay mix for each of 2019 and 2020. Ms. Clarken’s 2019 target total pay mix excludes her $300,000 sign-on bonus she received when she joined the Company in November 2019. We have presented charts for both 2019 and 2020 to highlight that Ms. Clarken did not receive any new equity grants in 2020 due to her initial inducement grant of RSUs and options in late 2019.
For Ms. Glickman, we have only presented her target total pay mix for 2020 as she joined the Company in September 2020. Ms. Glickman’s chart excludes the $100,000 sign-on bonus she received when she joined the Company.
The charts illustrate the overall predominance of performance-based compensation and variable (as opposed to fixed) long-term incentive compensation through performance-based annual incentives and equity awards in our executive compensation program. We believe that this weighting of components allows us to reward our executives for achieving or exceeding our financial, operational and strategic performance goals, and align our executives’ long-term interests with those of our shareholders.

For more information on the pay mix for our named executive officers, please see “Compensation Tables—Summary Compensation Table.”

Realizable Pay
Because our compensation committee aims to align executives’ incentives with shareholder value creation, the majority of our named executive officers’ compensation is composed of equity awards, the value of which is significantly impacted by both stock-based performance and Company financial performance. There is no assurance that the grant date fair values reported in the Summary Compensation Table for these equity awards will be reflective of their actual economic value or that comparable amounts will ever be realized by our named executive officers.
The charts below compare target total compensation provided to each of Ms. Clarken, our Chief Executive Officer, and Ms. Glickman, our Chief Financial Officer, to the value of the pay realizable for each pay component. With respect to Ms. Clarken, we have presented compensation figures for 2019 as well as 2020 to highlight that Ms. Clarken did not receive any new equity grants in 2020 due to her initial inducement grant of RSUs and options in late 2019.

Target total compensation for the charts below represents: (1) base salary, (2) target cash bonus opportunity (100% of base salary in the case of Ms. Clarken, and 75% of base salary in the case of Ms. Glickman), and (3) the aggregate grant date fair values of PSUs, RSUs and options granted to each of Mr. Clarken and Ms. Glickman (as reflected in the Stock Awards and Option Awards columns of the Summary Compensation Table included below under the heading “Compensation Tables”). Ms. Clarken’s total target compensation was $6,243,855 and $1,300,000 for 2019 and 2020, respectively, and Ms. Glickman’s total target compensation for fiscal year 2020 was $3,839,140. For more information, please see “Compensation Tables—Summary Compensation Table.”
Total realizable compensation for the charts below represents: (1) actual earned base salary, (2) actual earned cash bonus (as disclosed in the Summary Compensation Table), (3) with respect to Ms. Clarken’s 2019 equity awards, the actual intrinsic value as of December 31, 2019, (4) with respect to Ms. Glickman’s 2020 RSU awards, the actual intrinsic value as of December 31, 2020 and (5) with respect to Ms. Glickman’s 2020 PSU awards, the aggregate grant date fair value as these RSUs have not been earned.
Ms. Clarken’s realizable pay for fiscal year 2019 was $2,615,310, or approximately 41.8% of her fiscal year 2019 target total compensation, and her realizable pay for fiscal year 2020 was $1,313,000, or approximately 101% of her fiscal year 2020 target total compensation. Ms. Glickman’s realizable pay for fiscal year 2020 was $4,036,065, or approximately 105% of her fiscal year 2020 target total compensation.
Chief Executive Officer

Chief Financial Officer

Compensation Philosophy and Objectives
Pay for Performance
Our philosophy in setting compensation policies for our executive officers has four fundamental objectives: (1) to attract and retain a highly skilled team of executives in competitive markets; (2) to reward our executives for achieving or exceeding our financial, operational and strategic performance goals; (3) to align our executives’ long-term interests with those of our shareholders; and (4) to provide compensation packages that are both competitive and reasonable relative to our peers and the broader competitive market. The compensation committee and the Board of Directors believe that executive compensation should be directly linked both to continuous improvements in corporate performance and to accomplishments that are expected to increase shareholder value over time. The compensation committee and the Board of Directors consider that 2020 was unique because of the COVID-19 pandemic which was an unforeseeable event that directly impacted the Company’s financial performance and obscured the outstanding performance of the management team. Historically, the Board of Directors has compensated our executive officers through three direct compensation components: base salary, an annual incentive bonus opportunity and long-term incentive compensation in the form of equity awards.
The compensation committee and the Board of Directors believe that cash compensation in the form of base salary and an annual incentive bonus opportunity provides our executive officers with short-term rewards for success in operations, and that long-term incentive compensation in the form of equity awards increases retention and aligns the objectives of our executive officers with those of our shareholders with respect to long-term performance. Since 2015, long-term equity compensation for our executive officers has consisted of both PSU awards and stock options. Since 2019, we have included RSUs in the overall mix of compensation for our executive officers in place of stock options, outside of stock options granted in connection with inducement or initial equity awards. For more information, please see “—Long Term Incentive Compensation.”

Participants in the Compensation Process
Role of the Compensation Committee and the Board of Directors
In accordance with French law, committees of our Board of Directors have an advisory role and can only make recommendations to our Board of Directors. As a result, while our compensation committee is primarily responsible for our executive compensation program, including establishing our executive compensation philosophy and practices, as well as determining specific compensation arrangements for the named executive officers, final approval by our Board of Directors is required on all such matters. The Board of Directors’ decisions and actions regarding executive compensation referred to throughout this Compensation Discussion and Analysis are made following the compensation committee’s comprehensive in-depth review, analysis and recommendation.
The Board of Directors approves the performance goals recommended by the compensation committee under the Company’s annual and long-term incentive plans and achievement by our executive officers of these goals. While the compensation committee draws on a number of resources, including, input from Ms. Clarken, our Chief Executive Officer, and Compensia, the compensation committee’s independent compensation consultant, to make decisions regarding our executive compensation program, the compensation committee is responsible for making the ultimate recommendation to be approved by the Board of Directors. The compensation committee relies upon the judgment of its members in making recommendations to the Board of Directors after considering several factors, including recommendations of the chairman of the Board of Directors and the Chief Executive Officer with respect to the compensation of executive officers (other than their own compensation), Company and individual performance, perceived criticality, retention objectives, internal fairness, current compensation opportunities as compared to similarly situated executives at peer companies (based on a review of competitive market analyses prepared by Compensia) and other factors as it may deem relevant.
Role of Compensation Consultant
The compensation committee retains the services of Compensia as its independent compensation consultant. The mandate of the compensation consultant includes assisting the compensation committee in its review of executive and director compensation practices, including the competitiveness of pay levels, design of the Company’s annual and long-term incentive compensation plans, executive compensation design, and analysis of competitive market practices. The compensation committee is responsible for oversight of the work of Compensia and annually evaluates the performance of Compensia. The compensation committee has discretion to engage and terminate the services provided by Compensia, subject to formal approval by the Board of Directors.
At its meeting in October 2020, the compensation committee assessed the independence of Compensia pursuant to SEC and Nasdaq rules, and the Board of Directors concluded that no conflict of interest exists that would prevent Compensia from serving as an independent consultant to the compensation committee.
Role of Chief Executive Officer
Ms. Clarken attended compensation committee meetings and worked with the chair of the compensation committee and Compensia to develop compensation recommendations for the executive officers (excluding Ms. Clarken), based upon individual experience and breadth of knowledge, individual performance during the year and other relevant factors. The compensation committee works directly with Compensia to recommend to the Board of Directors compensation actions for individuals holding the position of Chief Executive Officer. In accordance with Nasdaq rules, individuals holding the position of Chief Executive Officer are not present during deliberations or voting concerning their own compensation.

Use of Competitive Market Data
The compensation committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program, including an evaluation of the compensation practices at peer companies. The compensation committee uses data from this evaluation to assess the reasonableness of compensation and ensure that our compensation practices are both competitive in the marketplace and reasonable.
Our peer companies in 2020 were provided to the compensation committee by Compensia, then selected by the compensation committee and subsequently approved by the Board of Directors. Each year, the compensation committee reviews our peer group with the assistance of Compensia and updates the peer group as appropriate. The companies comprising the peer group for 2020 were selected on the basis of their comparability to Criteo in terms of broad industry (software and services companies focused on digital media/advertising in the United States and software/technology companies more broadly in Europe, given the more limited number of comparable companies in the European market), geographic location, market capitalization, financial attributes (including revenue, revenue growth, comparable gross margin and cash flow), number of employees and other relevant factors.
Based on this evaluation, the compensation committee selected the peer companies in the following table for 2020. Given the Company’s unique position as a French company publicly-listed on the Nasdaq Global Market in the United States with certain executives based in Europe, the compensation committee determined that it was appropriate to develop both U.S. and international peer groups. The peer companies generally had revenues between a quarter and two times the Company’s revenue, and market capitalization between half to three times the Company’s market capitalization.
U.S. Peers:

Blackbaud	Endurance International	QuinStreet
Box	FireEye	RealPage
CarGurus	j2 Global	Shutterfly
Cision	LogMeIn	Tableau Software
Cloudera	MicroStrategy	Verint Systems
Commvault Systems	Nutanix	Yelp
Cornerstone OnDemand	QAD

European Peers:

Auto Trader Group	Playtech	Travelport Worldwide
Cimpress N.V.	Rightmove	Trivago N.V.
Delivery Hero	Scout24
InterXion Holding N.V.	Sophos Group
Just Eat	Talend S.A.

Changes to our peer group from 2019 to 2020 include the addition of Box, CarGurus, Cision, Commvault Systems, LogMeIn and QuinStreet, and the removal of Fair Isaac, HubSpot, Pandora Media, Paylocity Holding, Zillow Group, Zynga and Luxoft Holding, resulting in a peer group that we believe is more closely aligned with Criteo’s financial and value criteria.
In addition to reviewing data drawn from these peer groups, the compensation committee also reviews competitive compensation data from broader Radford technology survey cuts and Compensia databases. To assist the Company in making its executive compensation decisions for 2020, Compensia evaluated competitive market practices, considering base salary, target annual incentives as a percentage of base salary, annual incentive plan structures, target total cash compensation, target annual long-term incentive grant date fair values, equity award mixes, equity award structures and target total direct compensation.
In general, our Board of Directors seeks to set executives’ total cash compensation (base salary plus target annual incentive bonus) and long-term incentive compensation at levels that are competitive with our peers (based on its review of the compensation data for executives with similar roles in the Company’s peer groups) and, in the case of long-term incentive compensation, at a level great enough to ensure deep alignment of our executive officers’ interests with those of our shareholders.
However, the compensation committee does not formally “benchmark” our executive officers’ compensation to a specific percentile of our peer group. Instead, it considers competitive market data as one factor among many in its deliberations. The compensation committee exercises independent judgment in determining appropriate levels and types of compensation to be paid based on its assessment of several factors, including recommendations of the Chief Executive Officer with respect to the compensation of executive officers (other than their own compensation), Company and individual performance, perceived criticality, retention objectives, internal fairness, current compensation opportunities as compared with similarly situated executives at peer companies (based on review of competitive market analyses prepared by Compensia) and other factors as it may deem relevant.
Prior Year Say-On-Pay Results
At the 2016 Annual General Meeting, shareholder votes expressed a preference for the say-on- frequency proposal to hold an advisory vote to approve executive compensation on an annual basis. In light of this vote, the Company’s Board of Directors determined that the Company will continue to hold an advisory vote to approve executive compensation on an annual basis until the next required say-on- frequency vote, which will be held at the 2022 Annual General Meeting.
Our executive compensation program received significant shareholder support and was approved, on a non-binding advisory basis, by approximately 88.4% of the votes cast at the 2020 Annual General Meeting. We value feedback from our shareholders on our executive compensation program and corporate governance policies and welcome input, as it impacts our decision-making. We believe that ongoing engagement builds mutual trust with our shareholders and we will continue to monitor feedback from our shareholders and may solicit outreach on our programs, as appropriate.
In 2020, our management team continued to frequently engage with the investment community, hosting and participating in 135 investor events, including during roadshows and conferences as well as phone calls and meetings with about 250 firms. Shareholders we spoke to jointly represented about 60% of floating shares as of December 31, 2020. In our shareholder outreach specific to the 2020 Annual General Meeting, our management team spoke directly with over 80% of its top-40 shareholders, jointly owning approximately 70% of shares. In such engagements, our executive compensation program was a topic regularly discussed and investors’ feedback and suggestions on such program were regularly heard and taken into consideration. Our shareholders generally favored our existing executive compensation levels and incentive structure which, to a large extent, explains why our executive compensation programs have remained relatively static in 2020 compared to 2019. Based on future feedback from our shareholders, our compensation committee and Board of Directors will consider potential shareholders’ concerns and take them into account in future determinations concerning compensation of our named executive officers.
Elements of Executive Compensation Program
In 2020, as in prior years, our executive compensation program consisted of three principal elements:
◦Base salary
◦Annual incentive bonus

◦Long-term incentive compensation

Base Salary
Base salary is the principal fixed element of an executive officer’s annual cash compensation during employment. The level of base salary reflects the executive officer’s skills and experience and is intended to be on par with other job opportunities available to such executive officer. Given the industry in which we operate and our compensation philosophy and objectives, we believe it is important to set base salaries at a level that is both competitive with our peer group in order to retain our current executives and reasonable, and to hire new executives when and as required. However, our review of the competitive market data is only one factor in setting base salary levels. In addition, the compensation committee also considers the following factors:
▪individual performance of the executive officer, as well as overall performance of the Company, during the prior year;
▪level of responsibility, including breadth, scope and complexity of the position;
▪years and level of experience and expertise and location of the executive officer;
▪internal review of the executive officer’s compensation relative to other executives to take into account internal fairness considerations; and
▪in the case of executive officers other than those holding the positions of Chief Executive Officer, the recommendations of the individuals holding the positions of Chief Executive Officer.
Base salaries for our executive officers are determined on an individual basis at the time of hire.
Adjustments to base salary are considered annually based on the factors described above.
2020 Base Salaries
The base salaries of the named executive officers for 2019 and 2020, each in local currency and converted into U.S. dollars (on a constant currency basis for 2020), and related explanatory notes are set forth below:

Annual Incentive Bonus
The Company provides our executive officers with the opportunity to earn annual cash bonus awards pursuant to the EBP, which are specifically designed to motivate our executive officers to achieve pre-established Company-wide goals set by the Board of Directors and to reward them for individual results and achievements in a given year.
The EBP is intended to provide structure and predictability regarding the determination of performance-based cash bonuses. Specifically, the EBP seeks to:
(1)help attract and retain a high quality executive management team;

a.increase management focus on challenging yet realistic goals intended to create value for shareholders;
b.encourage management to work as a team to achieve the Company’s goals; and
c.provide incentives for participants to achieve results that exceed Company goals.
Pursuant to the EBP, the annual cash bonus opportunities for our executive officers are approved on an annual basis by the Board of Directors. The Company goals, their relative weighting, and the relative weighting for each of the individual performance goals of the executive officers, if applicable, are also established by the Board of Directors at the beginning of the year, upon recommendation of the compensation committee, shortly after the Board of Directors has approved our annual operating plan.
Under the EBP, the Board of Directors has the discretion to determine the extent to which a bonus award will be adjusted based on an executive officer’s individual performance or such other factors as it may, in its discretion, deem relevant. An executive officer’s bonus award may be adjusted downward to zero by the Board of Directors based on a review of individual performance. The Board of Directors is not required to set individual qualitative goals for a given year.
2020 Annual Bonus Incentive
The performance measures and related target levels for the 2020 EBP, which reflected performance requirements set at the start of the year in the Company’s annual operating plan, were developed by the compensation committee and approved by the Board of Directors at meetings held in March 2020. In the first quarter of 2020, the Board of Directors, on the recommendation of the compensation committee, set two shared quantitative goals applicable to all of the named executive officers (weighted 80%, collectively) and individual qualitative goals for each of our named executive officers (weighted 20%). The only named executive officer participants in the 2020 EBP were Ms. Clarken, Mr. Damon and Ms. Glickman.
Quantitative Goals
The quantitative measures selected for the 2020 EBP were (i) Revenue ex-TAC growth, measured at constant currency, from 2019 to 2020, and (ii) Adjusted EBITDA (on an absolute basis but adjusted to remove the impact of currency fluctuations) achieved during 2020. These measures were selected by the Board of Directors because Revenue ex-TAC and Adjusted EBITDA are the key measures it uses to monitor the Company’s financial performance. In particular, our strategy focuses on maximizing the growth of our Revenue ex-TAC on an absolute basis over maximizing our near-term gross margin, as we believe this focus builds sustainable long-term value for our business by fortifying a number of our competitive strengths, including access to advertising inventory, breadth and depth of data and continuous improvement of the Criteo AI Engine’s performance, allowing it to deliver more relevant advertisements at scale. In 2020, the Revenue ex-TAC measure and Adjusted EBITDA measure were given weights of 30% and 50%, respectively (collectively 80% for the quantitative goals). In 2017, 2018 and 2019, we gave these two measures equal weights (i.e., 40% each), but the compensation committee determined that Adjusted EBITDA should be more heavily weighted in 2020 because of the economic uncertainties that the COVID-19 pandemic could have on the overall revenue of the Company (and therefore on Revenue ex-TAC), and its desire to have management focus on our Adjusted EBITDA performance and the underlying expense base during this unusual year marked by the COVID-19 pandemic. In setting the payout scale for both the Revenue ex-TAC portion and the Adjusted EBITDA portion of the quantitative goals, our compensation committee took into consideration the known and perceived challenges for the Company and the overall advertising technology industry for 2020, which has resulted in a flattening of our earnings expectations for 2020 as well as a need to reinforce our executive retention objectives, while remaining in line with market practices.
The payout scale on the Revenue ex-TAC portion of the quantitative goals determined in the first quarter of 2020 was as follows, with Revenue ex-TAC growth measured, in each case, on a constant- currency basis:
•If Revenue ex-TAC growth was between -12.3% and the -5.6% target, the payout on the Revenue ex-TAC portion of the quantitative goals would be between 50% and 100% of target;
•If Revenue ex-TAC growth was between the -5.6% target and the -0.8% stretch target, the payout on the Revenue ex-TAC portion of the quantitative goals would be between 100% and 150% of target;
•If Revenue ex-TAC growth was between the -0.8% stretch target and the 1.6% maximum target, the payout on the Revenue ex-TAC portion of the quantitative goals would be between 150% and 200% of target; and
•If Revenue ex-TAC growth was 1.6% or greater, our executives could achieve the maximum payout on the Revenue ex-TAC portion of the quantitative goals, which was 200%.
The payout scale on the Adjusted EBITDA portion of the quantitative goals determined in the first quarter of 2020 was as follows, in each case calculated on an absolute basis and excluding currency impacts:
•If Adjusted EBITDA for 2020 was between $215 million and the $271 million target, the payout on the Adjusted EBITDA portion of the quantitative goals would be between 50% and 100% of target;
•If Adjusted EBITDA for 2020 was between the $271 million target and the $298.1 million stretch target, the payout on the Adjusted EBITDA portion of the quantitative goals would be between 100% and 150% of target;
•If Adjusted EBITDA for 2020 was between the $298.1 million stretch target and the
$324.9 million maximum target, the payout on the Adjusted EBITDA portion of the quantitative goals would be between 150% and 200% of target; and
•If Adjusted EBITDA for 2020 was $324.9 million or above, our executives could achieve the maximum payout on the Adjusted EBITDA portion of the quantitative goals, which was 200%.
The quantitative goals determined in the first quarter of 2020 and the achievement levels for such goals were designed to ensure proper alignment between the 2020 EBP and the internal 2020 financial plan supporting the guidance that we published at the beginning of 2020.
The chart below sets forth the quantitative goals determined in the first quarter of 2020 and the achievement levels for such goals, as well as actual Company performance for 2020 against which executive performance was measured.

As shown above, year-over-year Revenue ex-TAC growth was -12.6% at constant currency, which would have resulted in a 0% payout for the Revenue ex-TAC portion of the quantitative goals, and Adjusted EBITDA was $253.3 million, which would have resulted in a payout of 84.2% on the Adjusted EBITDA portion of the quantitative goals. This would have resulted in a payout of 42.10% on the quantitative measures and, assuming 100% achievement of the qualitative goals discussed below, this would have resulted in a total payout percentage of 62.10% of the target bonus amounts to the 2020 EBP participants.
Qualitative Goals
In addition, the Board of Directors selected individual qualitative goals for each of the 2020 EBP participants that were aligned to strategic performance objectives for those individuals. The qualitative goals were weighted 20% for such participants and were subject to a maximum payout of 200% for this applicable portion. These qualitative goals for 2020 were determined for Ms. Clarken and Mr. Damon in the first half of 2020, and the compensation committee developed these goals with the intent to be rigorous and difficult to achieve. The qualitative goals for 2020 included: (i) for Ms. Clarken, defining a restructuring plan for the go-forward strategy that included both strategic and financial elements for presentation to the Board of Directors, executing the 2020 portion of such approved restructuring plan and maintaining the overall health of the Company during the COVID-19 pandemic and (ii) for Mr. Damon, driving the Company’s business positions with regulators, enforcement agencies and ecosystem partners to ensure a viable competitive ecosystem in our industry, managing Board of Directors and management relations and governance and implementing cost savings across the Company to meet the Company’s financial goals. Ms. Glickman did not have specific qualitative goals for 2020, as she joined the Company in September 2020, but the Board of Directors expected her to learn the Company’s business rapidly, gain the confidence of the organization and earn the trust of investors.
Determination of Overall 2020 EBP Payouts
Upon completion of 2020, the compensation committee reviewed the Company’s performance with respect to the pre-established quantitative financial and strategic performance goals to determine the cash bonus awards to be paid to the named executive officers under the 2020 EBP. The compensation committee, in consultation with Compensia, extensively analyzed the financial results of the quantitative portion of the 2020 EBP awards. In prior years, the compensation committee had always adhered to the Company’s “pay for performance” philosophy and recommended strict adherence to the pre-established payout percentages for the quantitative goals in the EBP (65% (2017), 36% (2018) and 59% (2019), in each case, weighted at 80% for the quantitative portion). However, the compensation committee believed that 2020 was unique because of the COVID-19 pandemic which was an unforeseeable event that directly impacted the Company’s financial performance while obscuring the outstanding performance of the management team. In determining the payout amount of the quantitative component of the 2020 EBP, the compensation committee considered that the payout scale for the quantitative goals had been based on the Company’s 2020 annual operating plan that was developed and approved prior to the onset of the global COVID-19 pandemic. The compensation committee also noted that despite the unprecedented financial and strategic challenges presented by the COVID-19 pandemic, the management team was still able to achieve the following accomplishments: (i) delivering 97% of the original Revenue ex-TAC guidance for fiscal year 2020 provided to the investment community on February 11, 2020 (pre- pandemic), (ii) delivering 100% of the original Adjusted EBITDA guidance for fiscal year 2020 provided to the investment community on Feb 11, 2020 (pre-pandemic) and (iii) driving a 19% increase in the value of the Company’s ADSs during fiscal year 2020. In view of these considerations, the compensation committee recommended that the Board of Directors exercise its discretion when evaluating our financial performance and determining the 2020 EBP payout percentage with respect to the quantitative goals. As an additional basis for this recommendation, to determine the impact of the COVID-19 pandemic on the Company’s financial performance, the compensation committee carefully analyzed the management team’s estimates of our likely financial results absent the impact of the COVID-19 pandemic. These estimates indicated that both the Revenue ex-TAC growth portion and the Adjusted EBITDA portion of the quantitative goals would have exceeded their respective 100% performance targets had our business not been negatively impacted by the COVID-19 pandemic. The Board of Directors also determined that our named executive officers showed exceptional performance and leadership both in managing the Company in the face of the COVID-19 pandemic and in driving a transformation of our businesses, building long-term value. Based on these factors, the Board of Directors carefully considered the recommendation of the compensation committee, and approved a total payout at the 100% target level for the quantitative component of the 2020 EBP. Consistent with the historical rigor of the EBP terms and outcomes and our pay for performance philosophy, the Board of Directors noted that, based on management’s projections, this funded amount was lower than the amount that would have otherwise been earned absent the COVID-19 pandemic. Accordingly, based on its adjustments to the performance goals in the Board of Directors’ discretion, the payout for the quantitative portion of the 2020 EBP of 42.10% (based on the quantitative goals set in the first quarter of 2020) was determined to be 100%. This determination was also consistent with the Board of Directors’ decision to fund the Company’s performance bonus scheme at 100% attainment with respect to all non-sales employees and to favorably adjust the sales incentive plans for all sales employees, given the extraordinary efforts of our employees during this unprecedented fiscal year 2020.

In terms of the qualitative goals, the compensation committee determined that the 2020 EBP participants greatly exceeded the achievement of their respective objectives. However, given the compensation committee’s recommendation with respect to the quantitative portion of the 2020 EBP, the compensation committee recommended a more conservative payout with respect to the qualitative portion. The compensation committee recommended, and the Board of Directors approved, a 110% payout with respect to Ms. Clarken and Mr. Damon, and a 100% payout with respect to Ms. Glickman, in each case, for the qualitative portion of the 2020 EBP.
Ms. Glickman’s 2020 EBP payout was paid on a pro-rated basis given her eligibility period was approximately 3.5 months. Accordingly, the Board of Directors determined her actual 2020 EBP payout would also be subject to a 31.42% proration factor.
2020 Annual Cash Bonus Payouts
The Board of Directors approved annual incentive bonus awards for each of the named executive officers as follows:

Long-Term Incentive Compensation
Long-term incentive compensation in the form of equity awards is an important tool for the Company to attract industry leaders of the highest caliber in the technology industry and to retain them for the long term. The majority of our named executive officers’ target total direct compensation opportunity is provided in the form of long-term equity awards (79% of total compensation for Ms. Clarken in 2019, and 80% for Ms. Glickman in 2020). We use equity awards to align our executive officers’ financial interests with those of our shareholders by motivating them to assist with the achievement of both near-term and long-term corporate objectives.
Historically, the Board of Directors only granted stock options to employees of the Company. However, following a change to the tax treatment of RSUs under French law (the enactment of the Loi Macron), in 2018 the Board of Directors, after careful review by the compensation committee, decided to add RSUs to the Company’s equity compensation program for certain employees, including executive officers at the discretion of the Board of Directors, and PSUs to the Company’s equity compensation program for executive officers and managers and certain other employees. In October 2015, the Company’s shareholders approved: (i) a general plan (as such plan has been amended, the “Amended and Restated 2015 Time-Based RSU Plan”) providing for the grant of time-based RSUs to employees of the Company, and (ii) a performance-based plan (as such plan has been amended, the “Amended and Restated 2015 Performance-Based RSU Plan”) providing for the grant of PSUs, subject to the achievement of performance goals and time-based vesting, to the executive officers and certain other members of management and employees of the Company, as determined by the Board of Directors.
In 2020, we granted RSUs and PSUs only to Mr. Damon and Ms. Glickman. Ms. Clarken was not granted any long-term incentive compensation in 2020 given her receipt of an initial inducement grant of 143,308 RSUs and 375,467 stock options when she joined the Company in late 2019.
RSUs and PSUs provide an appropriate balance between addressing retention objectives and driving corporate performance. In addition to the initial equity award that each executive officer receives upon being hired, the Board of Directors also grants some or all of our executive officers additional equity awards each year as part of our annual review of our executive compensation program. The eligibility for, and size of, any additional equity award to each of our executive officers are determined on a discretionary basis taking into account the following factors:
◦each executive officer’s individual performance assessment, the results and contributions delivered during the year, as well as his or her anticipated potential future impact;
◦delivering equity values that are competitive, yet reasonable, when compared to the equity values delivered by the companies in our peer group to their executives with similar responsibility;
◦the size and vesting schedule of existing equity awards in order to maximize the long-term retentive power of additional awards;
◦the size of each executive officer’s total cash compensation opportunity;
◦the Company’s overall performance relative to corporate objectives; and
◦the Company’s overall equity pool for the year.

Based on the foregoing factors, the Board of Directors, upon recommendation of the compensation committee, determined that the regular 2020 long-term incentive compensation to be granted to Mr. Damon and Ms. Glickman should consist of a mix of RSUs and PSUs.
The table below sets forth the equity awards granted by the Board of Directors to our named executive officers in 2020:

Performance Conditions and Vesting of PSU Grants
Our Ordinary Shares subject to the PSUs granted to the named executive officers are earned contingent upon the attainment of certain financial goals that are typically set by the Board of Directors upon their grant. In 2020, Mr. Damon was granted 43,217 PSUs in the first quarter and the Board of Directors concurrently set 2020 Gross Revenue and Free Cash Flow goals for this grant. However, Ms. Glickman was a new hire in September 2020 and she received an initial inducement equity grant of 110,327 PSUs later in the year. Accordingly, the Board of Directors determined that Ms. Glickman’s PSU awards would not be subject to the 2020 goals previously set for Mr. Damon, but would be subject to the 2021 financial goals that would be set by the Board of Directors in early 2021 and that would apply to all other PSU grants made in 2021. Therefore, Ms. Glickman’s 2020 PSU awards have not been earned and such determination will be made by the Board of Directors upon the potential attainment of the 2021 financial goals that will be assessed by the Board of Directors in early 2022. Below we have described the application of the 2020 financial goals that only apply to Mr. Damon’s 2020 PSU grant.
Achievement in Gross Revenue and Free Cash Flow are important metrics used by the Board of Directors to measure the Company’s financial performance and creation of shareholder value given our current development stage, the significant growth opportunities ahead of us and the significant impact that high Gross Revenue and Free Cash Flow can have on the Company’s profitability and cash generation given the scalability of our operating model. As a result, given the increased focus that the Company is putting on optimizing the expense base and cash flow generation, the compensation committee and Board of Directors determined that growth in these two metrics, with a 50% weighting on both Gross Revenue and Free Cash Flow, was the appropriate performance measure for the 2020 PSU awards. Our compensation committee and Board of Directors believe that setting a one-year performance measurement period was appropriate at this stage in the Company’s development, due to the historically steep trajectory of our top-line revenue growth and the risk of setting inappropriate targets if we were to project more than one year in advance, particularly considering the uncertainty of the impact of the COVID-19 pandemic. This approach was balanced by the four-year vesting schedule to which any earned PSUs are subject, as discussed below. Our 2020 Free Cash Flow target, described below, represents an approximately 35% conversion rate of the Adjusted EBITDA target for the year, which is slightly below the average conversion rate for prior years, given the economic context triggered by the COVID-19 pandemic.

The following table sets forth the 2020 Gross Revenue goal for the 2020 PSU awards.

2020 Gross Revenue    Potential Percentage of PSUs Earned(1)
$1,947 million    50% (Threshold)
$2,212 million    100% (Target)

a.Achievement is linear for Gross Revenue between tranches, and paid to one decimal point. Achievements below the threshold and above the maximum are rounded up or down accordingly, and capped at 100%.

The following table sets forth the 2020 Free Cash Flow goal for the 2020 PSU awards.

2020 Free Cash Flow    Potential Percentage of PSUs Earned(1)
$57 million    50% (Threshold)
$95 million    100% (Target)

(1) Achievement is linear for Free Cash Flow between tranches, and paid to one decimal point. Achievements below the threshold and above the maximum are rounded up or down accordingly, and capped at 100%.

Actual 2020 Gross Revenue was $2,063.1 million, which would have resulted in a 71.9% payout with respect to this goal. Actual 2020 Free Cash Flow was $119.9 million, which was in excess of the Free Cash Flow target for the year and would have resulted in a 100% payout with respect to this goal. Based on the goals set by the Board of Directors in the first quarter of 2020, the total payout percentage would have been 85.95% with respect to the 2020 PSU awards granted to Mr. Damon.
Mr. Damon was the only named executive officer eligible to earn 2020 PSU awards. The compensation committee, with the assistance of Compensia, extensively analyzed the final determination of the payout with respect to the Gross Revenue goal. As previously described in our discussion about 2020 EBP payouts under the heading “—Annual Incentive Bonus—Determination of Overall 2020 EBP Payouts”, the compensation committee again reviewed the effects of the COVID-19 pandemic on the Company’s financial performance and how these effects obscured the outstanding performance of the management team. The compensation committee ultimately determined to recommend that the Board of Directors use its discretionary power when establishing the final payout normally governed by financial performance with respect to the Gross Revenue goal. To determine the impact of the COVID-19 pandemic on the Company’s financial performance, the compensation committee carefully analyzed and utilized the management team’s estimates of resulting negative effects. Based on the management team’s estimates, it was determined that the Gross Revenue goal would have otherwise exceeded the target for 2020 absent the material impact of the COVID-19 pandemic. The Board of Directors also determined that our named executive officers showed exceptional performance and leadership both in managing the Company in the face of the COVID-19 pandemic and in driving a transformation of our businesses, building long-term value. The Board of Directors carefully considered the recommendation from the compensation committee, and approved the achievement of the Gross Revenue goal at 100%. Accordingly, the Board of Directors used its discretionary power to increase the total payout percentage from 85.95% (based on goals set in the first quarter of 2020) to a total payout percentage of 100% for the 2020 PSU awards.

Our compensation committee and Board of Directors believe that a time-based vesting requirement for any earned PSUs is important to provide additional retention incentives and longer term alignment with our shareholders. The PSUs earned with respect to 2020 are subject to a four-year vesting schedule, with half of any earned PSUs vesting on the second anniversary of the grant date and the remainder vesting in eight equal quarterly installments thereafter, which quarterly vesting would be subject to the recipient’s continued employment with the Company. As a result, none of the PSUs granted to Mr. Damon for 2020 will vest until March 2022 at the earliest.

Vesting of RSU Grants
Our standard RSU grants have a four-year vesting schedule, with 50% of the award vesting on the second anniversary of the date of grant, and the remainder vesting in equal quarterly installments thereafter over the subsequent two-year period.
Share Ownership and Equity Awards
As discussed above, long-term incentive compensation in the form of equity awards is an important tool for the Company to attract industry leaders of the highest caliber in the global technology industry and to retain them for the long term. The majority of our named executive officers’ target total direct compensation opportunity is provided in the form of long-term equity awards (79% of total compensation for Ms. Clarken in 2019, and 80% for Ms. Glickman in 2020). We use equity awards to align our executive officers’ financial interests with those of our shareholders by motivating them to assist with the achievement of both near-term and long-term corporate objectives.
As a result, each of our named executive officers accumulates substantial exposure to our stock price, which, when coupled with time- and performance-based vesting, we believe results in strong alignment of our executives’ interests with those of our shareholders. Furthermore, our insider trading policy prohibits short sales, trading in derivative instruments and other inherently speculative transactions in our equity securities by our employees and related persons.
Share Ownership Requirements
On December 11, 2019, our Board of Directors adopted share ownership guidelines for our Section 16 executive officers, under which (i) our Chief Executive Officer is required to acquire and own securities in an amount equal to the lesser of (a) 200,000 shares or (b) five times their annual base salary and (ii) all other Section 16 executive officers are required to acquire and own securities in an amount equal to the lesser of (a) 45,000 shares or (b) two times their annual base salary. The Section 16 officers are required to meet the applicable ownership requirements within five years of becoming subject to them. If required share ownership is not satisfied within five years, the individual must retain 100% of any shares resulting from exercised options or vested restricted stock units, net of any amounts required to pay taxes and exercise prices, until the guidelines are met. These share ownership guidelines were revised on October 23, 2020 to remove their application to the chairperson of our Board of Directors because a separate share ownership guidelines for our non-employee directors was adopted, as further described below.
On October 23, 2020, our Board of Directors adopted share ownership guidelines for our non- employee directors (including the chairperson of our Board of Directors). Pursuant to these guidelines, each non-employee director is required to own Company securities equal to the lesser of (i) 17,308 shares or (ii) the amount of shares that have a fair market value equal to five times such board member’s annual cash retainer, disregarding any additional fees paid for specific leadership roles or committee membership. The non-employee directors are required to meet the applicable ownership requirements within five years of becoming subject to them. If required share ownership is not satisfied within five years, the individual must retain 100% of any shares resulting from vested non-employee director warrants, until the guidelines are met.
In addition to these share ownership guidelines, our Board of Directors require that 1% of the shares resulting from the exercise of stock options or received upon the vesting of RSUs or PSUs by our chairperson (if applicable), Chief Executive Officer and Deputy Chief Executive Officers (“directeurs généraux délégués”) be held by such persons until the termination of their respective offices. For 2020, (i) Mr. Rudelle was the chairperson of our Board of Directors until July 28, 2020 and Ms. Picard was the chairperson of our Board of Directors from July 28, 2020 through the end of the year, (ii) Ms. Clarken was our Chief Executive Officer and (iii) Mr. Fouilland was our Deputy Chief Executive Officer until May 27, 2020.

The table below shows the total exposure that each of our named executive officers (other than Mr. Anderson) had to Criteo’s stock as of March 31, 2021, including both vested and unvested equity awards.

Other Compensation Information
Employee Benefit Programs
Each of our executive officers is eligible to participate in the employee benefit plans available to our employees in the country in which they are employed, including medical, dental, group life and disability insurance, in each case on the same basis as other employees in such country, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.
Our retirement savings plan for U.S. employees is a tax-qualified 401(k) retirement savings plan (the “401(k) Plan”), pursuant to which all employees, including any named executive officer employed by our U.S. subsidiary (Criteo Corp.), are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the Internal Revenue Code. In 2020, we provided a 100% matching contribution on employee contributions up to the first 3% of eligible compensation and a 50% matching contribution for the next 2% of eligible compensation. Ms. Clarken, Mr. Damon and Ms. Glickman were the named executive officers that participated in the 401(k) Plan in 2020.
Perquisites and Other Personal Benefits
We provide limited perquisites to our named executive officers. For more information on the perquisites and other personal benefits provided to our named executive officers, please refer to footnote
(8)to the Summary Compensation Table in “Executive Compensation – Compensation Tables” included elsewhere in this proxy statement.
Timing of Compensation Actions
Compensation, including base salary adjustments, for our named executive officers is reviewed annually, usually in the first quarter of the fiscal year, and upon promotion or other changes in job responsibilities.

Equity Grant Policy
We do not have, nor do we plan to establish, any program, plan or practice to time stock option grants in coordination with releasing material non-public information or any plan to reprice any outstanding option awards.
Short Sale and Derivatives Trading Policy
As noted in more detail above under the caption “Anti-Hedging/Pledging Policy,” our insider trading policy prohibits short sales, trading in derivative instruments and other inherently speculative transactions in our equity securities by our employees and related persons.
Executive Compensation Recovery (“Clawback”) Policy
We maintain a “clawback” policy with respect to certain compensation earned by or paid to our executive officers after the effective date of the policy, adopted in April 2018. To the extent permitted by applicable law, the policy allows us to recoup performance-based equity awards and cash bonuses from our Chief Executive Officer and certain other executive officers (including our named executive officers) if
a.the amount of any such incentive payments was based on the achievement of financial results that were subsequently the subject of an amendment or restatement, and the applicable incentive payment would not have been made to the executive officer based upon the restated financial results, or (ii) the executive engaged in misconduct.
Risks Related to Compensation Policies and Practices
As part of the Board of Directors’ risk oversight role, our compensation committee at least annually reviews and evaluates the risks associated with our compensation programs. The compensation committee has reviewed our compensation practices as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. In making this determination, the compensation committee considered the following:
▪the Company’s use of different types of compensation vehicles to provide a balance of short-term and long-term incentives with fixed and variable components;
▪the granting of equity-based awards that are earned based on performance (in the case of executive officers) and subject to time-based vesting, which aligns employee compensation with Company performance, encouraging participants to generate long-term appreciation in equity values;
▪the Company’s annual bonus determinations for each employee being tied to achievement of Company goals, which goals seek to promote retention on behalf of the Company and to create long-term value for our shareholders; and
▪the Company’s system of internal control over financial reporting and code of business conduct and ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
James Warner (Chair) Edmond Mesrobian Rachel Picard

COMPENSATION TABLES
Summary Compensation Table
The following Summary Compensation Table sets forth, for the three years ended December 31, 2020, 2019 and 2018, respectively, the compensation earned by (i) our principal executive officer, (ii) our current principal financial officer,
(iii)our other executive officer, other than the principal executive officer and the principal financial officer, who was serving as of the end of the fiscal year and (iv) our two former principal financial officers who served during 2020 (collectively, our named executive officers).

(1)Ms. Glickman became our Chief Financial Officer on September 8, 2020. Ms. Glickman received a sign-on bonus equal to
$100,000.
(2)Mr. Anderson was engaged by the Company on an interim basis as Chief Financial Officer from May 18, 2020 until September 8, 2020. Mr. Anderson continued to serve the Company as a consultant until his departure on December 31, 2020.
(3)Mr. Fouilland ceased serving as our Chief Financial Officer effective May 18, 2020.
(4)All amounts presented in the Summary Compensation Table, and in the supporting tables that follow, are expressed in U.S. dollars. Certain amounts payable to Mr. Fouilland were paid in euros. The average exchange rate used for the purpose of the Summary Compensation Table, and, unless otherwise noted, the supporting tables that follow, for the three years ended December 31, 2020, 2019 and 2018 is as follows:

Date	Euro to U.S. Dollar Conversion Rate
12/31/20	1.142123
12/31/19	1.119574
12/31/18	1.181026

(5)The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of each award computed in accordance with ASC Topic 718. For information regarding the assumptions used in determining the fair value of awards granted in 2020, please refer to Note 19 of our Annual Report on Form 10-K as filed with the SEC on February 26, 2021. The amounts reported for 2018 and 2019 in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of each award computed in accordance with ASC Topic 718. For information regarding the assumptions used in determining the fair value of awards granted in 2018 and 2019, please refer to Note 19 of our Annual Report on Form 10-K as filed with the SEC on March 1, 2019, and Note 20 of our Annual Report on Form 10-K as filed with the SEC on March 2, 2020, respectively.

1.The amounts reported in the “Stock Awards” column represent the grant date fair value of the 2018, 2019 and 2020 PSU awards at target, which also reflects the maximum award.
2.Other than with respect to Mr. Anderson, the amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amount of the cash incentive bonus earned by our named executive officers for performance for the three years ended December 31, 2020, 2019 and 2018 under the EBP. See “Executive Compensation–Compensation Discussion and Analysis–Elements of Executive Compensation Program—Annual Incentive Bonus” for a discussion of the annual cash incentives earned by each named executive officer in respect of 2020. Mr. Anderson’s cash bonus is based on the accomplishment of certain strategic goals tied to the consulting agreement, between the Company and Dave Anderson, dated May 14, 2020, as amended on November 29, 2020.
3.The amounts reported in the “All Other Compensation” column for 2020 include the benefits set forth in the table below. The incremental cost to the Company is based on premiums paid, amounts reimbursed by the Company to the executive and the cost to the Company of mobility benefits and severance-related payments.

	Life Insurance
	and Disability	Defined
	Benefit Plan	Contribution Plan	Tax
	Contributions	Contributions	Reimbursements	Mobility Benefits
Named Executive Officer	($)(a)	($)(b)	($)(c)	($)(d)
Megan Clarken	—	10,914	55,985	60,000
Sarah Glickman	—	2,250	—	—
Ryan Damon	—	11,400	52,373	77,073
Dave Anderson	—	—	—	—
Benoit Fouilland	3,536	—	3,034	—

a.Represents the cost to us in respect of Mr. Fouilland’s life insurance and disability plan, which consists of premium cost.
b.Represents the cost to us of our employer contributions to the 401(k) plan accounts of Ms. Clarken, Mr. Damon and Ms. Glickman, who were the only eligible named executive officers who elected to participate in our 401(k) plan.
c.Represents Company-paid taxes in respect of Mr. Fouilland’s health and disability plan, and in respect of Ms. Clarken and Mr. Damon’s taxable mobility benefits, respectively.
d.Represents mobility benefits paid by us to Ms. Clarken and Mr. Damon. Mobility benefits include certain benefits that are available to international assignees in France. With respect to Ms. Clarken, due to the effects of the COVID-19 pandemic, her relocation to France was disrupted and certain temporary housing expenses were paid on her behalf in connection with her previously planned relocation. In February 2021, the Board of Directors determined to temporarily halt any such mobility payments until Ms. Clarken is permitted to relocate to France.

Grants of Plan-Based Awards Table 2020
The following table sets forth the grants of plan-based awards to the named executive officers during the year ended December 31, 2020.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)						
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Megan Clarken	—	—	650,000	1,300,000	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—
Sarah Glickman[(5)]	—	—	106,045	212,090	—	—	—	—	—	—	—
	10/23/2020	—	—	—	—	110,327	110,327	—	—	—	1,525,822
	10/23/2020	—	—	—	—	—	—	110,327	—	—	1,525,822
Ryan Damon	—	—	212,021	424,042	—	—	—	—	—	—	—
	3/3/2020	—	—	—	—	43,217	43,217	—	—	—	504,342
	3/3/2020	—	—	—	—	—	—	43,217	—	—	504,342
Dave Anderson	—	—	250,000	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—
Benoit Fouilland	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—

(1)Other than with respect to Mr. Anderson, the amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column represent each named executive officer’s annual cash incentive that could have been earned in respect of the annual cash incentive established in 2020 under the EBP. See “Executive Compensation–Compensation Discussion and Analysis–Elements of Executive Compensation Program—Annual Incentive Bonus” for a discussion of the annual cash incentives earned by each named executive officer for 2020. Mr. Anderson’s cash bonus is based on the accomplishment of certain strategic goals tied to the consulting agreement, between the Company and Dave Anderson, dated May 14, 2020, as amended on November 29, 2020.
(2)On March 3, 2020, Mr. Damon received a grant of PSUs under the Amended and Restated 2015 Performance-Based RSU Plan. 100% of these PSUs were earned, 50% of which will vest on the two-year anniversary of the grant date, and the remainder will vest in equal portions at the end of each quarter during the two-year period thereafter. On October 23, 2020, Ms. Glickman received a grant of PSUs under the Amended and Restated 2015 Performance-Based RSU Plan. Ms. Glickman’s PSU awards have not been earned and such determination will be made by the Board of Directors upon the potential attainment of the 2021 financial goals that will be assessed by the Board of Directors in early 2022. If Ms. Glickman’s 2020 PSU grant is determined earned by the Board of Directors in early 2022, 50% of such earned PSUs will vest on the two- year anniversary of the grant date, and the remainder will vest in equal portions at the end of each quarter during the two-year period thereafter. See “Executive Compensation–Compensation Discussion and Analysis—Elements of Executive Compensation Program—Long-Term Incentive Compensation” for a discussion of the terms of the PSUs granted in 2020.
(3)Mr. Damon and Ms. Glickman received a grant of RSUs under the Amended and Restated 2015 Time-Based RSU Plan on March 3, 2020 and October 23, 2020, respectively, 50% of which will vest on the two-year anniversary of the grant date, and the remainder will vest in equal portions at the end of each quarter during the two-year period thereafter. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation Program—Long-Term Incentive Compensation” for a discussion of the terms of the RSUs granted in 2020.

1.Represents the grant date fair value, measured in accordance with ASC Topic 718, of PSU awards and RSU awards made in 2020. Grant date fair values are calculated pursuant to assumptions set forth in Note 19 of our Annual Report on Form 10-K as filed with the SEC on February 26, 2021.
2.The annual bonus granted to Ms. Glickman was prorated at target for her period of service during 2020. See “Executive Compensation–Compensation Discussion and Analysis–Elements of Executive Compensation Program—Annual Incentive Bonus”.

Executive Employment Agreements
We have entered into an offer letter agreement or employment agreement with each of the named executive officers, the material terms of which are described below. Each of the agreements with our named executive officers is for an indefinite term. The provisions of these arrangements relating to termination of employment are described under “Potential Payments Upon Termination or Change of Control” below. See “Executive Compensation–Compensation Discussion and Analysis–Elements of Executive Compensation Program” for a discussion of the elements of compensation of each of the named executive officers for the year ended December 31, 2020.
Ms. Clarken
Criteo S.A. and Criteo Corp. entered into a management agreement with Ms. Clarken, dated as of October 2, 2019, as amended on November 22, 2019, in connection with her employment by Criteo Corp. The management agreement, as amended, provided that Ms. Clarken was entitled to receive an annual base salary of $650,000 and will be eligible to receive a target annual bonus opportunity equal to 100% of her base salary. Ms. Clarken’s remuneration is in respect of her role as Chief Executive Officer of our wholly-owned subsidiary, Criteo Corp.
In connection with her potential relocation from the United States to Paris, France, Criteo Corp. agreed to reimburse Ms. Clarken for certain expenses up to $75,000, in accordance with the Company’s relocation policy approved by the Board of Directors, including airfare for Ms. Clarken and her spouse, furniture and household moving expenses, incidentals and the cost of temporary housing for up to two months. Criteo Corp. also agreed to provide Ms. Clarken with
(i) reasonable tax assistance services, (ii) reasonable immigration assistance services for Ms. Clarken and her spouse,
(iii) the cost of airfare for Ms. Clarken and her spouse for up to three visits to Ms. Clarken’s home country per calendar year and (iv) a monthly housing allowance equal to $5,000 per month (or the equivalent amount in euros) after taxes for a maximum period of three years. Due to the effects of the COVID-19 pandemic, Ms. Clarken’s relocation to France in 2020 was disrupted and certain fixed expenses were paid by the Company on her behalf in connection with her previous attempt to relocate. In February 2021, the Board of Directors determined to temporarily halt the payment of any further relocation benefits until Ms. Clarken is permitted to relocate to France. The Company will reinstate the relocation benefits for a period of two years once Ms. Clarken is able to relocate to France.
Our Board of Directors determined that, for year ended December 31, 2020, Ms. Clarken’s annual base salary and target annual bonus opportunity would be unchanged.
Ms. Glickman
We entered into an offer letter effective as of August 27, 2020, as amended on April 1, 2021, with Ms. Glickman, our current Chief Financial Officer. Pursuant to the offer letter, Ms. Glickman was entitled to receive an annual base salary of $450,000 and a target annual bonus opportunity equal to 75% of her annual base salary with a maximum annual bonus opportunity equal to 200% of her base salary. Additionally, Ms. Glickman received an initial inducement equity grant of (i) 110,327 time-based RSUs and (ii) 110,327 performance-based PSUs.
The offer letter also provided that Ms. Glickman would receive a sign-on bonus equal to $100,000 on the first regularly scheduled payroll date following her start date. Ms. Glickman will be required to repay to the Company the sign- on bonus if she voluntarily resigns other than for Good Reason (as described below in “—Potential Payments upon Termination or Change of Control”) or her employment is terminated by the Company for Cause, in each case, during the 12-month period immediately following her start date.

In connection with her potential relocation to Paris, France, the Company agreed to reimburse Ms. Glickman for certain expenses up to $50,000, including airfare for Ms. Glickman, her spouse and her children, furniture and household moving expenses, incidentals and the cost of temporary housing for up to two months. The Company also agreed to provide Ms. Glickman, for a maximum period of three years after relocation, with (i) reasonable tax assistance services,
(ii)reasonable immigration assistance services for Ms. Glickman, her spouse and her children, (iii) the cost of airfare for Ms. Glickman, her spouse and her children for up to one visit to Ms. Glickman’s home country per calendar year, (iv) a monthly housing allowance equal to $5,000 per month (or the equivalent amount in euros) after taxes and (v) schooling fees of $10,000 per year per child. Due to the effects of the COVID-19 pandemic which are ongoing, Ms. Glickman has not yet incurred any relocation expenses.
As required by the offer letter, Ms. Glickman is subject to customary restrictive covenants provided by the Company’s protective covenants agreement.
Mr. Damon
We entered into an employment agreement effective as of August 1, 2018 with Mr. Damon, our Executive Vice President, General Counsel and Corporate Secretary. Under the terms of his employment agreement, for the year ended December 31, 2018, Mr. Damon was entitled to receive an annual base salary of $415,000, and a target annual bonus opportunity that was initially equal to 50% of his annual base salary.
Our Board of Directors determined that for year ended December 31, 2020, Mr. Damon would be entitled to receive an annual base salary of $427,035, effective as of April 1, 2020, and an annual target bonus opportunity equal to 50% of his annual base salary.
Mr. Anderson
We entered into a consultancy agreement, dated as of May 14, 2020, with Mr. Anderson whereby Mr. Anderson would serve as a consultant of the Company and act in the capacity of interim Chief Financial Officer. Pursuant to the consultancy agreement, Mr. Anderson was entitled to receive $83,333.33 per month, pro-rated for any partial months, and a performance bonus opportunity of $250,000.
Mr. Anderson began serving as our interim Chief Financial Officer effective May 18, 2020 and ceased serving in such capacity effective September 8, 2020. The consultancy agreement was amended on November 29, 2020 to extend the term of his engagement in the capacity as a consultant until December 31, 2020.
Mr. Fouilland
We entered into an employment agreement effective as of March 1, 2012 with Mr. Fouilland, our former Chief Financial Officer. Under the terms of his employment agreement, for the year ended December 31, 2012, Mr. Fouilland was entitled to receive an annual base salary of €270,000, and an annual target bonus opportunity that was initially equal to 30% of his annual base salary.
Based on Mr. Fouilland’s announced departure on March 2, 2020, our Board of Directors determined that for the year ended December 31, 2020, Mr. Fouilland would be entitled to receive an annual base salary of €400,000 (equivalent to
$456,849.20, converted into U.S. dollars pursuant to the exchange rate noted in footnote 1 to the Summary Compensation Table). This was the same base salary provided to Mr. Fouilland for the year ended December 31, 2019.
Mr. Fouilland ceased serving as our Chief Financial Officer effective May 18, 2020.

Outstanding Equity Awards at 2020 Fiscal Year End
The following table sets forth the number of securities underlying outstanding equity awards held by the named executive officers as of December 31, 2020.

Option Awards					Stock Awards			
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)(4)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Megan Clarken	12/11/19	93,867	281,600	—	17.54	12/11/29	143,308	2,939,247	—	—
Sarah Glickman	10/23/20	—	—	—	—	—	110,327	2,262,807	110,327	2,262,807
Ryan Damon	10/25/18	32,750	32,750	—	20.48	10/25/28	12,500	256,375	—	—
	3/3/20	—	—	—	—	—	43,217	886,381	43,217	886,381
Dave Anderson	—	—	—	—	—	—	—	—	—	—
Benoit Fouilland	3/20/12	—	—	—	7.82	3/20/22	—	—	—	—
	9/3/13	—	—	—	15.95	9/3/23	—	—	—	—
	10/29/15	60,000	—	—	39.00	10/29/25	—	—	—	—
	6/28/16	48,492	—	—	42.68	6/28/26	—	—	—	—
	7/28/16	18,401	—	—	41.99	7/28/26	—	—	—	—
	6/27/17	45,196	—	—	48.61	6/27/27	—	—	—	—
	3/16/18	56,494	—	—	30.40	3/16/28	—	—	—	—
	4/25/19	—	—	—	—	—	36,867	756,142	6,512	133,561

1.Refer to “—Potential Payments upon Termination or Change of Control” below for circumstances under which the terms of the vesting of equity awards would be accelerated.
2.The stock options will generally vest as to 25% of the grant on the first anniversary of the date of grant and in 16 equal quarterly installments thereafter, based on continued employment.

1.The applicable exchange rate for the exercise price of the stock option and employee warrant awards shown in the Outstanding Equity Awards at Fiscal Year End table are as follows:

Date	Euro to U.S. Dollar Conversion Rate
12/11/19	1.1077
10/25/18	1.1389
3/16/18	1.12340
6/27/17	1.1294
7/28/16	1.0991
6/28/16	1.0998
10/29/15	1.1086
9/3/13	1.3207
3/20/12	1.3150

2.The PSUs will generally vest as to 50% of the earned amount on the second anniversary of the date of grant and in eight equal quarterly installments thereafter, based on continued employment.
3.The RSUs will generally vest as to 50% on the two-year anniversary of the grant date, and the remainder will vest in eight equal quarterly installments thereafter.
4.Determined with reference to $20.51, the closing price of an ADS on December 31, 2020.
5.Reflects the total amount of PSUs granted to our named executive officers in 2020. With respect to Mr. Damon, 100% of these PSUs were earned. With respect to Ms. Glickman, her PSU awards have not been earned and such determination will be made by the Board of Directors upon the potential attainment of the 2021 financial goals that will be assessed by the Board of Directors in early 2022. See “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation Program—Long-Term Incentive Compensation” for a discussion of the terms of the PSUs granted in 2020.

Option Exercises and Stock Vested in 2020
The following table summarizes for each named executive officer the stock option exercises and shares vested from outstanding stock awards during the year ended December 31, 2020.

Option Awards    Stock Awards

	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Megan Clarken	—	—	—	—
Sarah Glickman	—	—	—	—
Ryan Damon	—	—	12,500	168,891
Dave Anderson	—	—	—	—
Benoit Fouilland	160,221	1,371,129	4,610	53,711

Potential Payments upon Termination or a Change of Control
Individual Agreements

We have entered into employment arrangements and non-compete agreements, as described below, which require us to provide specified payments and benefits to certain of our named executive officers as a result of certain terminations of employment, including following a change of control. Each of the employment arrangements with our named executive officers (other than Mr. Anderson), discussed above in “Executive Compensation—Compensation Tables
—Executive Employment Agreements,” provide for severance, non-compete or change of control payments.

Ms. Clarken
Ms. Clarken’s employment agreement provides for a potential severance payment in the event of certain terminations of employment with Criteo Corp. If Ms. Clarken’s office as Chief Executive Officer of Criteo Corp. is terminated by Criteo Corp. other than for Cause (as defined in her employment agreement) and other than due to her death or disability, or by Ms. Clarken for Good Reason (as defined in her employment agreement) (each, an “involuntary termination”), subject to Ms. Clarken’s execution of a general release of claims in favor of Criteo S.A. and Criteo Corp. and continued compliance with the restrictive covenants set forth in her protective covenants agreement, Ms. Clarken will be entitled to receive (i) a lump sum cash amount equal to the sum of (A) Ms. Clarken’s annual base salary rate as then in effect (without giving effect to any reduction in base salary amounting to Good Reason), (B) an annual bonus for the calendar year during which the involuntary termination occurs, calculated based on the annual bonus that would be paid to Ms. Clarken if her office had not terminated and if all performance-based milestones were achieved at the 100% level by both Criteo Corp. and Ms. Clarken, (C) all earned but unpaid bonus amounts for completed performance periods prior to the termination date (notwithstanding any requirement to remain in service through the payment date) and (D) up to
$75,000 in reimbursement for certain expenses incurred by Ms. Clarken in connection with her relocation from Paris, France back to her home country, including airfare for Ms. Clarken and her spouse, and furniture and household goods moving expenses, (ii) the cost of COBRA premiums under Criteo Corp.’s group health insurance plans in the United States and the cost of premiums for medical, dental, life insurance and disability insurance in France, in each case, for the 12-month period following the termination date and (iii) continued vesting of outstanding unvested stock options, RSUs and PSUs as if Ms. Clarken remained in service for 12 months following the termination date (and in the case of PSUs, based on actual performance at the end of the applicable performance year, as determined by the board in its reasonable discretion). All vested stock options will remain exercisable by Ms. Clarken for the 12-month period following the termination date, or the earlier expiration of the stock option pursuant to its original terms.
If Ms. Clarken’s office as Chief Executive Officer of Criteo Corp. is terminated due to an involuntary termination within one year following a Change in Control (as defined in her employment agreement), subject to Ms. Clarken’s execution of a general release of claims in favor of Criteo S.A. and Criteo Corp. and continued compliance with the restrictive covenants set forth in her protective covenants agreement, Ms. Clarken will be entitled to receive immediate vesting of all outstanding unvested stock options, RSUs and PSUs based on achievement of the target level of performance, provided that no RSU or PSU granted within the one-year period prior to the date of Ms. Clarken’s termination will vest (but, in such event, any unvested RSUs or PSUs will continue to vest as if Ms. Clarken remained in service for up to 12 months following the termination date). All vested stock options will remain exercisable by Ms. Clarken for the 12-month period following the termination date, or the earlier expiration of the stock option pursuant to its original terms.
Any RSUs or PSUs that become vested pursuant to the terms of her employment agreement will be subject to a holding period until the second anniversary of the date of grant of the award, and the shares relating to such vested RSUs and PSUs will be definitively acquired by (delivered to) Ms. Clarken no earlier than the expiration of the required holding period.
Ms. Glickman
Ms. Glickman’s offer letter, as amended, provides for a potential severance payment in the event of certain terminations of employment with Criteo Corp. If Ms. Glickman’s office as Chief Financial Officer of Criteo Corp. is terminated by Criteo Corp. other than for Cause (as defined in her offer letter), or by Ms. Glickman for Good Reason (as defined in her offer letter) (each, an “involuntary termination”), subject to Ms. Glickman’s execution of a general release of claims in favor of Criteo S.A. and Criteo Corp. and continued compliance with the restrictive covenants set forth in her protective covenants agreement, Ms. Glickman will be entitled to receive a lump sum cash amount (less all applicable withholdings) equal to the sum of (i) the product of (x) 12, if the termination date (as defined in her offer letter) is during the initial 12 months of her employment, or 6, if the termination date is after such initial 12 month period, and (y) her monthly base salary rate as then in effect, (ii) an amount equal to the product of (A) 100%, if the termination date is during the initial 12 months of her employment, or 50%, if the termination date is after such initial 12 month period and (B) her annual bonus target for the calendar year during which the termination occurs, calculated based on the bonus that would be paid to her if her employment had not terminated and if all performance-based milestones were achieved at the 100% level by both Company and Ms. Glickman and (iii) all bonus amounts earned for completed performance periods prior to the termination date but which otherwise remain unpaid as of the termination date. In addition, based on the conditions in the preceding sentence, Ms. Glickman will also be entitled to receive the cost of COBRA premiums under Criteo Corp.’s group health insurance plans in the United States and, if applicable, the cost of premiums for medical, dental, life insurance and disability insurance in France, in each case, until the earlier of (i) 12 months, if the termination date is during the initial 12 months of employment, or 6 months if the termination date is after the initial 12 months of employment and (ii) the first date her and her covered dependents become eligible for healthcare coverage under another employer’s plan.
If Ms. Glickman’s office as Chief Financial Officer of Criteo Corp. is terminated due to an involuntary termination within 12 months following a Change in Control (as defined in her offer letter), subject to Ms. Glickman’s execution of a general release of claims in favor of Criteo S.A. and Criteo Corp., Ms. Glickman will be entitled to receive immediate vesting of all outstanding unvested RSUs and PSUs based on achievement of the target level of performance, provided that no RSU or PSU granted within the one-year period prior to the date of Ms. Glickman’s termination will vest.
Any RSUs or PSUs that become vested pursuant to the terms of her offer letter will be subject to a holding period until the second anniversary of the date of grant of the award, and the shares relating to such vested RSUs and PSUs will be definitively acquired by (delivered to) Ms. Glickman no earlier than the expiration of the required holding period.
Mr. Damon
Mr. Damon’s employment agreement provides for a potential severance payment in the event Mr. Damon is terminated by us without Cause or resigns with Good Reason (as such terms are defined in his employment agreement). In such an event, Mr. Damon will be entitled to receive, on the 60th day following the Termination Date (as defined in the employment agreement), a lump sum cash amount (less applicable withholdings) equal to the sum of (i) the product of (x) six (or in the event of a change of control (as defined in the employment agreement) and a subsequent involuntary termination within 12 months following the date of such change of control, 12), and (y) Mr. Damon’s monthly base salary rate as then in effect (without giving effect to any reduction in base salary amounting to good reason), (ii) an amount equal to the product of (x) 50% (or in the event of a change of control (as defined in the employment agreement) and a subsequent involuntary termination within 12 months following the date of such change of control, 100%) and (y) Mr. Damon’s annual bonus for the calendar year during which the termination occurs, calculated based on the bonus that would be paid to Mr. Damon if his employment had not terminated and if all performance-based milestones were achieved at the 100% level by both the Company and Mr. Damon, such bonus to be, solely for the purpose of defining severance benefits, and (iii) all bonus amounts earned for completed performance periods prior to the termination date but which otherwise remain unpaid as of the termination date.
In addition, in the event that Mr. Damon is terminated by us without Cause or resigns with Good Reason, in each case, upon or within 12 months following a change in control of the Company (as defined in the 2016 Stock Option Plan), his equity awards will accelerate and become exercisable as of his termination date, provided that the PSUs will vest in the amount that would become vested assuming achievement of the target level of performance, and provided further that in all instances the provisions of the Amended and Restated 2015 RSU Plan and the Amended and Restated 2015 PSU Plan which prohibit the acceleration or shortening of the minimum vesting period of one year will continue to apply. Any RSUs or PSUs that become vested pursuant to the terms of Mr. Damon’s employment agreement will be subject to a holding period until the second anniversary of the date of grant of the award and the shares relating to such vested RSUs and PSUs will be definitively acquired by (delivered to) Mr. Damon no earlier than the expiration of the required holding period.
Mr. Fouilland
Mr. Fouilland ceased to be employed by the Company prior to December 31, 2020. As noted below, the Company did not make any severance payments to Mr. Fouilland upon his departure.
Treatment Under Equity Plans
Stock Option Plans
Each of our 2012 Stock Option Plan, 2013 Stock Option Plan, 2014 Stock Option Plan and 2016 Stock Option Plan provides that in the event of a change of control of the Company (as defined in the plans), a successor corporation shall assume all outstanding options or substitute outstanding options with equivalent options or rights. Pursuant to the stock option plans, in the event that the successor corporation does not agree to assume or substitute outstanding options, the options will accelerate and become fully vested and exercisable upon the change of control.
Upon termination of an option holder’s employment with us, unless a longer period is specified in the notice of award or otherwise determined by the Board of Directors, a vested option will generally remain exercisable for 90 days following the option holder’s termination.
If, at the date of termination, the option holder is not entitled to exercise all of his options, the shares covered by the unexercisable portion will be forfeited and revert back to the applicable stock option plan.
Performance-Based Free Share (PSU) Plan
Pursuant to the terms of our Amended and Restated 2015 Performance-Based RSU Plan, in the event of a change of control of the Company, if a successor corporation does not agree to assume an unvested PSU award or substitute for the PSU award with an equivalent right, and the grant date of the PSU is at least one year prior to the date of the change of control, the restrictions and forfeiture conditions applicable to the PSU will lapse, and the PSU award will become vested prior to the consummation of the change of control, with any performance conditions being deemed to be achieved at target levels. If the grant date of the PSU award is less than one year prior to the date of the change of control of the Company and no such successor corporation agrees to assume or substitute an unvested PSU, the PSU will lapse.
In the event of a recipient’s death or disability (as defined in the Amended and Restated 2015 Performance-Based RSU Plan), an unvested PSU will vest automatically. In the event of a recipient’s retirement (as defined in the Amended and Restated 2015 Performance-Based RSU Plan), our Board of Directors has the discretion to determine whether some or all of the unvested PSUs will vest, subject to the limitations of the plan.
If an employee with outstanding PSUs terminates his employment, or we terminate the employee’s service with the Company or any of our affiliates, the employee’s right to vest in the PSUs under the Amended and Restated 2015 Performance-Based RSU Plan, if any, will terminate effective as of the date that such employee is no longer actively employed.
Time-Based Free Share (RSU) Plan
Pursuant to the terms of our Amended and Restated 2015 Time-Based RSU Plan, in the event of a change in control (as defined in the 2015 Time-Based RSU Plan), if a successor corporation or a parent or subsidiary of the successor corporation does not agree to assume or substitute outstanding RSUs, and only if the RSUs were granted at least one year prior to the date of the change in control, the restrictions and forfeiture conditions applicable to the RSUs will lapse and the RSUs will be deemed fully vested prior to the consummation of a change in control.
In the event of a recipient’s death or disability (as defined in the Amended and Restated 2015 Time-Based RSU Plan), any unvested RSUs will vest automatically. In the event of a recipient’s retirement (as defined in the Amended and Restated 2015 Time-Based RSU Plan), our Board of Directors has the discretion to determine whether some or all of the unvested RSUs will vest, subject to the limitations of the plan.
If an employee with outstanding RSUs terminates his employment, or we terminate the employee’s service with the Company or any of our affiliates, the employee’s right to vest in the RSUs under the Amended and Restated 2015 Time-Based RSU Plan, if any, will terminate effective as of the date that such employee is no longer actively employed.
Named Executive Officer Departures Mr. Fouilland
The Company did not make any severance payments to Mr. Fouilland upon his departure.
Mr. Anderson
The Company did not make any severance payments to Mr. Anderson upon his departure.

Estimated Payments and Benefits
The following table estimates the potential amounts payable to our named executive officers (other than Mr. Anderson and Mr. Fouilland) in connection with certain terminations of their employment or a change of control of the Company, under the circumstances described in more detail above. The table reflects estimated amounts assuming that the termination of employment or other circumstance, as applicable, occurred on December 31, 2020. The actual amounts that would be paid upon a named executive officer’s termination of employment or a change of control can be determined only at the time of such event.

(1)Amount shown is an estimate based on the monthly cost of life and disability insurance and health insurance coverage as of the end of 2020.
(2)The value shown includes the value of equity awards held by the executive that would become vested under the applicable circumstances. The value of stock options, to the extent applicable, is based on the excess, if any, of $20.51, the closing price of an ADS on December 31, 2020, over the exercise price of such options, multiplied by the number of unvested stock options or employee warrants held by the executive that would become vested under the applicable circumstances. The exchange rate used to convert the exercise price of the options from euros into U.S. dollars is 1.142123, which represents the average exchange rate for the year ended December 31, 2020. The amount shown represents the value of the equity awards that would vest upon a change of control under the additional assumption that outstanding equity awards are not assumed or substituted in the change of control transaction, as described above in the “Potential Payments Upon Termination or Change of Control—Treatment Under Equity Plans” narrative.

PAY RATIO DISCLOSURE
Pursuant to the Securities Exchange Act of 1934, as amended, we are required to disclose in this proxy statement the ratio of the total annual compensation of our Chief Executive Officer to the median of the total annual compensation of all of our employees (excluding our Chief Executive Officer). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that total compensation for Ms. Clarken, our current Chief Executive Officer, for 2020 was $1,439,900, and the median of the total compensation of all of our employees (excluding Ms. Clarken) for 2020 was approximately $89,098. Accordingly, we estimate the ratio of Ms. Clarken’s total compensation for 2020 to the median of the total compensation of all of our employees (excluding Ms. Clarken) for 2020 to be approximately 16 to 1.
We selected December 31, 2020, which is a date within the last three months of fiscal 2020, as the determination date to identify our median employee. To find the median of the annual total compensation of all our employees (excluding Ms. Clarken), we used the amount of salary, wages, overtime and bonus from our payroll records as our consistently applied compensation metric. In making this determination, we annualized the compensation for those employees who were hired during fiscal 2020 as permitted under SEC rules. We did not make any cost-of-living adjustments in identifying the median employee. After identifying the median employee, we calculated the annual total compensation for such employee using the same methodology we used for Ms. Clarken’s annual total compensation in the Summary Compensation table for fiscal year 2020.
In accordance with SEC rules, we excluded all employees in certain non-U.S. jurisdictions that, in each case, constituted less than 0.62% of our total headcount. The excluded employees were located in Canada (4 employees), Australia (13 employees), China (11 employees), the Netherlands (16 employees), Sweden (9 employees) and Turkey (12 employees). The 65 excluded employees constituted 2.54% of our total number of 2,564 U.S. and non-U.S. employees as of December 31, 2020.

Société anonyme
Share capital of € 1,656,802.65
Registered Office: 32, rue Blanche, 75009 Paris
Registered under number: 484 786 249 R.C.S. Paris
_____________________

RESOLUTIONS SUBMITTED TO THE COMBINED SHAREHOLDERS’ MEETING
OF JUNE 15, 2021
Agenda for the Ordinary Shareholders’ Meeting
1.    renewal of the term of office of Ms. Rachel Picard as Director,
2.    renewal of the term of office of Ms. Nathalie Balla as Director,
3.    renewal of the term of office of Mr. Hubert de Pesquidoux as Director,
4.    ratification of the temporary appointment by the Board of Directors of Ms. Megan Clarken as Director,
5.    non-binding advisory vote to approve the compensation for the named executive officers of the Company,
6.    approval of the statutory financial statements for the fiscal year ended December 31, 2020,
7.    approval of the consolidated financial statements for the fiscal year ended December 31, 2020,
8.    approval of the allocation of profits for the fiscal year ended December 31, 2020,
9.    delegation of authority to the Board of Directors to execute a buyback of Company stock in accordance with L. 225-209-2 of the French Commercial Code,
Agenda for the Extraordinary Shareholders’ Meeting
10.    authorization to be given to the Board of Directors to reduce the Company’s share capital by cancelling shares as part of the authorization to the Board of Directors allowing the Company to buy back its own shares in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code,
11.    authorization to be given to the Board of Directors to reduce the Company’s shares capital by cancelling shares acquired by the Company in accordance with the provisions of Article L. 225-208 of the French Commercial Code,
12.    delegation of authority to the Board of Directors to reduce the share capital by way of a buyback of Company stock followed by the cancellation of the repurchased stock,
13.    approval of the maximum number of shares that may be issued or acquired pursuant to the authorizations given to the Board of Directors by the Shareholders’ Meeting dated June 25, 2020 to grant OSAs (options to subscribe for new

Ordinary Shares) or OAAs (options to purchase Ordinary Shares), time-based restricted stock units (“Time-Based RSUs”) and performance-based restricted stock units ("Performance-Based RSUs") pursuant to resolutions 16 to 18 of the Shareholders’ Meeting dated June 25, 2020,
14.    delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights,
15.    delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares or any securities giving access to the Company’s share capital through a public offering referred to in paragraph 1° of article L. 411-2 of the French Monetary and Financial Code, without shareholders’ preferential subscription rights,
16.    delegation of authority to the Board of Directors to increase the Company’s share capital through incorporation of premiums, reserves, profits or any other amounts that may be capitalized,
17.    delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase without shareholders’ preferential subscription rights pursuant to items 14 and 15 above (“green shoe”),
18.    delegation of authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d'épargne d’entreprise),
19.    approval of the overall limits on the amount of ordinary shares to be issued pursuant to items 14 to 16 and 18 above,
20.    amendment to Article 11 of the by-laws of the Company to provide for the faculty to appoint of a Vice-chairperson of the board of directors,
21.    amendment of Article 12.4 of the by-laws of the Company to remove the requirement that an in-person Board meeting be held for the dismissal of the CEO for any cause other than willful misconduct.

TEXT OF THE RESOLUTIONS
RESOLUTIONS WITHIN THE AUTHORITY OF THE ORDINARY SHAREHOLDERS’ MEETING

First resolution
Renewal of the term of office of Ms. Rachel Picard as Director
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report,

noting that the term of office of Ms. Rachel Picard expires at the end of this Shareholders’ Meeting,

renews the term of office of Ms. Rachel Picard as Director for a two-year period, expiring at the end of the Ordinary Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2022.

Second resolution
Renewal of the term of office of Ms. Nathalie Balla as Director
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report,

noting that the term of office of Ms. Nathalie Balla expires at the end of this Shareholders’ Meeting,

renews the term of office of Ms. Nathalie Balla as Director for a two-year period, expiring at the end of the Ordinary Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2022.

Third resolution
Renewal of the term of office of Mr. Hubert de Pesquidoux as Director
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report,

noting that the term of office of Mr. Hubert de Pesquidoux expires at the end of this Shareholders’ Meeting,

renews the term of office of Mr. Hubert de Pesquidoux as Director for a two-year period, expiring at the end of the Ordinary Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2022.

Fourth resolution
Ratification of the temporary appointment by the Board of directors of Ms. Megan Clarken as Director
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report,
noting that the Board of Directors at its meeting of August 27, 2020, appointed as Director, Ms. Megan Clarken to replace Mr. Jean-Baptiste Rudelle, who had resigned from the Board of Directors, for the remainder of Mr. Jean-Baptiste Rudelle’s term of office, until the end of the Ordinary Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2021,

RATIFIES, in compliance with Article L. 225-24 of the French Commercial Code, the appointment of Ms. Megan Clarken as Director.

Fifth resolution
Non-binding advisory vote to approve the compensation for the named executive officers of the Company
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report,

approves, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion.

Sixth resolution
Approval of the statutory financial statements for the fiscal year ended December 31, 2020
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the management report on the Company’s activities and accounts for the fiscal year ended December 31, 2020 and the report of the Statutory Auditors on the performance of their duties for this fiscal year, approves the statutory financial statements of the Company for the fiscal year ended December 31, 2020, which show profits amounting to € 80,482,469, as well as the transactions reflected therein and summarized in these reports, and notes that the annual financial statements show neither excess depreciation and other non-deductible amortization, nor any sumptuary expenses referred to in Article 39-4 of the General Tax Code.

Seventh resolution
Approval of the consolidated financial statements for the fiscal year ended December 31, 2020
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the management report for the Company and its subsidiaries for the fiscal year ended December 31, 2020 and the consolidated financial statements for that year, as well as the report of the Statutory Auditors thereon, approves the consolidated financial statements of the Company (prepared in accordance with IFRS) for the fiscal year ended December 31, 2020, as presented, as well as the transactions reflected therein and summarized in these reports.

Eighth resolution
Approval of the allocation of profits for the fiscal year ended December 31, 2020
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report and noted that the legal reserve is fully allocated:

-    acknowledges that the profits for the fiscal year ended December 31, 2020 amount to €80,482,469

-    decides to allocate the total profits to retained earnings.

It is noted that no dividends have been distributed for the last three fiscal years.

Ninth resolution
Delegation of authority to the Board of Directors to execute a buyback of Company stock in accordance with Article L. 225-209-2 of the French Commercial Code
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for ordinary shareholders’ meetings, having reviewed the Board of Directors’ report, the report of the independent expert designated in accordance with Articles R. 225-160-1 et seq. of the French Commercial Code and the Statutory Auditors’ special report, in accordance with Article L. 225-209-2 of the French Commercial Code,

authorizes the Board of Directors to purchase shares of the Company under the conditions set forth in Article L. 225-209-2 of the French Commercial Code, decides that the purchase of these shares may be effected on one or more occasions, on the market or off market, including without limitation through an accelerated bookbuilding procedure (BB) or block trade, but this authorization shall however not be used by the Board of Directors during a public tender offer by a third-party, decides that the authorization may be used and the shares so purchased may be allocated:
-    within two (2) years from their purchase date, as payment or in exchange for assets acquired by the
Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, or
-    within one (1) year from their purchase date, to serve stock option plans, free share plans, profit sharing plans and other allocations to employees and officers of the Company and of its affiliates; or
-    to any further purpose as may be authorized by the law when this delegation shall be used by the Board of
Directors,

acknowledges that the maximum number of shares that may be purchased pursuant to this resolution for the purposes stated in this resolution shall at no time exceed 10% of the total number of shares of the Company outstanding, provided that if the shares are allocated as payment or in exchange for assets acquired by the Company in connection with a potential acquisition, merger, demerger or contribution-in-kind transaction, the maximum number of shares that may be purchased for that purpose shall at no time exceed 5% of the total number of shares of the Company outstanding, decides that all or part of the purchased shares, subject to the adoption of the 10th resolution below, can be cancelled under the terms and conditions set forth in the said resolution, acknowledges that any shares not used for the above mentioned purposes within the relevant time period will be automatically cancelled, it being specified that the Board of Directors shall be authorized to use the repurchased shares for any other purpose set forth above (within the relevant time period set forth above), decides to set the minimum purchase price per share (excluding fees and commissions) at $19.55, or the then euro equivalent on the date on which this authorization is used, and the maximum purchase price per share (excluding fees and commissions) at $45.03, or the then euro equivalent on the date on which this authorization is used, in accordance with the report by the independent expert pursuant to Article L. 225-209-2 of the French Commercial Code, with an overall cap of $298,423,266.30; subject to adjustments as necessary to reflect any relevant capital transactions (e.g. incorporation of reserves, allocation of free shares, stock splits or reverse stock splits) that might occur during the term of this authorization, decides that the purchase price per share under this authorization shall be set by the Board of Directors, grants full powers to the Board of Directors, with the option to sub-delegate powers to the Chief Executive Officer or, with the agreement of the latter, to one or more Deputy Chief Executive Officers (directeurs généraux délégués), to implement this authorization, place stock market orders, enter into all types of agreements as permitted by law, carry out any formalities, procedures and filings with the French Autorité des Marchés Financiers and other competent bodies, and, in general, do whatever is necessary.
This authorization is granted to the Board of Directors for a period of twelve (12) months from the date of this Shareholders’ Meeting, and supersedes the authorization for the same purpose granted by the Shareholders’ Meeting of June 25, 2020, provided that, if during the effective time of this authorization, the Company’s shares are admitted to trading on a regulated market or a multilateral trading facility within the meaning of the French Commercial Code, such authorization would automatically lapse.

RESOLUTIONS WITHIN THE AUTHORITY OF THE EXTRAORDINARY SHAREHOLDERS’ MEETING

Tenth resolution
Authorization to be given to the Board of Directors to reduce the Company’s share capital by cancelling shares as part of the authorization to the Board of Directors allowing the Company to buy back its own shares in accordance with the provisions of Article L. 225-209-2 of the French Commercial Code

The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the Statutory Auditors’ special report, authorizes the Board of Directors, in accordance with Article L. 225-209-2 of the French Commercial Code, to cancel, on one or more occasions, all or part of the shares repurchased by the Company and to reduce the share capital accordingly, such cancellations not to exceed 10% of the share capital of the Company in the aggregate per twenty-four month period, decides that any potential excess of the purchase price of the shares over their par value will be charged on any available reserve account, including the legal reserves, provided that such legal reserve is not less than 10% of the share capital of Company after the completion of the capital reduction, grants full powers to the Board of Directors, with the option to sub-delegate as provided by law, to carry out all acts, formalities or declarations necessary to finalize the capital reductions that could be achieved pursuant to this authorization and for the purposes of amending the Company's by-laws as a result.
This authorization is granted for a period of twelve (12) months from the date of this Shareholders’ Meeting and supersedes the authorization for the same purpose pursuant to the 13th resolution of the Shareholders’ Meeting of June 25, 2020.

Eleventh resolution
Authorization to be given to the Board of Directors to reduce the Company’s share capital by cancelling the shares acquired by the Company pursuant provisions of Article L. 225-208 of the French Commercial Code
The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings,

having reviewed the Board of Directors’ report and the auditor’s report,acting in accordance with Articles L. 225-204 to L. 225-205 of the French Commercial Code,

authorizes the Board of Directors to carry out a share capital reduction not motivated by losses, on one or more occasions, up to a maximum amount of €165,680.25, by way of cancellation of a maximum of 6,627,210 Company’s shares with a par value €0.025 per share, acquired by the Company in accordance with Article L. 225-208 of the French Commercial Code, linked to purchase of options or free shares granted by the Company and became lapsed, decides that the Board of Directors is granted all powers, with the right of sub-delegation under the conditions provided by the law and under the conditions specified below, notably:
-    in the event of the opposition of one or more creditors of the Company within the deadline for opposition from creditors, which will start to run from the filing of the minutes of the current shareholders’ meeting and of the minutes of the Board of Directors implementing the current authorization, take any appropriate measure, set up any security or execute any court decision ordering the lodging of guarantees or the reimbursement of debts,

-    amend the Company’s by-laws accordingly and, more generally, do whatever is useful or necessary for the implementation of the current resolution

decides that this authorization is granted to the Board of Directors for a period of twelve (12) months from the date of this Shareholders’ Meeting and supersedes the authorization for the same purpose pursuant to the 14th resolution of the Shareholders’ Meeting of June 25, 2020 and shall not be used during a public tender offer by a third party.

Twelfth resolution
Delegation of authority to the Board of Directors to reduce the share capital by way of a buyback of Company stock followed by the cancellation of the repurchased stock
The Shareholders' Meeting, acting under the conditions of quorum and majority required for the extraordinary shareholders' meetings,

having reviewed the Board of Directors' report and the Statutory Auditors' report, in accordance with Articles L. 225-204 and L. 225-207 of the French commercial Code, authorizes the Board of Directors to decide, as appropriate, at its own discretion, to carry-out, in one or more times, one or more repurchases of shares (or ADS) within the limit of a maximum number of 6,627,210 shares of a nominal value of 0.025 euro for the purposes of cancelling them and resulting in the Company's share capital reduction not arising from losses, of a maximum nominal amount of €165,680.25, in accordance with the provisions of Article L. 225-207 of the French commercial Code;
decides that the Board of Directors shall have all powers, with the right to sub-delegate, under the conditions laid down by the law, to implement this delegation in accordance with applicable law and the by-laws of the Company, and in particular to:
--    set the final terms and conditions of the transaction, including in particular the number of shares to be repurchased and cancelled within the aforementioned limit and maximum repurchase price at $45.03 per share (or the equivalent in euros of this amount on the date of use of this delegation), i.e., a maximum aggregate amount of $298,423,266.30;

--    in the event of opposition by one or more of the Company's creditors within the period of opposition by the creditors, which shall begin to run as from the filing at the Commercial Court registry of the present decision's minutes and of the Board of Directors' minutes implementing this delegation, take any appropriate measure, create any financial security or comply with any court decision ordering the creation of guarantees or the repayment of debts;

--    make to all shareholders a buyback offer by the Company;

--    in view of the results of the buyback offer, determine the final amount of the capital reduction and acknowledge the completion of the capital reduction;

--    if applicable, decide to deduct the difference between the repurchase value of the shares acquired and the nominal of the cancelled shares from any available reserves and premium accounts, or from a retained earnings account;

--    make any corresponding amendment to the Company's by-laws, and, in general, take any action and perform all formalities required to carry out this resolution;

decides that this authorization is granted to the Board of Directors for a period of eighteen (18) months from the date of this Shareholders' Meeting and supersedes the authorization for the same purpose pursuant to the 15th resolution of the Shareholders’ Meeting of June 25, 2020 and may not be implemented in the event of a public tender offer by a third party.

Thirteenth resolution
Approval of the maximum number of shares that may be issued or acquired pursuant to resolution 16 (authorization to grant options to purchase or to subscribe shares), resolution 17 (authorization to grant time-based free shares/restricted stock units/RSUs to employees of the Company and of its subsidiaries), resolution 18 (authorization to grant performance-based free shares/restricted stock units/RSUs to executives officers and certain employees of the Company and of its subsidiaries) of the Shareholders’ Meeting date June 25, 2020

The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the Statutory Auditors’ reports, decides to set at [7,800,000] shares with a nominal value of € 0.025 each, the maximum number of shares (i) which may be issued or acquired upon the exercise of options granted pursuant to resolution 16 (authorization to grant options to purchase or to subscribe shares), and (ii) that may be granted free of charge (PSUs/RSUs) pursuant to resolution 17 and to resolution 18 of the Shareholders’ Meeting dated June 25, 2020; it being specified that (x) this global limit does not include any additional shares issued to preserve, in accordance with applicable contractual provisions, the rights of any holder of securities or other rights giving access to shares of the Company and, (y) this limit does not apply to the number of shares issued, acquired or likely to be issued pursuant to options, non-employee warrants, founders warrants (BSPCE) and free shares granted prior to this Shareholders' Meeting.

Fourteenth resolution
Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares, or any securities giving access to the Company’s share capital, for the benefit of a category of persons meeting predetermined criteria (underwriters), without shareholders’ preferential subscription rights

The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the Statutory auditors’ report, acting in accordance with Articles L. 225-129, L. 225-129-2, L. 225-138 and L. 228-91 et seq. of the French Commercial Code,
grants to the Board of Directors the authority to decide, on one or more occasions, in the proportions and at the times it deems appropriate, both in France and abroad, to increase the number of authorized ordinary shares of the Company or any type of securities giving access, by any means, immediately and/or in the future, to the Company’s share capital (including without limitation, any bonds redeemable or convertible for ordinary shares and any warrants attached or not to ordinary shares or other types of securities), which securities may be issued in euros, a foreign currency or in any monetary units established by reference to several currencies at the option of the Board of Directors, to be paid in cash, including by way of set-off against receivables, decides that this authorization shall not be used during a public tender offer by a third party, decides that the maximum nominal amount of the share capital increase, immediately or in the future, by virtue of the powers granted by the Shareholders’ Meeting to the Board of Directors pursuant to this resolution, may not exceed the global amount of €165,680.25. This limit is set without taking into account the par value of the Company’s ordinary shares to be issued, if applicable, in relation to the adjustments to be carried out in order to protect the rights of holders of securities and other rights giving access to capital, in accordance with legal and regulatory requirements as well as applicable contractual provisions, decides that the nominal amount of any share capital increase that may be carried out in application of this resolution will be deducted from the overall limit set forth in the Nineteenth resolution below, decides that the nominal amount of all debt securities giving access to the Company’s share capital to be issued pursuant to this authorization will not exceed $ 500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency),
-    this amount will be increased, if applicable, for any redemption premium above the nominal value,
-    this amount will be deducted from the overall limit set forth in the Nineteenth resolution below,

-    this limit does not apply to securities the issuance of which is decided or authorized by the Board of
Directors in accordance with Article L. 228-40 of the French Commercial Code,

decides to waive the shareholders’ preferential subscription rights attached to the shares and securities which will be issued and to restrict the persons eligible to subscribe for those shares and securities to which this resolution pertains to the following category of persons:
-    any bank, investment services provider or member of a banking syndicate (underwriters) undertaking to ensure the completion of the share capital increase or of any issuance that could in the future lead to a share capital increase in accordance with the present delegation of authority;

take notes, as necessary, that the present delegation of authority automatically includes, for the benefit of the holders of the securities giving access to the Company’s share capital to be issued pursuant to this delegation, as applicable, express waiver by the shareholders of their preferential subscription right with respect to the ordinary shares to which such securities give right, decides that the issue price of the ordinary shares to be issued by virtue of the present delegation will be at least equal to the weighted average price of the American Depositary Shares representing the Company’s ordinary shares on the Nasdaq Global Market for the five trading days preceding the determination of the issue price, subject to a maximum discount of 10% (provided that, if, when the present delegation is used, the Company’s shares are admitted to trading on a regulated market recognized as such by the French Autorité des Marchés Financiers, the price shall be determined in accordance with the provisions of Article L. 225-136-1° of the French Commercial Code), taking into account, if applicable, the difference in the dividend entitlement date of the shares, provided that (i) in the case of an issuance of securities giving access to the Company’s share capital, the issue price of the ordinary shares to be issued upon the exercise, conversion or exchange of such securities, may, as applicable, be set, at the discretion of the Board of Directors, by reference to a formula set by it and applicable after the issuance of the securities (for example, upon exercise, conversion or exchange) in which case the aforementioned maximum discount may be determined, if the Board of Directors deems appropriate, on the date of the application of the formula (and not on the date of the setting of the issue price), and (ii) the issue price of the securities giving access to the Company’s share capital issued by virtue of the present resolution, if any, will be such that the amount immediately received by the Company plus the amount likely to be received by it at the time of exercise or conversion of said securities, shall be, for each ordinary share issued as a consequence of the issue of said securities, at least equal to the minimum amount set forth above, specifies that this delegation is granted to the Board of Directors for a period of eighteen (18) months as from the date of the present Shareholders’ Meeting and supersedes all previous delegations for the same purpose, decides that the Board of Directors is granted all powers to implement, in accordance with provisions set forth in the law and the by-laws of the Company, the present delegation in order to, notably:
-    determine the amount of the share capital increase, the issue price (provided that such price will be determined in accordance with the conditions set forth above), and the premium that may, if appropriate, be requested at the issuance;

-    set the dates, terms and conditions of any issuance, as well as the form and the characteristics of the s shares or securities giving access to the Company’s share capital to be issued;

-    determine the dividend eligibility date, which may be retroactive, for shares or securities giving access to the
Company’s share capital to be issued and the method of payment;

-    set the list of the beneficiaries within the above mentioned category of persons and the number of securities to be granted to each of them;

-    in its sole discretion and whenever it deems it appropriate, charge the expenses and fees generated by the share capital increases performed by virtue of the delegation mentioned in this resolution to the amount of the premium related to such increases and deduct therefrom the necessary amounts in order to bring the legal reserve to one-tenth of the new share capital amount after each share capital increase;

-    acknowledge completion of each share capital increase and make the corresponding amendments to the
Company’s by-laws;

-    in general, enter into any agreement, particularly to ensure the successful completion of the proposed issuances, take all measures and accomplish all formalities required for the issuance, for the listing and for any financial services relating to the securities issued by virtue of the present delegation, as well as pursuant to the exercise of the rights attached thereto;

-    make any decisions relating to the admission of the shares or securities issued for trading on the Nasdaq
Global Market.

Fifteenth resolution
Delegation of authority to the Board of Directors to increase the Company’s share capital by issuing ordinary shares or any securities giving access to the Company’s share capital through a public offering referred to in paragraph 1° of article L. 411-2 of the French Monetary and Financial Code, without shareholders’ preferential subscription rights

The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, after having taken notice of the Board of Directors’ report and the Statutory Auditors’ report, pursuant to the provisions of Articles L. 225-129 and seq. of the French Commercial Code, notably, Articles L. 225-129-2, L. 225-135, L. 225-135-1, L. 225-136, L 228-91 and L. 228-92,
grants to the Board of Directors the authority to decide to issue, on one or more occasions, in the proportions and at the times it considers appropriate, both in France and abroad, in euros, foreign currencies or any monetary unit calculated by reference to multiple currencies, for free or against consideration, ordinary shares of the Company (including in the form of American Depositary Shares, as the case may be) and any type of securities giving access, by any means, immediately and/or in the future, to ordinary shares of the Company, pursuant to a public offering referred to in paragraph 1° of article L. 411-2 of the French Monetary and Financial Code, said shares conferring the same rights as existing shares, except for their dividend entitlement date, decides that the securities issued by pursuant to this delegation may consist of debt securities or be related to the issue of such debt securities or permit the issue as intermediate securities, decides to remove the shareholders’ preferential subscription right attached to the ordinary shares or securities issued by virtue of the present delegation, takes note, as necessary, that the present delegation unconditionally and expressly waives, in favor of the holders of the securities to be issued giving access to the Company's share capital, express renunciation by the shareholders to their preferential subscription right to the shares to which those securities give right, decides that the maximum nominal amount of the share capital increases that may be completed, immediately or in the future, by virtue of this resolution, may not exceed €165,680.25 (corresponding to 10% of the share capital of the Company as of December 31,2020, nor, in, any case, exceed the limits provided by applicable regulations as of the date of issue (for reference, on the day of this Shareholders’ Meeting, the issue of equity securities carried out by way of a public offering defined in paragraph 1° of Article L. 411-2 of the French Monetary and Financial Code is limited to 20% of the share capital of the Company per year, with such share capital being valued on the date of the decision of the Board of Directors to use this delegation). This limit is set without taking into account the par value of the additional shares to be issued, if applicable, in relation to adjustments carried out in order to protect the rights of holders of securities and other rights giving access to capital, in accordance with legal and regulatory requirements as well as applicable contractual provisions, decides that the nominal amount of all issuances of debt securities giving access to the Company’s share capital that may be completed pursuant to this resolution will not exceed $ 500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency), it being specified that:
-    this amount will be increased, if applicable, for any redemption premium above nominal value, and

-    this limit does not apply to securities the issuance of which is decided or authorized by the Board of
Directors in accordance with Article L. 228-40 of the French Commercial Code,

decides that if the issuance of shares or securities referred to above is not subscribed for in full, the Board of Directors, in accordance with the provisions set forth in the law and in the order of its choice, may use any or all of the rights referred to in Article L. 225-134 of the French Commercial Code, in particular it may:
-    limit the issuance to the number of subscriptions, provided that the subscriptions reach at least three quarters of the issuance initially decided,

-    freely allocate, at its own discretion to persons of its choice, all or part of the securities not subscribed for,
and

-    publicly trade all or part of the issued but not subscribed-for securities, in France or abroad,

decides that the issue price of the shares that may be issued by virtue of the present delegation will be determined by the Board of Directors and will at least be equal to the average of the weighted average price by trading volumes of a share of the Company on the Nasdaq Global Market over the five trading days preceding the determination of the issue price, subject to a maximum discount of 5% (it being specified, however, that, if, when the present delegation is used, the Company’s shares are admitted to trading on a regulated market recognized as such by the French Autorité des Marchés Financiers, the price will be determined in accordance with the provisions of Article L. 225-136-1 of the French Commercial Code), taking into account, if applicable, the difference in the dividend entitlement date, and it being specified that the issue price of the securities giving access to the share capital issued by virtue of the present delegation will be such that the amount immediately received by the Company and the amount likely to be received by it at the time of the exercise or of the conversion of said securities, shall, for each ordinary share issued as a consequence of the issue of said securities, be at least equal to the minimum amount above mentioned, decides that the delegation is granted to the Board of Directors for a period of twenty-six (26) months as from the date of this Shareholders’ Meeting, decides that the Board of Directors is granted all powers, with the right of sub-delegation under the conditions established by applicable laws and regulations, to implement, in accordance with provisions set forth in the law and the by-laws, the present delegation in order to, notably:
-    set the dates, conditions and modalities of any issue, as well as the form and the characteristics of the shares or securities giving access to the Company’s share capital to be issued, with or without premium,

-    determine the amounts to be issued, the dividend entitlement date, which may be retroactive, of the shares or securities giving access to the Company’s share capital to be issued, the method of payment, and as the case may be, the terms of exercise of the right to exchange, conversion, reimbursement or allocation in any other manner of shares or securities giving access to the Company’s share capital,

-    make any adjustment required in order to protect the interests of the holders of rights attached to the securities that shall be issued giving access to the Company’s share capital, in accordance with legal and regulatory requirements as well as applicable contractual provisions,

-    and, suspend, as necessary, the exercise of the rights attached to the securities for a maximum period of three months,

decides that the Board of Directors may:
-    at its sole initiative and whenever it deems it appropriate, charge the expenses, rights and fees generated by the share capital increases performed by virtue of the delegation mentioned in this resolution, from the total amount of the premium related to those transactions and withdraw, from the amount of such premium, the necessary amounts in order to bring the legal reserve to one-tenth of the new amount of the share capital after each increase,

-    take any decision in relation to the admission of the securities issued hereby to trading on the Nasdaq
Global Market, and

-    more generally, enter into any agreement, notably to successfully complete the proposed issue of shares or securities, take all measures and carry out all formalities for the purpose finalizing the share capital increases that may be made pursuant to this delegation, as well as to carry out the corresponding amendment of the Company’s by-laws.

Sixteenth resolution
Delegation of authority to the Board of Directors to increase the Company’s share capital through incorporation of premiums, reserves, profits or any other amounts that may be capitalized
The Shareholders’ Meeting, acting under the conditions of quorum and majority required under Article L. 225-130 of the French Commercial Code, having reviewed the Board of Directors’ report, and acting in accordance with Articles L. 225-129, L. 225-129-2, and L. 225-130 of the French Commercial Code,
grants to the Board of Directors, with the right to sub-delegate in accordance with applicable law, for a period of twenty-six (26) months from the date of the present shareholders’ meeting, the authority to increase the share capital, on one or more occasions, at times and under the conditions that it deems favorable, through the incorporation into the share capital of premiums, reserves, profits, or other amounts that may be capitalized, followed by the issuance and the free allocation of new shares or the increase of the par value of the existing shares, or by using any combination of these two methods, said shares granting the same rights as the former shares, except for their dividend entitlement date, decides that this authorization shall not be used during a public tender offer by a third party, decides that the total nominal amount of the share capital increases that may be achieved, immediately and/or in the future, pursuant to this resolution shall not exceed €165,680.25. This limit is set without taking into account the par value of the Company’s ordinary shares to be issued, if applicable, in relation to the adjustments carried out in order to protect the interests of holders of rights attached to the securities that shall be issued on the basis of this delegation, in accordance with legal and regulatory requirements as well as applicable contractual provisions, decides, in accordance with Article L. 225-130 of the French Commercial Code, that in case of use of the present delegation by the Board of Directors, rights constituting odd lots will not be negotiable and the corresponding securities will be sold with the proceeds from such sale to be allocated among holders of said rights during the period provided by the regulations, decides that this delegation supersedes all previous delegations for the same purpose.

Seventeenth resolution
Delegation of authority to the Board of Directors to increase the number of securities to be issued as a result of a share capital increase without preserving shareholders’ preferential subscription rights pursuant to items 14 and 15 above

The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the Statutory Auditors’ report, acting in accordance with Articles L. 225-129, L. 225-129-2, L. 225-135, L. 225-135-1 et seq., L. 228-91 and L. 228-92 of the French Commercial Code,
grants to the Board of Directors the authority to increase the number of shares or securities to be issued in the event of oversubscription, with or without preserving preferential subscription right, in connection with any increase of the share capital of the Company carried out pursuant to Fourteenth resolution and Fifteenth resolution above, in accordance with the conditions set forth in Articles L. 225-135-1 and R. 225-118 of the French Commercial Code (which, as of the date hereof, permits the issuance of shares or securities at the same price as the initial issuance and up to a limit of 15% of the amount of the initial issuance, within thirty days of the closing date of the initial subscription), such shares conferring the same rights as existing shares, except for their dividend entitlement date, decides that the nominal amount of any share capital increase that may be carried out in application of this resolution will be deducted from the overall limit set forth in the Nineteenth resolution below, decides that the present delegation is granted to the Board of Directors for a period of eighteen (18) months as from the date of this Shareholders’ Meeting, decides that the Board of Directors is granted all powers, with the right to sub-delegate in accordance with applicable law and regulations, to implement, in accordance with applicable law and the Company’s by-laws, the present delegation in order to, notably:
-    set the dates, terms and conditions of any issuance, as well as the form and the characteristics of the shares or securities giving access to the Company’s share capital to be issued, with or without premium,

-    determine the amounts to be issued, the dividend determination date, which may be retroactive, of the shares or securities giving access to the Company’s share capital to be issued, the method of payment, and as applicable, the terms of exercise of the right to exchange, conversion, reimbursement or allocation in any other manner of the securities giving access to the Company’s share capital,

-    make any adjustment required in order to protect the interests of the holders of rights attached to the securities giving access to the Company’s share capital that shall be issued, in accordance with legal and regulatory requirements as well as applicable contractual provisions, and

-    suspend, as necessary, the exercise of the rights attached to the securities for a maximum period of three months,decides that the Board of Directors may:

-    in its sole discretion and whenever it deems it appropriate, charge the expenses and fees generated by the share capital increases performed by virtue of the delegation mentioned in this resolution, to the amount of the premium related to such increases and deduct therefrom the necessary amounts in order to bring the legal reserve to one-tenth of the new share capital amount after each share capital increase,
-    take any decision in relation to the admission of the securities issued to trading on the Nasdaq Global
Market, and

-    more generally, enter into any agreement, in particular to ensure the successful completion of the proposed issuance of shares or securities, take all measures and carry out all formalities for the purpose of finalizing the share capital increases that may be made pursuant to this delegation, as well as to make the corresponding amendment of the Company’s by-laws.

Eighteenth resolution
Delegation of authority to the Board of Directors to increase the Company’s share capital by way of issuing shares and securities giving access to the Company’s share capital for the benefit of members of a Company savings plan (plan d’épargne d’entreprise)

The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the Statutory Auditors’ report, acting in accordance with Articles L. 225-129 et seq. and L. 225-138-1 of the French Commercial Code and Article L. 3332-1 et seq. of the French Labor Code,
grants to the Board of Directors the authority to issue, on one or more occasions in the proportions and at the times it deems appropriate, ordinary shares or any type of securities giving access, by any means, immediately and/or in the future, to the Company’s ordinary shares reserved for participants in a savings plan of the Company or, as applicable, of French or foreign companies affiliated with the Company according to Article L. 225-180 of the French Commercial Code and Article L. 3344-1 of the French Labor Code,
decides that the maximum nominal amount of the increase in share capital that may be completed pursuant to this resolution may not exceed €49,704.08. This limit is set without taking into account the par value of the Company’s ordinary shares to be issued, if applicable, in relation to the adjustments to be carried out in order to protect the rights of holders of securities or other rights giving access to shares, in accordance with legal and regulatory requirements as well as applicable contractual provisions, decides that the total nominal amount of debt securities issued giving access to the Company’s share capital that may be issued pursuant to this resolution shall not exceed $ 500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency), will be deducted from the overall limit set forth in the Nineteenth resolution below, decides that the nominal amount of any share capital increase that may be carried out in application of this resolution will be deducted from the overall limit set forth in the Nineteenth resolution below, specifies that this delegation is granted to the Board of Directors for a period of eighteen (18) months as from the date of the present Shareholders’ Meeting, decides that the issue price of the new shares or securities giving access to the Company’s share capital will be determined by the Board of Directors in accordance with Articles L. 3332-18 to L. 3332-23 of the French Labor Code,
decides to waive, for the benefit of the participants in a savings plan, the shareholders’ preferential subscription rights to the shares or securities giving access by any means, immediately or in the future, to ordinary shares to be issued according to this resolution, decides that the Board of Directors is granted full powers to implement the present delegation, with the right to sub-delegate in accordance with the conditions set forth in applicable laws and regulations, particularly in order to, without limitation:
-    decide that the subscriptions may be completed directly or through employee shareholding funds, or any other structure or entity permitted by applicable laws or regulations;

-    set the dates, terms and conditions of any issuance pursuant to the present resolution, and, set the opening and closing dates of the subscriptions, the dividend entitlement date, the method of payment for shares and other securities giving access to the Company’s share capital, and to set the deadline for the payment for shares and, as applicable, other securities giving access to the Company’s share capital;

-    to apply for the admission to trading of the securities issued, record the completion of the share capital increases and to subsequently amend the Company’s by-laws, to carry out, directly or through an assignee, all transactions and formalities related to the share capital increases and, to charge the expenses of the share capital increases to the amount of the premiums related to such increases, and deduct therefrom the necessary amounts in order to bring the legal reserve to one-tenth of the new share capital amount after each increase.

Nineteenth resolution
Approval of the overall limits pursuant to items 14 to 16 and 18 above

The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report and the Statutory Auditors’ report, decides that:
-    the global nominal amount of the share capital increases which may be completed pursuant to items 14 to
16 and 18 above may not exceed €165,680.25. This limit is set without taking into account the par value of the Company’s ordinary shares to be issued, if applicable, in relation to adjustments to be carried out in order to protect the rights of holders of securities or other rights giving access to shares of the Company, in accordance with legal and regulatory requirements as well as applicable contractual provisions,

-    the global nominal amount of the debt securities that may be issued pursuant to the delegations granted at resolution 14 to 16 and 18 above shall not exceed $500,000,000 (or the corresponding value of this amount for an issuance in a foreign currency or in a monetary unit calculated by reference to multiple currencies).

Twentieth resolution
Amendment to Article 11 of the by-Laws of the Company to provide for the faculty to appoint of a Vice-chairperson of the board of directors

The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report,
decides to amend Article 11 of the by-Laws of the Company to provide for the faculty to appoint of a Vice-chairperson of the board of directors and as a consequence to add a paragraph 11.3. drafted as follows to article 11 of the Company’s by-laws:
“11.3. Vice-chairperson of the board of directors
If it deems it useful, the Board may appoint, from among its members, one or more vice-chairpersons, who must be individuals and whose duties are to preside over meetings of the board of directors and the shareholders general meetings in the absence of the chairperson of the board of directors. The board shall determine the term of office of the vice-chairperson which cannot exceed the term of his or her office as director and may dismiss a vice-chairperson at any time.
Any vice—chairperson may also ask the chairman to convene the board of directors on a specific agenda. In this case, the chairperson of the board of directors must convene the board on a date that may not be later than fifteen days.
If the request is not complied with, the vice-chairperson may convene the meeting and shall indicate the agenda for the meeting.”

Twenty-first resolution
Amendment of Article 12.4 “Meetings of the Board of Directors” of the by-laws to remove the requirement that an in-person board meeting be held for the dismissal of the CEO for any cause other than willful misconduct

The Shareholders’ Meeting, acting under the conditions of quorum and majority required for extraordinary shareholders’ meetings, having reviewed the Board of Directors’ report,
decides to amend as follows Article 12.4 “Meetings of the Board of Directors” of the by-laws to remove the requirement that an in-person Board meeting be held for the dismissal of the CEO for any cause other than willful misconduct:
12.4.    Internal regulations may be adopted by the board of directors providing, among others, that for the calculation of the quorum and of the majority, the directors participating in the meeting of the board by means of visioconference and telecommunication consistent with regulations in force, will be considered as attending the meeting in person. This provision is not applicable for the adoption of a resolution relating to (i) the drawing-up of the annual accounts and of the management report of the board of directors and (ii) to drawing-up of the consolidated accounts and of the management report of the group.

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About Criteo

Criteo (NASDAQ: CRTO) is the global technology company powering the world's marketers with trusted and impactful advertising. 2,700 Criteo team members partner with over 20,000 customers and thousands of publishers around the globe to deliver effective advertising across all channels, by applying advanced machine learning to unparalleled data sets. Criteo empowers companies of all sizes with the technology they need to better know and serve their customers. For more information, please visit www.criteo.com.

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